Exhibit 99.1

Dear Xperi Stockholder:

We are pleased to deliver to you this information statement to inform you that on                  , the board of directors of Xperi Holding Corporation (“Xperi”) approved the distribution of all the then issued and outstanding shares of common stock of [Xperi Product] (“[Xperi Product]”), a wholly owned subsidiary of Xperi, to Xperi stockholders. At the time of the distribution, [Xperi Product] will hold Xperi’s product business.

As previously announced, Xperi intends to separate into two independent, publicly traded companies—one for each of its product and IP licensing businesses. It is expected that after the distribution of [Xperi Product], Xperi will be renamed “Adeia Inc.” (“Adeia”). Once renamed, Adeia is expected to change its symbol to “                ”. Until such time, Xperi will continue to trade on the Nasdaq Global Select Market under the symbol “XPER.“The distribution of [Xperi Product] common stock will occur on                 , 2022 by way of a pro rata dividend to Xperi stockholders. Each Xperi stockholder will be entitled to receive                  shares of [Xperi Product] common stock for every share of Xperi common stock held by such stockholder at the close of business on                 , 2022, the record date of the distribution.

Immediately following the distribution, Xperi stockholders as of the record date for the applicable distribution will own 100% of the [Xperi Product] common stock and [Xperi Product] will become an independent, publicly traded company. Assuming the distribution is completed, immediately following the distribution, Adeia will continue to hold Xperi’s IP licensing business. The Xperi board of directors believes that creating two focused companies is the best way to drive value for all of Xperi’s stakeholders. They also believe that the separation of Xperi’s product and IP licensing businesses will better position both companies to capitalize on significant growth opportunities and focus their resources on their respective businesses and strategic priorities.

We expect the distribution of [Xperi Product] common stock to be tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. You should consult your own tax advisor as to the particular tax consequences of the distribution of [Xperi Product] common stock to you, including potential tax consequences under state, local and non-U.S. tax laws.

Stockholder approval of the distribution is not required. You are not required to take any action to receive your [Xperi Product] common stock and you do not need to pay any consideration or surrender or exchange your Xperi shares to receive your [Xperi Product] common stock.

Immediately following the distribution, you will own shares in both Adeia and [Xperi Product]. We intend to apply to have [Xperi Product]’s common stock listed on the [●] under the symbol “XPER”. In connection with the distribution of [Xperi Product], Adeia is expected to change its stock symbol to “                ”.

The enclosed information statement is being mailed to all Xperi stockholders who held shares of Xperi common stock as of the record date for the distribution of [Xperi Product] common stock. This statement describes the distribution in detail and contains important information about Xperi, [Xperi Product] and the distribution. We urge you to read the information statement carefully.

We want to thank you for your continued support of Xperi, and we look forward to your support of [Xperi Product] in the future.

Sincerely,

Jon Kirchner
Chief Executive Officer and President
Xperi Holding Corporation

[[Xperi Product] LOGO]

Dear [Xperi Product] Stockholder:

[Letter to come]

Sincerely,

[●]
[Chief Executive Officer]
[Xperi Product]

Information included herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Act of 1934, as amended.

Preliminary and Subject to Completion, dated                  , 2022

[[Xperi Product] LOGO]

INFORMATION STATEMENT

[Xperi Product]

Common Stock, Par Value $0.001 Per Share

This information statement is being furnished to the holders of common stock of Xperi Holding Corporation (“Xperi”) in connection with the distribution of shares of common stock of [Xperi Product] (“[Xperi Product]”). [Xperi Product] is a wholly owned subsidiary of Xperi that, at the time of the distribution, will hold Xperi’s product business. Xperi will distribute all the outstanding shares of [Xperi Product] common stock on a pro rata basis to its common stockholders.

[Xperi Product] is organized as a corporation under the laws of the State of Delaware.

For every share of Xperi common stock held of record by you as of the close of business on                 , 2022, the record date for the distribution, you will receive                  shares of [Xperi Product] common stock. No fractional shares of [Xperi Product] common stock will be issued. Instead, you will receive cash in lieu of any fractional shares. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your Xperi common stock in the “regular-way” market after the record date and before the separation and distribution, you will also be selling your right to receive shares of [Xperi Product] common stock in connection with the separation and distribution. We expect the shares of [Xperi Product] common stock to be distributed by Xperi to you on                  , 2022. We refer to the date of distribution of [Xperi Product] common stock as the “distribution date.” After the distribution, we will be an independent, publicly traded company.

No vote of Xperi stockholders is required or being sought to effect the distribution. Therefore, you are not being asked for a proxy to vote on the separation or the distribution, and you are requested not to send us a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Xperi common stock or take any other action to receive your shares of [Xperi Product] common stock.

The distribution is intended to be tax-free to Xperi stockholders for United States federal income tax purposes, except for cash received in lieu of fractional shares. The distribution is subject to the satisfaction or waiver by Xperi of certain conditions, including the receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) confirming that the distribution and certain transactions entered into in connection with the distribution generally will be tax-free to Xperi and its shareholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. Cash received in lieu of any fractional shares of Xperi common stock will generally be taxable to you.

Xperi currently owns all the outstanding shares of [Xperi Product]. Accordingly, there is no current trading market for [Xperi Product] common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop as early as the trading day prior to the record date for the distribution, and we expect “regular-way” trading of [Xperi Product] common stock to begin on the distribution date. [Xperi Product] intends to apply to have its common stock authorized for listing on the [●] under the symbol “XPER.”

Following the separation and distribution, [Xperi Product] will qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as [Xperi Product] remains an emerging growth company, it may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 19.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                  , 2022 and is first being mailed to Xperi stockholders on or about                 , 2022.

PRESENTATION OF INFORMATION

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about [Xperi Product] assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “[Xperi Product],” “we,” “us,” “our,” “our company” and “the company” refer to [Xperi Product], a Delaware corporation, and its consolidated subsidiaries after giving effect to the separation and distribution. Unless the context otherwise requires, references in this information statement to “Xperi” refer to Xperi Holding Corporation, a Delaware corporation, and its consolidated subsidiaries other than, for all periods following the separation and distribution, [Xperi Product]. References in this information statement to [Xperi Product]’s historical assets, liabilities, products, business or activities are generally intended to refer to the historical assets, liabilities, products, business or activities of the [Xperi Product] business as it was conducted as part of Xperi and its subsidiaries prior to the spin-off. Unless the context otherwise requires, references in this information statement to the “separation” or the “spin-off” refer to the separation of [Xperi Product] from Xperi’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, [Xperi Product].

Unless otherwise indicated or the context otherwise requires, this information statement describes [Xperi Product] as if the Internal Reorganization and Business Realignment (each as defined in the section entitled “The Separation and Distribution”) have been completed and as if [Xperi Product] held the product business of Xperi during all periods described. As a result, references in this information statement to [Xperi Product]’s historical assets, liabilities, products, business or activities are generally references to the applicable assets, liabilities, products, business or activities of Historical Xperi on a pro forma basis as if the Internal Reorganization and Business Realignment had already occurred and [Xperi Product] was a standalone company holding Xperi’s product business. See the section entitled “The Separation and Distribution” for further information.

You should carefully read this entire information statement, which forms a part of the registration statement on Form 10 (the “Form 10”), as well as (i) the audited combined financial statements of [Xperi Product] and notes thereto, (ii) the audited combined financial statements of TiVo Product for the years ended December 31, 2019 and 2018, and (iii) the unaudited combined financial statements of TiVo Product for the three months ended March 31, 2020 and 2019, which are incorporated by reference herein and filed as Exhibits 99.2, 99.3 and 99.4, respectively, to the Form 10 of which this information statement forms a part. The combined financial statements included for TiVo Product are presented to provide readers an understanding of the product business of Pre-Merger TiVo. Some of the statements in this information statement constitute forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

CERTAIN DEFINED TERMS

Unless otherwise indicated or the context otherwise requires, references in this information statement to:

•

“Adeia” refers to Xperi and its consolidated subsidiaries, following the distribution of [Xperi Product], at which time Adeia will hold the IP licensing business of Xperi and is expected to be renamed “Adeia Inc.”;

•	“Business Realignment” has the meaning set forth in the section titled “The Separation and Distribution”;

•	“distribution” refers to the transaction in which Xperi will distribute to its stockholders all of the then issued and outstanding shares of [Xperi Product] common stock;

•	“distribution date” refers to the date of the distribution, which is expected to be on , 2022;

•	“Internal Reorganization” refers to the meaning set forth in the section titled “The Separation and Distribution”;

•	“Mergers” refers to the merger of Pre-Merger Xperi and Pre-Merger TiVo pursuant to an all-stock merger of equals transaction consummated on June 1, 2020;

•	“Pre-Merger TiVo” refers to TiVo Corporation and its consolidated subsidiaries prior to the Mergers;

•	“Pre-Merger Xperi” refers to Xperi Corporation and its consolidated subsidiaries prior to the Mergers;

•	“record date” refers to , 2022, the date set by the Xperi board of directors to determine the Xperi stockholders eligible to receive the distribution of [Xperi Product] common stock;

•	“separation” refers to the transaction in which [Xperi Product] will be separated from Xperi;

•	“TiVo Acquisition” refers to the acquisition of TiVo Inc. (renamed TiVo Solutions Inc.) by Rovi Corporation in a cash and stock transaction consummated on April 28, 2016;

•	“TiVo Product” refers to the product business of Pre-Merger TiVo;

•

“[Xperi Product],” “we,” “us,” “our” and “the Company” refer to [TiVo Product HoldCo LLC], the newly formed holding company for Xperi’s product business and its consolidated subsidiaries after giving effect to the Internal Reorganization and Business Realignment, resulting in [Xperi Product] holding the product business of Xperi;

•	“[Xperi Product] common stock” refers to the shares of common stock, par value $0.001 per share, of [Xperi Product];

•	“Xperi” or “Historical Xperi” refers to Xperi Holding Corporation, a Delaware corporation, and its consolidated subsidiaries, prior to the distribution of [Xperi Product]; and

•	“Xperi stockholders” refers to holders of record of the common stock of Xperi in their capacity as such.

SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the separation and distribution or other information that may be important to you. To better understand the separation, distribution and our business and financial position, you should carefully review this entire information statement.

Our Company

Our company, [Xperi Product], comprises a portfolio of software and services that address one of the biggest consumer trends in entertainment today – the massive proliferation of content and the rapidly changing habits for how consumers are finding, watching and enjoying entertainment. We offer consumers a unique and seamless end-to-end entertainment experience, from choice to consumption, in the home, in the car and on-the-go. Additionally, through our technology solutions, we can offer our customers and partners additional ways to monetize that consumption. We group our business into four categories based on the products delivered and customers served: Consumer Electronics, Pay-TV, Connected Car and Platform Solutions.

Strategy and Solutions

Xperi invents, develops and delivers technologies that enable extraordinary experiences. In the home, in the car and on the go, we manage content and connections in a way that is smart, immersive and personal. We do this by developing ground-breaking innovations that enhance how consumers interact with products and services on a daily basis. Our inventions are focused on driving increased value for partners, customers and consumers across multiple end-markets.

Key elements of our strategy by end-market include:

•

Consumer Electronics: Provide innovative audio and media technology for consumer devices that enhances how people consume their entertainment content in the home, in the car and on the go. Also, we are utilizing our machine-learning capabilities through an internally incubated AI chip company that delivers datacenter-class accuracy and performance to edge-based devices at ultra-low power.

•

Pay-TV: Transform the traditional television user experience from linear multi-channel video program distribution (“MVPD”) with cloud based digital video recording (“DVR”) to a modern content discovery platform that breaks down content silos and boundaries, creating a unified media experience that enables unprecedented end user engagement.

•	Connected Car: Deliver unique automotive entertainment experiences as well as ground-breaking safety solutions.

•

Platform Solutions: Leverage our video streaming and personalized content discovery platforms that combine vMVPD (virtual MVPD), subscription video on demand (“SVOD”), ad-based video on demand (“AVOD”) and free ad supported television (“FAST”) in a unified end user experience with embedded technology to monetize consumer engagement with connected TV advertising.

Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will continue to be an emerging growth company until the earliest to occur of:

•	the last day of the fiscal year following the fifth anniversary of the distribution;

•	the last day of the fiscal year with at least $1.07 billion in annual revenues;

•

the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means that we have been public for at least twelve months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter; or

•	the date on which we have issued more than $1.0 billion of non-convertible debt during the prior three-year period

Until we cease to be an emerging growth company, we may take advantage of reduced reporting requirements generally unavailable to other public companies. Those provisions allow us to:

•

provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation;

•	not provide an auditor attestation of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended; and

•	not hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to adopt the reduced disclosure requirements described above for purposes of the information statement. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders. As a result of these elections, the information that we provide in this information statement may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

See “Risk Factors—Risks Related to Ownership of Our Common Stock—For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies” for certain risks related to our status as an emerging growth company.

Summary Risk Factors

An investment in our common stock is subject to several risks associated with our business, the spin-off, and ownership of [Xperi Product] common stock. The following list of risk factors is not exhaustive. Please read carefully the risks relating to these and other matters described under the section entitled “Risk Factors” beginning on page [●].

An investment in [Xperi Product] common stock is subject to several areas of risk which may affect our operations or stock price, including the following:

Risks Related to our Business

•	Our business and results of operations have been, and are expected to continue to be, impacted by the global COVID-19 pandemic.

•	The long-term success of our business is dependent on a royalty-based business model, which is inherently risky.

•	Our licensees may delay, refuse to or be unable to make payments to us due to financial difficulties or otherwise, or shift their licensed products to other companies to lower their royalties to us.

•	It is difficult for us to verify royalty amounts owed to us under our licensing agreements, and this may cause us to lose revenue.

•	If we fail to develop and timely deliver innovative technologies and services in response to changes in our markets and industries, our business could decline.

•	Our products and services face intense competition from various sources, and we may not be able to compete effectively.

•	We face competitive risks in the provision of entertainment offerings involving the distribution of digital content provided by third-party application providers through broadband.

•	Our pursuit of acquisitions and divestitures may adversely affect our business operations or stock price if we cannot successfully execute our strategies.

•	If we fail to protect and enforce our intellectual property rights, contract rights, and our confidential information, our business will suffer.

•

If we are unable to further penetrate the streaming and downloadable content delivery markets and adapt our technologies for those markets, our royalties and ability to grow our audio business could be adversely impacted.

•

Our failure to adequately manage our increasingly complex distribution agreements, including licensing, development and engineering services, may cause unexpected delays and loss of revenue in the deployment of advanced television solutions.

•	We depend on a limited number of third parties to design, manufacture, distribute and supply hardware devices upon which our TiVo software and service operate.

•	We maintain inventories of TiVo-branded products based on our demand forecast, which may be incorrect and lead to excess or insufficient inventory.

•

Further deterioration of trade relations between the United States and China, other trade conflicts and barriers, economic sanctions, and national security protection policies could limit or prevent existing or potential customers from doing business with us.

•	Our systems, networks and online business activities are subject to cybersecurity and stability risks, information technology system failures, and security breaches.

•

The nature of our business requires the application of complex accounting principles. Significant changes in U.S. generally accepted accounting principles (“GAAP”) could materially affect our financial position and results of operations.

•	New governmental regulations or new interpretations of existing laws, including legislative initiatives, could cause legal uncertainties and result in harm to our business.

Risks Related to the Separation

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our separation.

•

If the distribution, together with certain related transactions, were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then we could be subject to significant tax and indemnification liability and stockholders receiving [Xperi Product] common stock in the distribution could be subject to significant tax liability.

•	The IRS may assert that the Mergers cause the distribution and other related transactions to be taxable to Xperi, in which case we could be subject to significant indemnification liability.

•	We will be subject to continuing contingent tax-related liabilities of Xperi following the distribution.

•

We will agree to numerous restrictions to preserve the tax-free treatment of the distribution and certain related transactions in the United States, which may reduce our strategic and operating flexibility.

•

Neither [Xperi Product’s] financial information nor our pro forma combined financial information are necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

•	Following the separation and distribution, we may not enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a part of Xperi.

•

Our customers, prospective customers, suppliers, or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

•

In connection with our separation we will assume, and indemnify Adeia for, certain liabilities. If we are required to make payments pursuant to these indemnities, we may need to divert cash to meet those obligations and our financial results could be negatively impacted. In addition, Adeia will assume, and indemnify us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of liabilities for which we will be allocated responsibility, and Adeia may not be able to satisfy their indemnification obligations in the future.

•	Until the distribution occurs, Xperi has the sole discretion to change the terms of the distribution.

•	The business separation and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

•

If we fail to maintain effective internal control over financial reporting, our ability to produce accurate financial statements could be impaired, which could increase our operating costs and affect our ability to operate our business.

•

We have identified material weaknesses in our internal control over financial reporting which could adversely affect our ability to report our financial and operating results accurately or on a timely basis, and impact overall investor confidence and the value of our common stock.

The above list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Corporate Information

[Xperi Product] was incorporated in the State of Delaware on June 30, 2021. The current address of [Xperi Product]’s principal executive offices is 2160 Gold Street, San Jose, California 95002. [Xperi Product] can be contacted by calling (408) 519-9100. Our website address is [●]. The reference to our website is a textual reference only. Information on our website, any website directly or indirectly linked to our website, or any other website mentioned in this information statement does not constitute in any way part of this information statement and is not incorporated by reference into this information statement, and you should not rely on any such information in making an investment decision.

Trademarks indicated by use of the symbols ® or ™ are trademarks of Xperi or [Xperi Product] or their respective affiliated companies or respective owners.

SUMMARY OF THE SEPARATION AND DISTRIBUTION

The following is a summary of the material terms of the separation, distribution and other related transactions. For a more detailed description of the matters described below, see the section entitled “The Separation and Distribution” beginning on page [●].

Distributing company	Xperi Holding Corporation

Distributed company	[Xperi Product], a Delaware corporation and a wholly owned subsidiary of Xperi that will be the holding company for Xperi’s product business. Following the distribution, [Xperi Product] will be an independent, publicly traded company.

Distribution ratio	Each Xperi stockholder will receive shares of [Xperi Product] common stock for every share of Xperi common stock held on , 2022, the record date for the distribution. Xperi stockholders may also receive cash in lieu of any fractional shares, as described below.

Distributed securities

In the distribution, Xperi will distribute to Xperi stockholders all of the then issued and outstanding shares of [Xperi Product] common stock. Following the separation and distribution, [Xperi Product] will be a separate company, and Adeia will not retain any ownership in [Xperi Product].

The actual number of shares of [Xperi Product] common stock that will be distributed will depend on the number of shares of Xperi common stock outstanding on the record date.

Immediately following the distribution, Xperi stockholders will own shares in both [Xperi Product] and Adeia. In connection with the distribution of [Xperi Product], Adeia is expected to change its stock symbol to “            ”.

Fractional shares	Xperi will not distribute any fractional shares of [Xperi Product] common stock. Instead, if you are a registered holder, , the distribution agent will aggregate all fractional shares that would have otherwise been issued in the distribution into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of all Xperi stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to those stockholders (net of any required withholding for taxes applicable to each stockholder) who otherwise would have been entitled to receive a fractional share in the distribution. Xperi stockholders who receive cash in lieu of fractional shares will not be entitled to any interest on amounts paid in lieu of fractional shares. Any cash received in lieu of fractional shares generally will be taxable to Xperi stockholders as described in the section entitled “U.S. Federal Income Tax Consequences of the Distribution.”

Record date	The record date for the distribution is the close of business on , 2022.

Distribution date	The distribution date is expected to be on , 2022.

Distribution	On the distribution date, Xperi will issue shares of [Xperi Product] common stock to all Xperi stockholders as of the record date based on the distribution ratio. The shares of [Xperi Product] common stock will be issued electronically in direct registration or book-entry form and no certificates will be issued.

Commencing on or shortly following the distribution date, the distribution agent will mail to stockholders who hold their shares directly with Xperi (registered holders) a direct registration account statement that reflects the shares of [Xperi Product] common stock that have been registered in their name.

For shares of Xperi common stock that are held through a bank, the bank will credit the stockholder’s account with the [Xperi Product] common stock they are entitled to receive in the distribution.

Xperi stockholders will not be required to make any payment, to surrender or exchange their shares of Xperi common stock or to take any other action to receive their shares of [Xperi Product] common stock in the distribution.

If you are an Xperi stockholder on the record date and decide to sell your shares on or before the distribution date, you may choose to sell your Xperi common stock with or without your entitlement to receive [Xperi Product] common stock in the distribution. Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution, it is expected that there will be two markets in Xperi common stock: a “regular-way” market and an “ex-distribution” market. Shares of Xperi common stock that are traded in the “regular-way” market will trade with the entitlement to receive the [Xperi Product] common stock that is distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without the entitlement to receive the shares of [Xperi Product] common stock distributed pursuant to the distribution. Consequently, if you sell your shares of Xperi common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will also be selling your right to receive [Xperi Product] common stock in the distribution.

Conditions to the distribution

The distribution is subject to the satisfaction of the following conditions, among other conditions described in this information statement:

•   The SEC having declared effective the Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement having been distributed to Xperi stockholders;

•   the listing of [Xperi Product] common stock on [●] having been approved, subject to official notice of issuance;

•   [the Xperi board of directors having received an opinion from a nationally recognized independent appraisal firm to the effect that, following the distribution, [Xperi Product] and Xperi will each be solvent and adequately capitalized, and that Xperi has adequate surplus under Delaware law to declare the dividend of [Xperi Product] common stock;]

•   the Internal Reorganization and Business Realignment having been effectuated prior to the distribution date;

•   the Xperi board of directors having declared the dividend of [Xperi Product] common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•   Xperi having elected the individuals to be members of our board of directors following the distribution, and certain directors as set forth in the separation agreement having resigned from the Xperi board of directors;

•   each of us and Xperi and each of our or its applicable subsidiaries having entered into all ancillary agreements to which it and/or any such subsidiary is contemplated to be a party;

•   no events or developments having occurred or exist that make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of Xperi or its stockholders;

•   no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the separation agreement, shall be pending, threatened, issued or in effect; and

•   the receipt by Xperi of an opinion of Skadden, in form and substance satisfactory to Xperi (in its sole discretion) (the “Tax Opinion”), substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

The fulfillment of these conditions does not create any obligation on Xperi’s part to effect the distribution, and the Xperi board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Stock exchange listing

We intend to file an application to list the shares of [Xperi Product] common stock on [●] under the symbol “XPER.”

We anticipate that as early as the trading prior to the record date, trading in shares of [Xperi Product] common stock will begin on a “when-issued” basis and that this “when-issued” trading market will continue through the last trading day prior to the distribution date. See the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date.”

Transfer agent	[●]

[Xperi Product]’s indebtedness	We do not anticipate that [Xperi Product] will have any material indebtedness.

Risks relating to [Xperi Product], ownership of [Xperi Product] common stock and the distribution	Our business is subject to both general and specific risks, including risks relating to our business, to our relationship with Adeia following the separation and distribution and to us being a separate, publicly traded company. You should read carefully the section entitled “Risk Factors.”

Tax considerations	It is a condition to the distribution that Xperi receive the Tax Opinion, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction for U.S. federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code. Additionally, Xperi has received a private letter ruling from the Internal Revenue Service (the “IRS”), substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction for U.S. federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code (the “IRS Ruling”).

Assuming the distribution so qualifies, no gain or loss will be recognized by Xperi stockholders, and no amount will be included in the income of an Xperi stockholder, upon the receipt of shares of [Xperi Product] common stock pursuant to the distribution. However, any cash payments made in lieu of fractional shares will generally be taxable to the stockholder. For a more detailed discussion, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution.”

Certain agreements with Xperi	We will enter into the separation agreement with Xperi (which will, after the separation of [Xperi Product], become Adeia) to effect the separation and distribution and provide a framework for our relationship with Adeia after the separation and distribution. We also intend to enter into various other agreements with Xperi, including [a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements, transition service agreement and certain other intellectual property, services, supply and real estate agreements]. These agreements will provide, among other things, for the allocation between us and Adeia of the assets, liabilities and obligations of Xperi (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Xperi and will govern certain relationships between us and Adeia. For a discussion of these arrangements, see the section entitled “Certain Relationships and Related Party Transactions.”

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is [Xperi Product] and why is Xperi separating its product business and distributing [Xperi Product] common stock?

Prior to the completion of the Mergers on June 1, 2020, each of Pre-Merger Xperi and Pre-Merger TiVo was a standalone, publicly traded company. Pre-Merger Xperi operated a global business that included a product licensing segment and a semiconductor and IP licensing segment. Pre-Merger TiVo operated a global business that included a product segment and an IP licensing segment.

As a result of the Mergers, each of Pre-Merger Xperi and Pre-Merger TiVo became a subsidiary of Xperi. In connection with their entry into the merger agreement, Pre-Merger Xperi and Pre-Merger TiVo contemplated that, at some point following the Mergers, Xperi may pursue, subject to the approval of the Xperi board of directors and any required regulatory approvals, the separation of the combined company, Xperi, into two independent, publicly traded companies—one for each of the combined company’s product and IP licensing businesses. Following the closing of the Mergers, Xperi announced its intention to pursue, subject to the approval of the Xperi board of directors and any required regulatory approvals, such separation.

In connection with the separation of Xperi’s product and IP licensing businesses, Xperi will undertake the Internal Reorganization and Business Realignment, such that, at the time of distribution, [Xperi Product] will hold, directly or indirectly, Xperi’s product business. [Xperi Product] is a newly formed holding company for Xperi’s product business and the separation will be effected by way of a pro rata dividend of [Xperi Product] common stock to Xperi stockholders. Following the separation and distribution, [Xperi Product] will be a separate company, and the remaining company will not retain any ownership interest in [Xperi Product].

The separation of us from Xperi and the distribution of [Xperi Product] common stock are each intended to provide Xperi stockholders with equity investments in separate companies that will be able to focus on their respective businesses, with [Xperi Product] offering consumers a unique and seamless end-to-end entertainment experience through Consumer Electronics, Connected Car, Pay-TV and Platform Solutions. The separation is expected to enhance the long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background of the Distribution” and “The Separation and Distribution—Reasons for the Separation and Distribution.”

Why am I receiving this document?	We are delivering this document to you because you are an Xperi stockholder as of the close of business on , 2022, the record date for the distribution. As an Xperi stockholder as of the record date, you are entitled to receive shares of [Xperi Product] common stock for every share of Xperi common stock that you hold at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Xperi and your investment in [Xperi Product] after the separation.

What are the reasons for the separation?	The Xperi board of directors believes that the separation of Xperi into two independent, publicly traded companies through the separation of Xperi’s product and IP licensing businesses is in the best interests of Xperi and its stockholders and is the best available opportunity to unlock the value of Xperi’s business.

The Xperi board of directors (as described in the section entitled “The Separation and Distribution—Background of the Distribution”), considered a wide variety of factors in evaluating the planned separation and distribution and in deciding to proceed with the distribution, including the risk that the distribution is abandoned and not completed. Among other things, the Xperi board of directors considered the following potential benefits of the separation and distribution:

•   Increased Management Focus on Core Business and Distinct Opportunities. The separation will enable the respective management teams to adopt strategies and pursue objectives specific to their respective businesses, and better focus on strengthening their respective core businesses and operations;

•   Improved Operational and Strategic Flexibility. The separation will permit each business to pursue its own business interests, operating priorities and strategies more effectively, and will enhance operational flexibility for both businesses, particularly in dealing with suppliers and customers;

•   Focused Capital Allocation. The separation will eliminate competing priorities for capital allocation between Xperi’s product and IP licensing businesses;

•   Distinct Investment Profile. The separation will simplify how investors evaluate each business, streamline the investment profiles of both businesses and may enhance their marketability; and

•   Better Talent Recruitment and Retention. The separation will improve access to talent by allowing each company to capitalize on their distinct cultures and recruitment strategies.

The Xperi board of directors also considered a number of potentially negative factors, including Xperi Product’s ability to be profitable on a standalone basis, Adeia continuing to develop new patentable innovations with fewer engineers and no associated product business, and the loss of synergies from ceasing to operate as part of a larger, more diversified company, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to the businesses and loss or dilution of brand identities, possible increased administrative costs and one-time separation costs, restrictions on each company’s ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the distribution and certain related transactions for U.S. federal income tax purposes, and the potential inability to realize the anticipated benefits of the separation and distribution.

The Xperi board of directors concluded that the potential benefits of pursuing the separation and distribution outweighed the potentially negative factors in connection therewith. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation and Distribution” and “Risk Factors.”

The Xperi board of directors also considered these potential benefits and potentially negative factors in light of the risk that the distribution is abandoned or otherwise not completed, resulting in Xperi not separating into the intended separate publicly traded companies. The Xperi board of directors believes that the potential benefits to Xperi stockholders discussed above apply to the separation of the intended two businesses and that the creation of each independent company, with its distinctive business and capital structure and ability to focus on its specific growth plan, will provide Xperi stockholders with greater long-term value than retaining one investment in the combined company.

Why is the separation of [Xperi Product] structured as a distribution?	Xperi currently believes the separation by way of distribution is the most efficient way to separate its product business from Xperi for various reasons, including that a separation by way of distribution will (i) offer a high degree of certainty of completion in a timely manner, lessening disruption to current business operations; (ii) provide a high degree of assurance that decisions regarding [Xperi Product]’s capital structure will align with its business objectives and provide the continued financial flexibility and financial stability to support its long-term growth and generate stockholder returns; and (iii) generally be tax-free to Xperi stockholders for U.S. federal income tax purposes (except for any cash received in lieu of fractional shares). Xperi believes that a tax-free separation will enhance the value of both Xperi and [Xperi Product]. See the section entitled “The Separation and Distribution—Reasons for the Separation and Distribution.”

What do I have to do to participate in the distribution?	You are not required to take any action to receive your [Xperi Product] common stock, although you are urged to read this entire document carefully. No approval of the distribution by Xperi stockholders is required and Xperi is not seeking your approval. Therefore, [Xperi Product] is not asking you for a proxy to vote on the separation or the distribution, and [Xperi Product] requests that you do not send [Xperi Product] a proxy. You will not be required to pay anything for the shares of [Xperi Product] common stock you will receive in the distribution nor will you be required to surrender or exchange any shares of Xperi common stock to participate in the distribution.

What is the record date for the distribution?	Xperi will determine record ownership as of the close of business on , 2022, which we refer to as the “record date.”

What will I receive in the distribution?	If you hold Xperi common stock as of the record date, on the distribution date you will receive shares of [Xperi Product] common stock for every share of Xperi common stock you held on the record date, as well as a cash payment in lieu of any fractional shares (as discussed below). You will receive only whole shares of [Xperi Product] common stock in the distribution. For a more detailed description, see the section entitled “The Separation and Distribution.”

How will fractional shares be treated in the distribution?

No fractional shares of [Xperi Product] common stock will be distributed. Consequently, you will not receive any fractional shares of [Xperi Product] common stock and instead will receive a cash payment in lieu of any fractional shares you would otherwise have been entitled to receive in the distribution.

Xperi has engaged                  as its distribution agent. The distribution agent will aggregate all fractional shares that would have otherwise been issued in the distribution into whole shares and will sell the whole shares in the open market at prevailing market prices on behalf of all Xperi stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to those stockholders (net of any required withholding for taxes applicable to such stockholder). You will not be entitled to any interest on the amount of payment made to you in lieu of fractional shares.

Will the number of Xperi shares I own change as a result of the distribution?	No, the number of shares you own will not change as a result of the distribution. Immediately following the distribution, you will hold the same number of shares of Xperi (which will, after the separation of [Xperi Product], become Adeia) that you held immediately prior to the distribution. Your proportionate interest will also not change, so you will own the same proportionate amount of Adeia immediately following the separation and distribution that you owned of Xperi immediately prior to the separation and distribution. In connection with the distribution of [Xperi Product], Adeia is expected to change its stock symbol to “ ”.

How many shares of [Xperi Product] common stock will be distributed?	The actual number of shares of [Xperi Product] common stock that will be distributed will depend on the number of shares of Xperi common stock outstanding on the record date. The shares of [Xperi Product] common stock that are distributed will constitute all the then issued and outstanding shares of [Xperi Product] common stock immediately prior to the distribution and Xperi (which will, after the separation of [Xperi Product], become Adeia) will not retain any ownership interest in [Xperi Product] following the distribution. For a more detailed description, see the section entitled “Description of Our Capital Stock.”

When will the distribution occur?	It is expected that the distribution will be effected prior to the opening of trading on the distribution date, subject to the satisfaction or waiver of certain conditions. On or shortly after the distribution date, the whole shares of [Xperi Product] common stock will be credited in book-entry accounts for each stockholder entitled to receive the shares of [Xperi Product] common stock in the distribution. We expect Xperi’s distribution agent to take approximately two weeks after the distribution date to fully distribute to stockholders any cash they are entitled to receive in lieu of fractional shares. See “—How will I receive my shares of [Xperi Product] common stock?” for more information.

If I sell my shares of Xperi common stock on or before the distribution date, will I still be entitled to receive shares of [Xperi Product] common stock in the distribution?	If you are an Xperi stockholder on the record date and decide to sell your shares before the distribution date, you may choose to sell your Xperi common stock with or without your entitlement to receive [Xperi Product] common stock in the distribution. Beginning on or shortly before the record date and continuing through the distribution, it is expected that there will be two markets in Xperi common stock: a “regular-way” market and an “ex-distribution” market. Shares of Xperi common stock that are traded in the “regular-way” market will trade with the entitlement to receive the [Xperi Product] common stock that is distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without the entitlement to receive the shares of [Xperi Product] common stock distributed pursuant to the distribution. Consequently, if you sell your shares of Xperi common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you are also selling your right to receive [Xperi Product] common stock in the distribution.

You should discuss these alternatives with your bank, broker or other nominee. See the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date.”

How will I receive my shares of [Xperi Product] common stock?

Registered stockholders: If you are a registered stockholder (meaning you own your shares of Xperi common stock directly through an account with Xperi’s transfer agent, Computershare Trust Company, N.A., (“Computershare”)), the distribution agent will credit the whole shares of [Xperi Product] common stock you receive in the distribution to your book-entry account with our transfer agent on or shortly after the distribution date. Approximately two weeks after the distribution date, the distribution agent will mail you a book-entry account statement that reflects the number of whole shares of [Xperi Product] common stock you own, along with a check for any cash in lieu of fractional shares you are entitled to receive.

Beneficial stockholders: If you own your shares of Xperi common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of [Xperi Product] common stock you receive in the distribution on or shortly after the distribution date. Your bank, broker or other nominee will also be responsible for transmitting to you any cash payment you are entitled to receive in lieu of fractional shares. Please contact your bank, broker or other nominee for further information about your account and the payment of any cash you are entitled to receive in lieu of fractional shares.

The shares of [Xperi Product] common stock will not be certificated. As a result, no physical stock certificates will be issued to any stockholders. See the section entitled “The Separation and Distribution—When and How You Will Receive the Distribution” for a more detailed explanation.

What are the conditions to the distribution?

The distribution is subject to several conditions, including, among others:

•   the SEC having declared effective the Form 10 under the Exchange Act, no stop order relating to the Form 10 being in effect, no proceedings seeking such stop order is pending before or threatened by the SEC and this information statement having been distributed to Xperi stockholders;

•   the listing of [Xperi Product] common stock on [●] having been approved, subject to official notice of issuance;

•   [the Xperi board of directors having received an opinion from a nationally recognized independent appraisal firm to the effect that, following the distribution, we and Xperi will each be solvent and adequately capitalized, and that Xperi has adequate surplus under Delaware law to declare the dividend of [Xperi Product] common stock;]

•   the Internal Reorganization and Business Realignment as they relate to us having been effectuated prior to the distribution date;

•   the Xperi board of directors having declared the dividend of [Xperi Product] common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•   Xperi having elected the individuals to be the members of our board of directors following the distribution[, and certain directors as set forth in the separation agreement having resigned from the Xperi board of directors];

•   each of us and Xperi and each of our and its applicable subsidiaries having entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;

•   no events or developments having occurred or existing that make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of Xperi or its stockholders;

•   no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the separation agreement, shall be pending, threatened, issued or in effect; and

•   the receipt by Xperi of the Tax Opinion.

The fulfillment of these conditions does not create any obligation on Xperi’s part to effect the distribution, and the Xperi board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Can Xperi decide to cancel the distribution even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction of certain conditions. See the section entitled “The Separation and Distribution—Conditions to the Distribution.” Even if all such conditions are met, Xperi has the ability, in its sole discretion, not to complete the distribution if, at any time prior to the distribution, the Xperi board of directors determines, in its sole discretion, that the distribution is not in the best interests of Xperi or its stockholders, that a sale or other alternative is in the best interests of Xperi or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the product business from Xperi.

What are the U.S. federal income tax consequences of the distribution to me?	The distribution is conditioned on the receipt of the Tax Opinion, in form and substance acceptable to Xperi, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code. Additionally, Xperi has received the IRS Ruling, substantially to the effect that, among other things, the distribution will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code. Assuming the distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of [Xperi Product] common stock pursuant to the distribution. However, any cash payments made instead of fractional shares will generally be taxable to you. For a more detailed discussion, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution.”

How will the distribution affect my tax basis in my shares of Xperi common stock?	Assuming that the distribution is tax-free to Xperi stockholders (except for taxes related to any cash received in lieu of fractional shares), your tax basis in the Xperi common stock held by you immediately prior to the distribution will be allocated between your shares of Xperi common stock and the [Xperi Product] common stock that you receive in the distribution in proportion to the relative fair market values of each immediately following the distribution. For a more detailed discussion, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution.”

Will my shares of Xperi common stock continue to trade following the distribution?	Your Xperi common stock, which will now represent ownership of Adeia, will continue to trade on Nasdaq. In connection with the distribution of [Xperi Product], Adeia is expected to change its stock symbol to “ ”.

How will the distributions affect the operations of Xperi?	It is expected that after the distribution of [Xperi Product], Xperi will be renamed “Adeia Inc.” The remaining company will continue to operate the IP licensing business of Xperi.

How will [Xperi Product] common stock trade?	[Xperi Product] common stock will trade on the [●] under the symbol “XPER.” We anticipate that trading in [Xperi Product] common stock will begin on a “when-issued” basis as early as the trading day prior to the record date for the distribution and will continue through the last trading day prior to the distribution date. When-issued trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. When-issued trades generally settle within two weeks after the distribution date. On the distribution date any when-issued trading of [Xperi Product] common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date.” We cannot predict the trading prices for [Xperi Product] common stock before, on or after the distribution date.

What indebtedness will [Xperi Product] have following the separation?	At the time of the separation, we expect to have no indebtedness, except for certain trade payables and accrued liabilities associated with the product business.

Will the separations affect the trading price of my Xperi common stock?	We expect the trading price of shares of Adeia common stock immediately following the distribution to be lower than the trading price of Xperi common stock immediately prior to the distribution because the trading price will no longer reflect the value of the product business. Furthermore, until the market has fully analyzed the value of Adeia without [Xperi Product] and the value of [Xperi Product] as a standalone company, the trading price of shares of both companies may fluctuate. There can be no assurance that, following the distribution, the combined trading prices of the common stock of us and Adeia will equal or exceed what the trading price of Xperi common stock would have been in the absence of Xperi’s pursuit of the separation, and it is possible the aggregate equity value of the two independent companies will be less than Xperi’s equity value prior to the distribution of us.

Are there risks associated with owning shares of [Xperi Product] common stock?	Yes. Our business is subject to both general and specific risks, including risks relating to our business, our relationship with Adeia following the separation and distribution and of us being a separate, publicly traded company. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” in this information statement.

Does [Xperi Product] intend to pay cash dividends?	[Xperi Product] intends to either pay no cash dividend or a nominal cash dividend depending on [Xperi Product]’s capital allocation needs and discussions with the [Xperi Product] Board of Directors.

What will [Xperi Product]’s relationship be with Adeia following the separation and distribution?	We will enter into the separation agreement with Xperi to effect the separation (including the Internal Reorganization and Business Realignment) and distribution of [Xperi Product]. We will also enter into certain other agreements with Xperi, including [a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements]. These agreements will collectively provide for the terms of the allocation between us and Adeia of the assets, liabilities and obligations of Xperi and its subsidiaries (including its investments, property and employee benefits and tax-related assets and liabilities) and will govern the relationship between us and Adeia subsequent to the completion of the separation and distribution. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Party Transactions.”

Do I have appraisal rights in connection with the separation and distribution?	Xperi stockholders are not entitled to appraisal rights in connection with the separation and distribution.

Who is the transfer agent and registrar for [Xperi Product] common stock?

Following the separation and distribution,                      will serve as transfer agent and registrar for [Xperi Product] common stock.

Computershare currently serves as Xperi’s transfer agent and registrar. In addition,                  will serve as the distribution agent in the distribution and will assist Xperi in the distribution of [Xperi Product] common stock to Xperi stockholders.

Where can I get more information?

If you have any questions relating to the mechanics of the distribution, you should contact the distribution agent at:

Before the separation and distribution, if you have any questions relating to Xperi, you should contact Xperi at:

[●]

After the separation and distribution, if you have any questions relating to Adeia, you should contact Adeia at:

[●]

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and [Xperi Product] common stock. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to ownership of our common stock.

Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our business, results of operations or financial condition. Our operations could be affected by various risks, many of which are beyond our control. Based on current information, we believe that the following identifies the most significant risks that could affect our business, results of operations or financial condition. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements” for more details.

Risks Related to Our Business Operations

Our business and results of operations have been, and are expected to continue to be, impacted by the global COVID-19 pandemic.

Our business and results of operations have been adversely affected by the global COVID-19 pandemic and related events and we expect its impact to continue. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 pandemic on our business, and there is no guarantee that we will be able to address its adverse impacts fully or effectively. The impact to date has included periods of significant volatility in various markets and industries. The volatility has had, and we anticipate it will continue to have, an adverse effect on our customers and on our business, financial condition and results of operations, and may result in an impairment of our long-lived assets, including goodwill, increased credit losses and impairments of investments in other companies. In particular, the automotive market, as well as the broad consumer electronics industries, have been and we anticipate will continue to be impacted by the pandemic and/or other events beyond our control, and further volatility could have an additional negative impact on these industries, customers, and our business. For example, we experienced an approximately 15% decline in our royalty revenue in 2020 from our products sold to the automotive market, such as HD Radio, as compared to the prior year and currently expect automotive royalties will remain below pre-pandemic levels at least in the near-term. In addition, the COVID-19 pandemic and to a lesser extent, U.S. restrictions on trade with certain customers based in China, may continue to impact the financial conditions of our customers, who may not be able to satisfy their obligations under our agreements timely or at all. For example, we recorded an incremental provision for credit losses of approximately $2.0 million and $4.3 million in the first and fourth quarters of 2020, respectively, due to the heightened risk of nonpayment on existing accounts receivable as a result of the impaired financial condition and liquidity positions of certain of our customers. If more of global customer base experiences impaired financial conditions or liquidity positions, it may adversely affect our business, results and financial condition.

In addition, actions by United States federal, state and foreign governments to address the COVID-19 pandemic, including travel bans, stay-at-home orders and school, business and entertainment venue closures, also had a significant adverse effect on the markets in which we conduct our businesses. The COVID-19 pandemic poses the risk that our workforce, suppliers, and other partners may be prevented from conducting normal business activities for an indefinite period of time, including due to shutdowns or stay-at-home orders that may be requested or mandated by governmental authorities. We also implemented policies to allow our employees to work remotely as a result of the pandemic as we reviewed processes related to workplace safety, including social distancing and sanitation practices recommended by the Centers for Disease Control and Prevention. The impacts of the COVID-19 pandemic could also cause delays in obtaining new customers and executing renewals and could also impact our business as consumer behavior changes in response to the slowed economic conditions.

The extent of impacts resulting from the COVID-19 pandemic and other events beyond our control will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the pandemic and actions taken to contain the coronavirus or its impact, the emergence of transmissible or severe strains of coronavirus, the speed at which recently authorized vaccines are administered and the effectiveness of these vaccines in slowing the pandemic, and divergent government orders and actions taken in response to the pandemic, among others. Even after the pandemic has subsided and economic activities gradually reopen and increase, we may continue to experience material and adverse impacts to our business, operating results, and financial condition as a result of the pandemic’s lasting global economic impact, including any recession that has occurred or may occur in the future. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our applicable business, operations or the global economy.

The long-term success of our business is dependent on a royalty-based business model, which is inherently risky.

The long-term success of our business is dependent on future royalties paid to us by customers. Royalty payments under our licenses may be based upon, among other things, the number of subscribers for pay TV, a percent of net sales, a per unit sold basis or a fixed quarterly or annual amount. We are dependent upon our ability to structure, negotiate and enforce agreements for the determination and payment of royalties, as well as upon our customers’ compliance with their agreements. We face risks inherent in a royalty-based business model, many of which are outside of our control, such as the following:

•	the number of subscribers our pay TV customers have or the number of set-top-boxes our pay TV customers provide to their end-user subscribers;

•

the rate of adoption and incorporation of our technology by semiconductor manufacturers, assemblers, foundry, manufacturers of consumer and communication electronics, and the automotive and surveillance industry;

•	the willingness and ability of materials and equipment suppliers to produce materials and equipment that support our licensed technology, in a quantity sufficient to enable volume manufacturing;

•	the ability of our customers to purchase such materials and equipment on a cost-effective and timely basis;

•	the length of the design cycle and the ability of us and our customers to successfully integrate certain of our imaging technologies into their integrated circuits;

•	the demand for products that incorporate our licensed technology;

•	the cyclicality of supply and demand for products using our licensed technology;

•	the impact of economic downturns; and

•	the impact of poor financial performance of our customers.

For example, the ability to enjoy digital entertainment content downloaded or streamed over the internet has caused some consumers to elect to cancel their pay TV subscriptions. If our pay TV customers are unable to maintain their subscriber bases, the royalties they owe us may decline.

Our licensees may delay, refuse to or be unable to make payments to us due to financial difficulties or otherwise, or shift their licensed products to other companies to lower their royalties to us.

A number of our customers may face severe financial difficulties from time to time. Customers may face financial difficulties which may result in their inability to make payments to us in a timely manner, or at all. These risks may be heightened by operating and cash flow disruptions these companies face as a result of the

COVID-19 pandemic. In addition, we have had a history of, and we may in the future experience, customers that delay or refuse to make payments owed to us under license or settlement agreements. Our customers may also merge with or may shift the manufacture of licensed products to companies that are not currently licensees of technology. This could make the collection process complex and difficult, which could adversely impact our business, financial condition, results of operations and cash flows.

It is difficult for us to verify royalty amounts owed to us under our licensing agreements, and this may cause us to lose revenue.

The terms of our license agreements often require our customers to document their use of our technology and report related data to us on a quarterly basis. Although our license terms generally give us the right to audit books and records of our customers to verify this information, audits can be expensive, time consuming, and may not be cost justified based on our understanding of our customers’ businesses, especially given the international nature of our customers. Our license compliance program audits certain customers to review the accuracy of the information contained in their royalty reports in an effort to decrease the likelihood that we will not receive the royalty to which we are entitled under the terms of our license agreements, but we cannot give assurances that such audits will be effective to that end.

If we fail to develop and timely deliver innovative technologies and services in response to changes in our markets and industries, our business could decline.

The markets for our products, services and technologies are characterized by rapid change and technological evolution and obsolescence, new and improved product introduction, changing consumer demand, increasingly competitive landscape, and evolving industry standards. We will need to continue to expend considerable resources on research and development in the future in order to continue to design, deliver and enhance innovative audio, imaging, media, entertainment, and semiconductor products, services and technologies. The development of enhanced and new technologies, products, and services is a complex, costly and uncertain process requiring high levels of innovation, highly skilled engineering and development personnel, and the accurate anticipation of technological and market trends. Despite our efforts, we:

•	may not receive significant revenue from our current research and development efforts for several years, if at all;

•

cannot assure you that the level of funding and significant resources we are committing for investments in new products, services and technologies will be sufficient or result in successful new products, services or technologies;

•

cannot assure you that our newly developed products, services or technologies can be successfully protected as proprietary intellectual property rights or will not infringe the intellectual property rights of others;

•	cannot assure you that any new products or services that we develop will achieve market acceptance;

•	cannot prevent our products, services and technologies from becoming obsolete due to rapid advancements in technology and changes in consumer preferences;

•	cannot assure you that revenue from new products, services or technologies will offset any decline in revenue from our products, services and technologies which may become obsolete;

•

cannot assure you that our competitors and/or potential customers may not develop products, services or technologies similar to those developed by us, resulting in a reduction in the potential demand for our newly developed products, services or technologies; and

•	may not correctly identify new or changing market trends at an early enough stage to capitalize on market opportunities.

Furthermore, the decision by a party dominant in the value chain to provide competing technologies at very low or no cost could cause our customers and other manufacturers not to utilize our technologies or services. Our customers may choose to use technologies that their own in-house engineering teams have developed, or in which they have an interest. Accordingly, our revenue could decline if our customers choose not to incorporate our technologies in their products, or if they sell fewer products incorporating our technologies. Our failure to successfully develop new and improved products, services and technologies, including as a result of any of the risks described above, may reduce our future growth and profitability and may adversely affect our business, results and financial condition.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

Our future success depends, in part, upon our ability to recruit and retain key management, technical, sales, marketing, finance, and other critical personnel. Competition for qualified management, technical and other personnel is intense, and we may not be successful in attracting and retaining such personnel. If we fail to attract and retain qualified employees, including internationally, our ability to grow our business could be harmed. Competition for people with the specific skills that we require is significant. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based compensation. Volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

Our products and services face intense competition from various sources, and we may not be able to compete effectively.

We expect that our technologies will continue to compete with technologies of internal design groups at competing companies or from our customers. The internal design groups of these companies create their own audio, imaging, and media solutions. If these internal design groups design around our patents or introduce unique solutions superior to our technology, they may not need to license our technology. These groups may design technology that is less expensive to implement or that enables products with higher performance or additional features. Many of these groups have substantially greater resources, greater financial strength and lower cost structures which may allow them to undercut our price. They also have the inherent advantage of access to internal corporate strategies, technology roadmaps and technical information. As a result, they may be able to bring alternative solutions to market more easily and quickly. We face competitive risks across all our business, including:

•

our audio technologies compete with other providers of audio products and services, with Dolby Laboratories as the primary competitor in high-definition audio processing, which enjoys advantages in selling its digital multi-channel audio technology, having introduced such technology before we did, and having achieved mandatory standard status in product categories that we have not, including terrestrial digital TV broadcasts in the United States;

•

our embedded image processing technologies such as Face Detection and our other products compete with other image processing software vendors such as ArcSoft, Inc. as well as internal design groups of mobile phone and digital camera manufacturers providing similar technologies by employing different approaches;

•

our platform faces significant competition from companies that produce and market program guides as well as television schedule information in a variety of formats, including passive and interactive on-screen electronic guide services, online listings, over the top applications and against customers and potential customers who choose to build their own interactive program guide including both those who do and those who do not elect to license our patents;

•

our advanced video solutions compete with other CE products and home entertainment services (such as Roku, Apple TV, Amazon FireTV and Chromecast) as well as products and service offerings built by other service providers or their suppliers for consumer spending; and

•

our competitive position is affected by the rate of adoption and incorporation of our technology by semiconductor manufacturers, assemblers, foundries, manufacturers of consumer and communication electronics, and the automotive and surveillance industry.

In the future, our licensed technologies may also compete with other emerging technologies that may be less expensive and provide higher performance than our solutions. Companies with these competing technologies may also have greater resources. Technological change could render our technologies obsolete, and new, competitive technologies could emerge that achieve broad adoption and adversely affect the use of our technologies and intellectual property.

Some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do, may enjoy greater brand recognition than we do, or may have more experience or advantages than we have in the markets in which they compete. Further, many of the consumer hardware and software products that include our technologies also include technologies developed by our competitors. As a result, we must continue to invest significant resources in product development in order to enhance our technologies and our existing products and services and introduce new high-quality technologies, products and services to meet the wide variety of such competitive pressures. Our ability to generate revenue from our business will suffer if we fail to do so successfully.

We face competitive risks in the provision of entertainment offerings involving the distribution of digital content provided by third-party application providers through broadband.

We have previously launched access in certain of our products and services to the entertainment offerings of Amazon Prime Video, Netflix, Hulu Plus, HBO Max, Disney+, VUDU, Pandora and others for the distribution of digital content directly to broadband-connected TiVo devices. These entertainment offerings typically involve no significant long-term commitments. We face competitive, technological and business risks in our ongoing provision of entertainment offerings involving the distribution of digital content through broadband to consumer televisions with such offerings, including the availability of premium and high-definition content, as well as the speed and quality of the delivery of such content to TiVo devices. For instance, we face increased competition from a growing number of broadband-enabled devices from providers such as Roku, Apple TV, Amazon Prime Video and Chromecast that provide broadband delivered digital content directly to a consumer’s television connected to such a device. Additionally, we face competition from online content providers and other PC software providers who deliver digital content directly to a consumer’s personal computer, which in some cases may then be viewed on a consumer’s television. If we are unable to provide a competitive entertainment offering on our own, or an equivalent offering with other third parties, the attractiveness of the TiVo service to new subscribers would be harmed as consumers increasingly look for new ways to receive and view digital content and our ability to retain and attract subscribers would be harmed. Recent rapid transformation in licensing and distribution of digital content has made the industry less predictable and more volatile and if we are unable to adapt to developments in the space our operating results will be harmed.

Our future success depends on our ability to establish and maintain licensing relationships with companies in related business fields, including:

•	Pay-TV service providers;

•	operators of entertainment content distributors, including pay-per-view (“PPV”) and video-on-demand (“VOD”) networks;

•	CE, digital set-top hardware manufacturers, DVD hardware manufacturers and personal computer manufacturers;

•	motion-picture studios;

•	semiconductor and equipment manufacturers;

•	content rights holders;

•	retailers and advertisers;

•	digital rights management suppliers; and

•	internet portals and other digital distribution companies.

Substantially all of our license agreements are non-exclusive, and therefore our licensees are free to enter into similar agreements with third parties, including our competitors. Our licensees may develop or pursue alternative technologies either on their own or in collaboration with others, including our competitors.

Some of our third-party license arrangements require that we license others’ technologies and/or integrate our solutions with others. In addition, we rely on third parties to report usage and volume information to us. Delays, errors or omissions in this information could harm our business. If these third parties choose not to support integration efforts or delay the integration of our solutions, our business could be harmed.

Relationships have historically played an important role in the entertainment industries that we serve. If we fail to maintain and strengthen these relationships, these industry participants may not purchase and use our technologies or facilitate the adoption of our technologies, which will harm our results of operations and prospects and may make it more difficult for us to enter into new markets. In addition, if major industry participants form strategic relationships that exclude us, our business and prospects could be materially adversely affected.

Our pursuit of acquisitions and divestitures may adversely affect our business operations or stock price if we cannot successfully execute our strategies.

We have made several acquisitions, domestically and internationally, and it is our current plan to continue to acquire assets, technologies or companies that we believe are strategic to our future business. Acquisitions involve challenges in terms of successful integration of technologies, products, services and employees. We may not realize the anticipated benefits of the other acquisitions we may complete in the future, and we may not be able to incorporate any acquired services, products or technologies with our existing operations, or integrate personnel from the acquired businesses, in which case our business could be harmed.

If our growth continues, it may place a significant strain on our management team and on our operational and financial systems, procedures, and controls. Our future success will depend, in part, upon the ability of our management team to manage any growth effectively, requiring our management to:

•	recruit, hire, and train additional personnel;

•	implement and improve our operational and financial systems, procedures, and controls;

•	maintain our cost structure at an appropriate level based on the royalties, revenue and cash we forecast and generate;

•	manage multiple concurrent development projects; and

•	manage operations in multiple time zones with different cultures and languages.

Financing for future acquisitions may not be available on favorable terms, or at all. If we use our equity securities to fund the acquisition, it may result in significant dilution to our existing stockholders. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, service offerings, technologies or employees into our existing business and operations. Future acquisitions and divestitures may not be well-received by the investment community, which may cause the value of our stock to fall. We cannot ensure that we will be able to successfully complete any acquisition or divestiture in the future. We may be precluded from engaging in certain divestitures if they would result in the loss to Xperi shareholders of the tax-free status of the distribution of [Xperi Product].

If we fail to protect and enforce our intellectual property rights, contract rights, and our confidential information, our business will suffer.

We rely primarily on a combination of license, development and nondisclosure agreements and other contractual provisions, as well as patent, trademark, trade secret and copyright laws, to protect our technology and intellectual property. If we fail to protect our technology, intellectual property, or contract rights, our customers and others may seek to use our technology and intellectual property without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. Others may also develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents.

We also rely on trade secret laws rather than patent laws to protect other portions of our proprietary technology. Trade secrets can be difficult to protect. The misappropriation of our trade secrets or other proprietary information could seriously harm our business. We protect our proprietary technology and processes, in part, through confidentiality agreements with our employees, consultants, suppliers and customers. We cannot be certain that these contracts have not been and will not be breached, that we will be able to timely detect unauthorized use or transfer of our technology and intellectual property, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If we fail to use adequate mechanisms to protect our technology and intellectual property, or if a court fails to enforce our intellectual property rights, our business will suffer. We cannot be certain that these protection mechanisms can be successfully asserted in the future or will not be invalidated or challenged.

Further, the laws and enforcement regimes of certain countries may not protect our technology and intellectual property to the same extent as do the laws and enforcement regimes of the U.S. In certain jurisdictions we may be unable to protect our technology and intellectual property adequately against unauthorized use, which could adversely affect our business.

We may not be able to protect our brand from third-party infringement or to increase our brand awareness.

Maintaining and strengthening our brands is important to maintaining and expanding our business, as well as to our ability to enter into new markets for our technologies, products and services. If we fail to promote and maintain these brands successfully, our ability to sustain and expand our business and enter into new markets may suffer. Much of the promotion of our brand depends, among other things, on hardware device manufacturing companies and service providers displaying our trademarks on their products. If these companies choose for any reason not to display our trademarks on their products, or if these companies use our trademarks incorrectly or in an unauthorized manner, the strength of our brand may be diluted or our ability to maintain or increase our brand awareness may be harmed. We generally rely on enforcing our trademark rights to prevent unauthorized use of our brand and technologies. Our ability to prevent unauthorized uses of our brand and technologies would be negatively impacted if our trademark registrations were overturned in the jurisdictions where we do business. We also have trademark applications pending in a number of jurisdictions that may not ultimately be granted, or if granted, may be challenged or invalidated, in which case we would be unable to prevent unauthorized use of our brand and logo in such jurisdictions. We have not filed trademark registrations in all jurisdictions where our brand and logo are used.

Our business may suffer if third parties assert that we violate their intellectual property rights.

Third parties may claim that either we or our customers are infringing upon their intellectual property rights. Even if we believe that such claims are without merit, they can be time-consuming and costly to defend against and will divert management’s attention and resources away from our business. Furthermore, third parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products or services in the U.S. and abroad. Claims of intellectual property infringement also might require us to enter into costly settlement or license agreements, pay costly damage awards, or defend or indemnify our customers against judgments, damages, or other losses. Even if we have an agreement that provides for a third party to indemnify us against such costs, the indemnifying party may be unable to perform its contractual obligations under the agreement. If we cannot or do not license the allegedly infringed intellectual property on reasonable terms, or need to substitute similar technology from another source, our business, financial position, results of operations and cash flows could suffer.

If we are unable to maintain a sufficient amount of content released in the DTS audio format, demand for the technologies, products, and services that we offer to consumer electronics product manufacturers may significantly decline, which would adversely impact our business and prospects.

We expect to derive a significant percentage of our revenue from the technologies, products, and services that we offer to manufacturers of consumer electronics products. We believe that demand for our audio technologies in growing markets for multi-channel and/or high-resolution audio, including TVs, tablets, mobile phones, video game consoles, automobiles, and soundbars, will be based on the amount, quality, and popularity of content (such as movies, TV shows, music, and games) either released in the DTS audio format or capable of being coded and played in the DTS format. In particular, our ability to penetrate the growing markets in the network-connected space depends on the presence of streaming and downloadable content released in the DTS audio format. We generally do not have contracts that require providers of streaming and downloadable content to develop and release such content in a DTS audio format. Accordingly, our revenue could decline if these providers elect not to incorporate DTS audio into their content or if they sell less content that incorporates DTS audio.

In addition, we may not be successful in maintaining existing relationships or developing new relationships with other existing or new content providers. As a result, we cannot assure you that a sufficient amount of content will be released in a DTS audio format to ensure that manufacturers continue offering DTS decoders in the consumer electronics products that they sell.

Demand for our HD Radio technology may be insufficient to sustain projected growth.

Demand for and adoption of HD Radio technology may not be sufficient for us to continue to increase the number of customers of our HD Radio system, which include IC manufacturers, manufacturers of broadcast transmission equipment, consumer electronics products manufacturers, component manufacturers, data service providers, manufacturers of specialized and test equipment and radio broadcasters.

Among other things, continuing and increased consumer acceptance of HD Radio technology will depend upon:

•	the number of radio stations broadcasting digitally using HD Radio technology;

•	the willingness of automobile manufacturers to include HD Radio receivers in their vehicles;

•	the willingness of manufacturers to incorporate HD Radio technology into their products;

•	the cost and availability of HD Radio enabled products; and

•	the marketing and pricing strategies that we employ and that are employed by our customers and retailers.

Demand for HD Radio also may be impacted by declines in the automotive industry which historically has been cyclical and experienced downturns during declining economic conditions, and which is currently experiencing declines as a result of the COVID-19 pandemic and related events.

If demand for HD Radio technology does not recover from the decline experienced in 2020 as a result of the COVID-19 pandemic and related events and return to the growth trends experienced in prior years, we may experience sustained reductions in our automotive based royalties and not meet the future growth that is currently projected.

If we are unable to further penetrate the streaming and downloadable content delivery markets and adapt our technologies for those markets, our royalties and ability to grow our audio business could be adversely impacted.

Prior to the advent of streaming and downloadable content services, video and audio content was purchased and consumed primarily via optical disc-based media. The growth of the internet and network-connected device usage, along with the rapid advancement of online and mobile content delivery, has resulted in download and streaming services becoming mainstream with consumers in various parts of the world. We expect the shift away from optical disc-based media to streaming and downloadable content consumption to continue. If we fail to continue to further penetrate the streaming and downloadable content delivery market, our business could suffer.

The services that provide content from the internet are not generally governed by international or national standards and are thus free to choose any media format(s) to deliver their products and services. This freedom of choice on the part of online content providers could limit our ability to grow if such content providers do not incorporate our technologies into their services, which could affect demand for our technologies.

Furthermore, our inclusion in mobile and other network-connected devices may be less profitable for us than optical disc players. The online and mobile markets are characterized by intense competition, evolving industry standards and business and distribution models, disruptive software and hardware technology developments, frequent new product and service introductions, short product and service life cycles, and price sensitivity on the part of consumers, all of which may result in downward pressure on pricing. If we are unable to adequately and timely respond to the foregoing, our business and operating results could be adversely affected.

The success of certain of our solutions depends on the interoperability of our technologies with consumer hardware devices.

To be successful, we design certain of our solutions to interoperate effectively with a variety of consumer hardware devices, including personal computers, DVD players and recorders, Blu-ray players, digital still cameras, digital camcorders, portable media players, digital TVs, home media centers, set-top-boxes, video game consoles, MP3 devices, multi-media storage devices, mobile tablets and smartphones. Certain of our TiVo products rely on multiple systems operators support of CableCards. We depend on significant cooperation with manufacturers of these devices and the components integrated into these devices, as well as software providers that create the operating systems for such devices, to incorporate certain of our technologies into their product offerings and ensure consistent playback of encoded files. Currently, a limited number of devices are designed to support certain of our technologies. If we are unsuccessful in causing component manufacturers, device manufacturers and software providers to integrate certain of our technologies into their product offerings, those technologies may become less accessible to consumers, which would adversely affect our revenue potential.

Our failure to adequately manage our increasingly complex distribution agreements, including licensing, development and engineering services, may cause unexpected delays and loss of revenue in the deployment of advanced television solutions.

In connection with our deployment arrangements for TiVo products, we engage in complex licensing, development and engineering services arrangements with our marketing partners and distributors. These deployment agreements with television service providers usually provide for some or all of the following deliverables: software engineering services, solution integration services, hosting the TiVo service, maintenance and support. In general, these contracts are long-term and complex and often rely on the timely performance of such television service provider’s third-party vendors that are outside Pre-Merger TiVo’s control. The engineering services and technology we agree to provide and/or develop may be essential to the functionality of the licensed software and delivered product or such software may involve significant customization and modification for each customer. We have experienced in the past, and may in the future, experience delays in delivery with television service providers as well as significant increases in expected costs of development and performance in certain instances. Additional delays could lead to additional costs and adverse accounting treatments, potentially resulting in us recognizing costs earlier than expected. If we are unable to deliver the contracted for technology, including specified customizations and modifications, and services in a timely manner or at all, then we could face penalties in the form of unreimbursed engineering development work, loss of subscriber or minimum financial commitments on the part of our partners or in extreme cases the early termination of such distribution agreements. In any such case our business would be harmed.

We make significant investments in new products and services that may not achieve technological feasibility or profitability or that may limit our growth.

We have made and will continue to make significant investments in research, development, and marketing of new technologies, products and services, including audio, imaging and media, as well as through our Perceive subsidiary and its hardware and software solutions for high-performance inference at the edge. Investments in new technologies are speculative and technological feasibility may not be achieved. Commercial success depends on many factors including demand for innovative technology, availability of materials and equipment, selling price the market is willing to bear, competition and effective licensing or product sales. We may not achieve significant revenue from new product and service investments for a number of years, if at all. Moreover, new technologies, products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may not be as high as the margins we have experienced historically or originally anticipated.

For example, we have incurred, and expect to continue to incur, substantial research and development expenses through our Perceive subsidiary focused on delivering edge inference solutions. We do not have prior experience as a company in the development or marketing of similar hardware or software. We will need to continue to find and hire qualified and experienced personnel to advance this new business. In addition, chip technologies such as what we are developing are subject to extensive competition and a relentless pace of innovation. These new products could be copied or functionally surpassed by other designers, manufacturers, or innovators, some of whom may have far greater financial resources than us, and who may be able to develop products with greater capabilities or lower cost.

Our products and services could be susceptible to errors, defects, or unintended performance problems that could result in lost revenue, liability or delayed or limited market acceptance.

We develop and offer complex solutions, which we license and otherwise provide to customers. The performance of these solutions typically involves working with sophisticated software, computing and communications systems. Due to the complexity of these products and services, and despite our quality assurance testing, the products may contain undetected defects or errors that may affect the proper use or application of such products or services by the customer. Because certain of our products and services are embedded in digital content and other software, or rely on stable transmissions, our solutions’ performance could unintentionally jeopardize our customers’ product performance. Because customers rely on our products and services as used in their software and applications, defects or errors in our products or services may discourage customers from purchasing our products or services. These defects or errors could also result in product liability, service level agreement claims or warranty claims. Although we attempt to reduce the risk of losses resulting from these claims through warranty disclaimers and limitation of liability clauses in our agreements, these contractual provisions may not be enforceable in every instance. Any such defects, errors, or unintended performance problems in existing or new products or services, and any inability to meet customer expectations in a timely manner, could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, increased insurance costs and increased service costs, any of which could materially harm our business.

Dependence on the cooperation of Pay-TV service providers, television broadcasters, hardware manufacturers, data providers and delivery mechanisms could adversely affect our revenue.

We rely on third-party providers to deliver our metadata to some of the CE devices that include our UXs and interactive program guides. Further, our national data network provides customized and localized listings for pay TV and licensees of our data used in third-party interactive program guides for Pay-TV. In addition, we purchase certain metadata from commercial vendors that we redistribute. The quality, accuracy and timeliness of that metadata may not continue to meet our standards or be acceptable to consumers. There can be no assurance that commercial vendors will distribute data to us without error, or at all, or that the agreements that govern some of these relationships can be maintained on favorable economic terms. Technological changes may also impede the ability to distribute metadata. Our inability to renew these existing arrangements on terms that are favorable to us, or enter into alternative arrangements that allow us to effectively transmit our metadata to CE devices, could have a material adverse effect on our CE interactive program guide business and cause our revenue or margins to decline.

We are dependent on third parties for metadata and content.

We distribute, as a revenue generating activity, metadata. In the future, we may not be able to obtain this content, or may not be able to obtain it on the same terms. Such a failure to obtain the content, or obtain it on the same terms, could damage the attractiveness of our metadata offerings to our customers, or could increase the costs associated with providing our metadata offerings, and could thus cause revenue or margins to decrease. We also depend on third-party metadata for our media product offerings including Pay-TV and Connected Car.

We depend on a limited number of third parties to design, manufacture, distribute and supply hardware devices upon which our TiVo software and service operate.

Our TiVo software and services operate on a number of hardware products, including DVR and non-DVR set-top-boxes, produced by third-party hardware companies. If we fail to effectively manage the integration of our software and services with our hardware partners’ devices, we could suffer from product recalls, poorly performing products and higher than anticipated warranty costs. We have contracted for the design, manufacture and distribution of certain TiVo-branded DVRs and non-DVRs with a third-party partner. This third-party partner does not typically enter into long-term volume commitments with the major retail distributors. We currently rely on our TiVo-branded hardware partner’s relationships with major retail distributors, including Best Buy, Amazon and others, for the distribution of TiVo-enabled DVRs and non-DVR products within the United States. If one or several major retail partners were to discontinue selling TiVo-enabled products, the volume of TiVo-enabled DVRs and non-DVRs sold to consumers could decrease, which could harm TiVo’s service business.

We also depend on a third-party partner for certain TiVo-branded hardware devices that are sold through the TiVo website. If this third-party partner fails to perform its obligations, we may be unable to find alternative suppliers or deliver our products and services sold through the TiVo website in a timely manner or with the features and functionality customers expect. In addition, our third-party partner may depend on sole suppliers for key components and services in order to manufacture DVRs and non-DVR set-top-boxes which run our software, and they may be subject to risks of supply shortages and unexpected cost increases. Additionally, certain features and functionalities of our TiVo service and DVRs depend on third-party components and technologies. If we or our third-party partners are unable to purchase or license such third-party components or technologies, we may not be able to offer certain related features and functionalities to our customers. In such a case, the desirability of our products to our customers could be reduced, thus harming our business.

We also rely on third parties to whom we outsource supply-chain activities related to inventory warehousing, order fulfillment, distribution and other direct sales logistics to provide cost-effective and efficient supply chain services. We cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. If one or several of our third-party supply chain partners were to discontinue service to us, our ability to fulfill sales orders through the TiVo website and distribute inventory timely, cost effectively, or at all, may be delayed or prevented, which could harm our business. Any of these events could require us to undertake unforeseen additional responsibilities or devote additional resources to commercialize our TiVo service. Any of these outcomes could harm our ability to compete effectively and achieve increased market acceptance and brand recognition.

We maintain inventories of TiVo-branded products based on our demand forecast, which may be incorrect and lead to excess or insufficient inventory.

In connection with our sales of TiVo-branded products through the TiVo website, we maintain an inventory of certain DVR and non-DVR products based on our demand forecast. Due to the seasonality in our business and the nature of long-lead time product development and manufacturing cycles, we make demand forecasts for these products well in advance of our peak selling periods. As such, we are subject to risks in managing the inventory needs of our business during the year, including estimating the appropriate quantity and mix of demand across our older and newer DVR and non-DVR products. Should actual market conditions differ from our estimates, our future results of operations could be materially affected. Excess purchase commitments as a result of changes in our sales forecast may require us to record a loss.

Qualifying, certifying and supporting our technologies, products and services is time-consuming and expensive.

We devote significant time and resources to qualify and support our software products on various personal computer, CE and mobile platforms, including operating systems from Apple, Google and Microsoft. In addition, we maintain high-quality standards for products that incorporate our technologies and products through a quality control certification process. To the extent that any previously qualified, certified and/or supported platform or product is modified or upgraded, or we need to qualify, certify or support a new platform or product, we could be required to expend additional engineering time and resources, which could add significantly to our development expenses and adversely affect our operating results.

We are exposed to the risks related to international sales and operations.

We derive a large portion of our total revenue from operations outside of the United States. Therefore, we face exposure to risks of operating in many foreign countries, including:

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in political or regulatory environments;

•	differing employment practices, labor compliance and costs associated with a global workforce;

•	earnings and cash flows that may be subject to tax withholding requirements or the imposition of tariffs;

•	exchange controls or other restrictions;

•	restrictions on, or difficulties and costs associated with, the repatriation of cash from foreign countries to the United States;

•	political and economic instability and trade conflict;

•	import and export restrictions and other trade barriers;

•	difficulties in maintaining overseas subsidiaries and international operations;

•	difficulties in obtaining approval for significant transactions; and

•	fluctuations in foreign currency exchange rates.

Any one or more of the above factors could adversely affect our international operations and could significantly affect our results of operations, financial condition and cash flows. The results of our operations will be dependent to a large extent upon the global economy. Geopolitical factors such as terrorist activities, armed conflict or global health conditions that adversely affect the global economy may adversely affect our operating results and financial condition.

We are also subject to risks associated with compliance with applicable anti-corruption laws, including the Foreign Corrupt Practices Act (“FCPA”), which generally prohibits companies and their employees and intermediaries from making payments to foreign officials for the purpose of obtaining an advantage or benefits, and requires public companies to maintain accurate books and records and a system of internal accounting controls. Under these laws, companies may be held liable for actions taken by directors, officers, employees, agents, or other partners or representatives. If we or our intermediaries fail to comply with the requirements of the FCPA or similar laws, governmental authorities could seek to impose civil and criminal fines and penalties which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, our business could be materially adversely affected if foreign markets do not continue to develop, if we do not receive additional orders to supply our technologies, products or services for use by international pay TV service providers, CE and set-top-box manufacturers, PPV/VOD providers and others or if regulations governing our international business changes. Any changes to the statutes or the regulations with respect to export of encryption technologies could require us to redesign our products or technologies or prevent us from selling our products and licensing our technologies internationally.

Further deterioration of trade relations between the United States and China, other trade conflicts and barriers, economic sanctions, and national security protection policies could limit or prevent existing or potential customers from doing business with us.

The increased trade conflicts between the United States and its major trading partners in recent years, evidenced by trade restrictions such as tariffs, taxes, export controls, economic sanctions, and enhanced policies designed to protect national security, have had and may continue to have adverse impact on our revenue if such policies continue. In particular, our business and sales activities have been impacted due to the increase in trade conflicts between the United States and China. Further United States government actions to protect domestic economic and security interests could lead to further restrictions. Moreover, growing trade conflicts and uncertainties may lead to decreased use of foreign-owned technologies in China and other countries, due to efforts by foreign governments and enterprises to find alternative sources of supply, to develop proprietary domestic technologies, and otherwise to reduce reliance on foreign technology sources. Any such trends could have a material adverse impact on our revenue.

Our systems, networks and online business activities are subject to cybersecurity and stability risks, information technology system failures, and security breaches.

Despite our provisions for system redundancy and the implementation of security measures within our internal and external information technology and networking systems, our information technology systems may be subject to security breaches, unauthorized access (malicious or accidental), misuse of information by authorized users, data leaks or unintentional exposure of information, failed processes or other bugs, loss of data, damages from computer viruses or malware, natural disasters, terrorism, telecommunication failures or disruption of service. In addition, our online business activities depend on the ability to store and transmit confidential information and licensed intellectual property securely on our systems, third-party systems and over private, hybrid and public networks. Any compromise of our ability to store or transmit such information and data securely or reliably, and any costs associated with preventing or eliminating such problems, could harm our business. Our storage and online transmissions and business activities are subject to a number of security and stability risks, including:

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our own or licensed encryption and authentication technology, or access or security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or intellectual property;

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we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our websites and infrastructure or use of our products and services, or cause customer information or other sensitive information to be disclosed to a perpetrator, others or the general public;

•

someone could circumvent our security measures and misappropriate our, our business relations or our customers’ proprietary information or content or interrupt operations, or jeopardize our licensing arrangements, many of which are contingent on our sustaining appropriate security protections;

•	our computer systems could fail and lead to service interruptions or downtime for television, other media services, or websites, which may include e-commerce websites;

•	we could inadvertently disclose customer information; or

•	we may need to grow, upgrade, resize, reconfigure or relocate our data centers in response to changing business needs, which may be costly and lead to unplanned disruptions of service.

The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, increase the costs of our ongoing cybersecurity protections and enhancements, and expose us to litigation and other liabilities. Because some of our technologies are intended to inhibit use of or restrict access to our customers’ intellectual property, we may become the target of hackers or other persons whose use of or access to our customers’ intellectual property is affected by our technologies. Also, hackers may, for financial gain or other motives, seek to infiltrate or damage our systems, or obtain sensitive business information or customer information. We also may be exposed to customer claims, or other liability, in connection with any security breach or inadvertent disclosure. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures. For example, we utilize SolarWinds for network device management. SolarWinds announced in December 2020 that its Orion monitoring system was infected with malicious software during 2020, which might have impacted its customers. We implemented software patches and other security measures recommended by SolarWinds and other security experts in connection with this matter. While we do not believe we were targeted by malicious actors through the SolarWinds system, and we found no evidence that any of our information was exfiltrated from our systems, there is no guarantee that any past or future hacks or attacks on our networks or systems have been and will be unsuccessful or resolved without damage to us or our customers.

Our product and service offerings rely on a variety of systems, networks and databases, many of which are maintained by us at our data centers or third-party data centers (e.g., cloud services). We do not have complete redundancy for all of our systems, and we do not maintain real-time back-up of all of our data, so in the event of significant system disruption, particularly during peak periods, we could experience loss of data processing capabilities, which could prevent us from providing our products and services to our customers for an uncertain amount of time, cause us to lose customers as a result of such breaches, and could harm our operating results through loss of revenue and increased costs to remediate such cybersecurity incidents. Notwithstanding our efforts to protect against “down time” for products and services, we do occasionally experience unplanned outages or technical difficulties. In order to provide products and services, we must protect the security of our systems, networks, databases and software.

To the extent that any disruption or security breach results in inappropriate disclosure of our confidential information, we may incur liability or additional costs to remedy the damages caused by these disruptions or security breaches.

Risks Related to Financial Matters

The nature of our business requires the application of complex accounting principles. Significant changes in U.S. generally accepted accounting principles (“GAAP”) could materially affect our financial position and results of operations.

From time to time the Financial Accounting Standards Board (the “FASB”) modifies the accounting standards applicable to our financial statements, which could materially affect our financial position or results of operations. For example, in February 2016, the FASB issued an amended accounting standard for leases, Accounting Standards Update No. 2016-02, Leases (“Topic 842”). On January 1, 2019, Pre-Merger Xperi and Pre-Merger TiVo each adopted Topic 842. One of the most significant impacts from adopting Topic 842 was the initial recognition of operating lease right-of-use (“ROU”) assets and operating lease liabilities of $7.5 million and $8.0 million, respectively, as of January 1, 2019. Through the Mergers, Xperi added ROU assets of $71.4 million and operating lease liabilities of $72.8 million representing TiVo Product’s operating leases. Operating lease liabilities consist of both current and non-current portions with the current portion included in the balance of accrued liabilities. The standard did not materially impact the Company’s Combined Statements of Operations and had no impact on cash flows.

We plan to utilize non-GAAP reporting in our quarterly earnings press releases.

As part of our quarterly earnings press releases, we plan to publish measures compiled in accordance with GAAP as well as non-GAAP financial measures, along with a reconciliation between the GAAP and non-GAAP financial measures. The reconciling items adjust amounts reported in accordance with GAAP for certain items which will be described in detail in each such quarterly earnings press release. We believe that such non-GAAP financial measures are meaningful to investors when analyzing our results of operations as this is how our business is managed. The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions on such non-GAAP financial measures. If we decide to alter or curtail the use of non-GAAP financial measures in our quarterly earnings press releases, the market price of our stock could be adversely affected if investors analyze our performance in a different manner.

If our goodwill and other intangible assets become impaired, we may be required to record a significant charge to earnings.

In addition to internal development, we intend to acquire additional businesses, technology and intellectually property through strategic relationships and transactions. We believe these strategic relationships and transactions will enhance the competitiveness and size of our current business and provide diversification into markets and technologies that complement our current business. Future transactions could be in the form of asset purchases, equity investments, or business combinations. As a result, we may have significant goodwill from such transactions and other intangible assets which are amortized over their estimated useful lives. We review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable or the useful life is shorter than originally estimated. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable or other intangible assets may not be recoverable include a decline in future cash flows, fluctuations in market capitalization, slower growth rates in our industry or slower than anticipated adoption of our products by our customers. As we continue to review for factors that may affect our business which may not be in our control, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of goodwill and other intangible assets or equity investments is determined, resulting in an adverse impact on our business, financial position and results of operations.

Changes in our tax rates or exposure to additional tax assessments could adversely affect our effective tax rates and negatively affect our business and financial condition.

We are subject to U.S. federal and state income taxes, as well as taxes in various international jurisdictions. As a result, our effective tax rate is derived from a combination of applicable tax rates in the various jurisdictions where we operate. Our effective tax rate could be adversely affected by numerous factors, including from the passage of new tax laws, changes in the interpretation of tax laws, changes in the mix of our profitability from state to state and from country to country, changes to our operating structure, the amount of payments from our U.S. entities to related foreign entities, our inability to secure or sustain acceptable agreements with tax authorities and changes in our deferred tax assets and liabilities, including changes in our ability to realize our deferred tax assets.

In addition, U.S. federal, U.S. state, and foreign tax jurisdictions may examine our income tax returns, including income tax returns of acquired companies and acquired tax attributes included therein. We regularly assess the likelihood of outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. In making such assessments, we exercise judgment in estimating our provision for income taxes. While we believe our estimates are reasonable, we cannot assure you that the final determination from these examinations will not be materially different from that reflected in our income tax provisions and accruals. Any adverse outcome from these examinations may have a material adverse effect on our business and operating results.

Risks Related to Regulatory and Legal Matters

New governmental regulations or new interpretations of existing laws, including legislative initiatives, could cause legal uncertainties and result in harm to our business.

Consumer rights advocates and other constituencies continuously challenge copyright law through both legislative and judicial actions. If our copyright protections are compromised, or devices that can circumvent our technology are permitted by law and become prevalent, this could result in reduced demand for our technologies, and our business would be harmed.

Many laws and regulations are pending and may be adopted by the U.S. federal government, individual states and local jurisdictions and other countries with respect to the internet. These laws may relate to many areas that impact our business, including intellectual property rights, digital rights management, copyright, property ownership, privacy, taxation, and the consumer electronic (“CE”) and television industry. These types of regulations are likely to differ between countries and other political and geographic divisions. Changes to or the interpretation of these laws could increase our costs, expose us to increased litigation risk, substantial defense costs and other liabilities or require us or our customers to change business practices. Laws or regulations could be interpreted to prevent or limit access to some or all television signals by certain CE devices, or impose limits on the number of copies, the ability to transfer or move copies, or the length of time a consumer may retain copies of some or all types of television programming.

In addition, the satellite transmission, cable and telecommunications industries are subject to pervasive federal regulation, including Federal Communications Commission (“FCC”) licensing and other requirements, as well as extensive regulation by local and state authorities. The FCC could promulgate new regulations or interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter or eliminate certain features or functionality of our products or services, which may adversely affect our business. For example, the FCC could determine that certain of our products fail to comply with regulations concerning matters such as electrical interference, copy protection, digital tuners, accessibility for blind and deaf users, or display of television programming based on rating systems.

In the United States, the FCC regulates the broadcast radio industry, interprets laws enacted by Congress and establishes and enforces regulations governing radio broadcasting. It is unclear what rules and regulations the FCC may adopt regarding digital audio broadcasting and what effect, if any, such rules and regulations will have on our product licensing business, the operations of stations using our HD Radio technology or consumer electronics manufacturers. Any additional rules and regulations imposed on digital audio broadcasting could adversely impact the attractiveness of HD Radio technology and negatively impact our business. Also, non-compliance by us, or by radio stations offering HD Radio broadcasts, with any FCC requirements or conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions.

It is difficult to anticipate the impact of current or future laws and regulations on our business. We may have significant expenses associated with staying appraised of and in compliance with local, state, federal, and international legislation and regulation of our business and in presenting our position on proposed laws and regulations.

We need to safeguard the security and privacy of our customers’ confidential data and remain in compliance with laws that govern such data, and any inability to do so may harm our reputation and brand and expose us to legal action.

Our products and services and back-end information technology systems can collect and allow us to store individual viewer and account preferences and other data our customers may consider confidential or may be considered personal information or personal data under applicable regulatory schemes. To provide better consumer experiences and to operate effectively, and for our analytics business and other businesses, we collect certain information from users. Collection and use of such information may be subject to U.S. federal and state privacy and data collection laws and regulations, standards used by credit card companies applicable to merchants processing credit card details, and foreign laws. We may also be subject to third-party privacy policies and permissions and obligations we owe to third parties, including, for example, those of pay TV service providers. We post our privacy policies concerning the collection, use and disclosure of user data, including interactions between client and server. Privacy concerns, however, could create uncertainty in the marketplace for digital video recording and for our products and services more generally. Any failure by us to comply with privacy policies or contractual obligations, any failure to comply with standards set by credit card companies relating to privacy or data collection, any failure to conform the privacy policy to changing aspects of our business or applicable law, or any existing or new legislation regarding privacy issues could impact our data collection efforts and subject us to fines, litigation or other liability.

Further, our compliance with such laws dealing with the use, collection and processing of such customer data, including personal data, is core to our strategy. These laws are increasing in number, enforcement, fines and other penalties. All states have adopted laws requiring notice to consumers of a security breach implicating their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs, as well as costs associated with any investigations that might arise from federal regulatory agencies and state attorneys general. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change and the associated burdens and compliance costs could increase in the future. Two such governmental regulations that have significant implications for our products and services are the General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”).

Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations and could damage and harm our reputation. Furthermore, the laws are not consistent among various international and state jurisdictions, and compliance in the event of a widespread data breach is costly.

In addition, the Children’s Online Privacy Protection Act imposes civil and criminal penalties on persons collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors, direct our websites or services to children under the age of 13, or collect personal information from children under the age of 13. However, we are not able to control the ways in which consumers use our technology, and our technology may be used for purposes that violate this or other similar laws. The manner in which such laws may be interpreted and enforced cannot be fully determined, and future legislation could subject us to liability if we were deemed to be non-compliant.

Further, if our technological security measures are compromised, our customers may curtail or stop use of our products and services. Our products and services such as DVRs may contain the private information of our customers, and security breaches could expose us to a risk of loss of this information, which could result in potential liability and litigation.

Current and future governmental and industry standards may significantly limit our business opportunities.

Technology standards are important in the audio and video industry as they help to assure compatibility across a system or series of products. Generally, standards adoption occurs on either a mandatory basis, requiring a particular technology to be available in a particular product or medium, or an optional basis, meaning that a particular technology may be, but is not required to be, utilized. If standards are re-examined or a new standard is developed in which we are not included, our growth in that area of our business could be significantly lower than expected.

As new technologies and entertainment media emerge, new standards relating to these technologies or media may develop. New standards may also emerge in existing markets that are currently characterized by competing formats, such as the market for PCs. We may not be successful in our efforts to include our technology in any such standards.

Our activities to advertise, market and sell our services directly to consumers are highly regulated by constantly evolving state and federal laws and regulations.

We engage in various advertising, marketing and other promotional activities. For instance, in the past, we have offered gift subscriptions and mail-in-rebates to consumers, which are subject to state and federal laws and regulations. A constantly evolving network of state and federal laws is increasingly regulating these promotional activities. Additionally, we enter into subscription service contracts directly with consumers which govern both our provision of and the consumers’ payment for the TiVo service. For example, consumers who activate new monthly subscriptions to the TiVo service may be required to commit to pay for the TiVo service for a minimum of one year or be subject to an early termination fee if they terminate prior to the expiration of their commitment period. If the terms of our subscription service contracts with consumers, such as our imposition of an early termination fee, or our previously offered rebate or gift subscription programs were to violate state or federal laws or regulations, we could be subject to suit, penalties, enforcement actions, and/or negative publicity in which case our business would be harmed.

Some software we provide may be subject to “open source” licenses, which may restrict how we use or distribute our software or require that we release the source code of certain products subject to those licenses.

Some of the products we support and some of our proprietary technologies incorporate open source software such as open source codecs that may be subject to the Lesser Gnu Public License or other open source licenses. The Lesser Gnu Public License and other open source licenses may require that source code subject to the license be released or made available to the public. Such open source licenses may mandate that software developed based on source code that is subject to the open source license, or combined in specific ways with such open source software, become subject to the open source license. We take steps to ensure that proprietary software we do not wish to disclose is not combined with, or does not incorporate, open source software in ways that would require such proprietary software to be subject to an open source license. However, few courts have interpreted the Lesser Gnu Public License or other open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We often take steps to disclose source code for which disclosure is required under an open source license, but it is possible that we have or will make mistakes in doing so, which could negatively impact our brand or our adoption in the community, or could expose us to additional liability. In addition, we rely on multiple software programmers to design our proprietary products and technologies. Although we take steps to ensure that our programmers (both internal and outsourced) do not include open source software in products and technologies we intend to keep proprietary, we cannot be certain that open source software is not incorporated into products and technologies we intend to keep proprietary. In the event that portions of our proprietary technology are determined to be subject to an open source license, or are intentionally released under an open source license, we could be required to publicly release the relevant portions of our source code, which could reduce or eliminate our ability to commercialize our products and technologies. Also, in relying on multiple software programmers to design products and technologies that we intend, or ultimately end up releasing in the open source community, we may discover that one or multiple such programmers have included code or language that would be embarrassing to us, which could negatively impact our brand or our adoption in the community, or could expose us to additional liability. Such additional liability could include claims that result in litigation, require us to seek licenses from third-parties in order to keep offering our software, require us to re-engineer our software, require us to release proprietary source code, require us to provide indemnification or otherwise subject us to liability to a customer or supplier, or require us to discontinue the sale of a product in the event re-engineering cannot be accomplished in a timely manner, any of which could adversely affect our business.

Risks Related to the Separation

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation.

We may not be able to achieve the full strategic, financial, operational or other benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

•	The separation will eliminate existing competing priorities for capital allocation between Xperi’s products and IP licensing businesses;

•	The separation will enable the respective management teams to better focus on strengthening their core businesses and operations;

•	The separation will enhance operational flexibility for both businesses, particularly in dealing with suppliers and customers;

•	The separation will streamline the investment profiles to both businesses and may enhance their marketability;

•	The separation will improve access to talent by allowing each company to capitalize on their distinct cultures and recruitment strategies.

However, we may be unable to achieve some or all of these benefits. For example, to position ourselves for the separation, we are undertaking a series of strategic, structural, process and system realignment and restructuring actions within our operations. These actions may not provide the benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our business following the separation, weakening of our system of internal controls or procedures and impairment of our key customer and supplier relationships. In addition, completion of the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business. Furthermore, we may be more susceptible to market fluctuations and other adverse events and our business will be less diversified than Xperi’s business prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be materially and adversely affected.

If the distribution, together with certain related transactions, were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then we could be subject to significant tax and indemnification liability and stockholders receiving [Xperi Product] common stock in the distribution could be subject to significant tax liability.

It is a condition to the distribution that Xperi receives the Tax Opinion from Skadden, in form and substance acceptable to Xperi, substantially to the effect that, among other things, the distribution and certain related transactions will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code.

Additionally, Xperi has received the IRS Ruling, substantially to the effect that, among other things, the distribution will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code. The IRS Ruling relies, and the Tax Opinion will rely, on certain facts, assumptions, and undertakings, and certain representations from Xperi and us, regarding the past and future conduct of both respective businesses and other matters, including those discussed in the risk factor immediately below. The Tax Opinion also relies on the continued validity of the IRS Ruling (as described below). Notwithstanding the Tax Opinion and the IRS Ruling, the IRS could determine on audit that the distribution or certain related transactions should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions of the Tax Opinion that are not covered by the IRS Ruling.

If the distribution ultimately is determined to be taxable, then a stockholder of Xperi that received shares of [Xperi Product] common stock in the distribution would be treated as having received a distribution of property in an amount equal to the fair market value of such shares (including any fractional shares sold on behalf of such stockholder) on the distribution date and could incur significant income tax liabilities. Such distribution would be taxable to such stockholder as a dividend to the extent of Xperi’s current and accumulated earnings and profits, which would include any earnings and profits attributable to the gain recognized by Xperi on the taxable distribution and could include earnings and profits attributable to certain internal transactions preceding the distribution. Any amount that exceeded Xperi’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder’s tax basis in its shares of Xperi stock with any remaining amount being taxed as a gain on the Xperi stock. In the event the distribution is ultimately determined to be taxable, Xperi would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of [Xperi Product] common stock distributed to Xperi stockholders on the distribution date over Xperi’s tax basis in such stock. In addition, if certain related transactions, including certain transactions undertaken pursuant to the Internal Reorganization and Business Realignment that are intended to qualify for tax-free treatment, fail to qualify for tax-free treatment under U.S. federal, state, local tax and/or foreign tax law, we and Xperi could incur significant tax liabilities and/or lose significant tax attributes under U.S. federal, state, local and/or foreign tax law.

Generally, taxes resulting from the failure of the distribution to qualify for non-recognition treatment for U.S. federal income tax purposes would be imposed on Xperi and Xperi stockholders. [Under the tax matters agreement that we will enter into with Xperi, we are generally obligated to indemnify Xperi against such taxes imposed on Xperi, to the extent the failure of the distribution to qualify for non-recognition treatment is attributable to actions, events or transactions relating to our or our affiliates’ stock, assets or business, or any breach of our representations, covenants or obligations under the tax matters agreement (or any other agreement we enter into in connection with the separation and distribution) or any breach of our representations made in any representation letter provided to Skadden in connection with the Tax Opinion. Adeia will be separately responsible for any taxes that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to Adeia’s or its affiliates’ stock, assets or business, or any breach of its representations, covenants or obligations under the tax matters agreement (or any other agreement entered into in connection with the separation and distribution), the materials submitted to the IRS in connection with the IRS Ruling or the representations made in the representation letter provided to counsel in connection with the Tax Opinion. [However, if the distribution fails to qualify for non-recognition treatment for U.S. federal income tax purposes for certain reasons relating to the overall structure of the Mergers and the distribution, then under the tax matters agreement, we and Adeia would share the tax liability resulting from such failure in accordance with fixed percentages as are agreed by the parties.] Events triggering an indemnification obligation under the tax matters agreement include events occurring after the distribution that cause Xperi to recognize a gain under Section 355(e) of the Code, as discussed further below. Such tax amounts could be significant. To the extent that we are responsible for any liability under the tax matters agreement, there could be a material adverse impact on our business, financial condition, results of operations and cash flows in future reporting periods. For a more detailed discussion, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution.”]

The IRS may assert that the Mergers cause the distribution and other related transactions to be taxable to Xperi, in which case we could be subject to significant indemnification liability.

Even if the distribution otherwise constitutes a tax-free transaction to stockholders under Section 355 of the Code, Xperi may be required to recognize corporate level tax on the distribution and certain related transactions under Section 355(e) of the Code if, as a result of the Mergers or other transactions considered part of a plan with the distribution, there is a 50 percent or greater change of ownership in Xperi or us. Following the Mergers, and in anticipation of the distribution, Xperi sought and received the IRS Ruling, which included a ruling from the IRS regarding the proper manner and methodology for measuring the common ownership in the stock of Xperi, Pre-Merger Xperi and Pre-Merger TiVo for purposes of determining whether there has been a 50 percent or greater change of ownership under Section 355(e) of the Code. The Tax Opinion will rely on the continued validity of the IRS Ruling, as well as certain factual representations from Xperi as to the extent of common ownership in the stock of Pre-Merger Xperi and Pre-Merger TiVo immediately prior to the Mergers. Based on the representations made by Xperi as to the common ownership in the stock of Pre-Merger Xperi and Pre-Merger TiVo immediately prior to the Mergers and assuming the continued validity of the IRS Ruling, the Tax Opinion will conclude that there was not a 50 percent or greater change of ownership in Xperi, Pre-Merger Xperi or Pre-Merger TiVo for purposes of Section 355(e) as a result of the Mergers. Notwithstanding the Tax Opinion and the IRS Ruling, the IRS could determine that the distribution or a related transaction should nevertheless be treated as a taxable transaction to Xperi if it determines that any of the facts, assumptions, representations or undertakings of Xperi is not correct or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion that are not covered by the IRS Ruling. If Xperi is required to recognize corporate level tax on the distribution and certain related transactions under Section 355(e) of the Code, then under the tax matters agreement, we may be required to indemnify Adeia for all or a portion of such taxes, which could be a significant amount, if such taxes were the result of either direct or indirect transfers of our stock [or certain reasons relating to the overall structure of the Mergers and the distribution]. For a more detailed description, see the section entitled “Certain Relationships and Related Party Transactions —Tax Matters Agreement.”

We will be subject to continuing contingent tax-related liabilities of Xperi following the distribution.

After the distribution, there will be several significant areas where the liabilities of Xperi may become our obligations either in whole or in part. For example, under the Code and the related rules and regulations, each corporation that was a member of Xperi’s consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group for such taxable period. Additionally, to the extent that any subsidiary of ours was included in the consolidated tax reporting group of either Pre-Merger Xperi or Pre-Merger TiVo for any taxable period or portion of any taxable period ending on or before the effective date of the Mergers, such subsidiary is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group of Pre-Merger Xperi or Pre-Merger TiVo, as applicable, for such taxable period. In connection with the distribution, we will enter into a tax matters agreement with Xperi that will allocate the responsibility for prior period consolidated taxes between [Xperi Product] and Adeia. For a more detailed description, see the section entitled “Certain Relationships and Related Party Transactions—Tax Matters Agreement.” If Adeia were unable to pay any prior period taxes for which it is responsible, however, we could be required to pay the entire amount of such taxes, and such amounts could be significant. Other provisions of federal, state, local, or foreign law may establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

We will agree to numerous restrictions to preserve the tax-free treatment of the distribution and certain related transactions in the United States, which may reduce our strategic and operating flexibility.

Our ability to engage in certain transactions could be limited or restricted after the distribution to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution by Xperi, and certain aspects of the Internal Reorganization and Business Realignment. As discussed above, even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate-level taxable gain to Xperi under Section 355(e) of the Code if a transaction results in a change of ownership of 50 percent or greater in us as part of a plan or series of related transactions that includes the distribution. The process for determining whether an acquisition or issuance triggering these provisions has occurred, the extent to which any such acquisition or issuance results in a change of ownership and the cumulative effect of any such acquisition or issuance together with any prior acquisitions or issuances (including the Mergers) is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of [Xperi Product] common stock within a two-year period after the distribution generally are presumed to be part of such a plan that includes the distribution, although such presumption may be rebutted. As a result of these limitations, and certain other requirements under Section 355 of the Code, under the tax matters agreement that we will enter into with Xperi, for the two-year period following the distribution, we will be prohibited, except in certain circumstances, from, among other things:

•	entering into any transaction resulting in acquisitions of a certain percentage of our assets, whether by merger or otherwise;

•	dissolving, merging, consolidating or liquidating;

•	undertaking or permitting any transaction relating to [Xperi Product] stock, including issuances, redemptions or repurchases other than certain, limited, permitted issuances and repurchases;

•	affecting the relative voting rights of [Xperi Product] stock, whether by amending [Xperi Product]‘s certificate of incorporation or otherwise; or

•	ceasing to actively conduct our business.

These restrictions may significantly limit our ability to pursue certain strategic transactions or other transactions that we may believe to otherwise be in the best interests of our stockholders or that might increase the value of our business.

Following the separation and distribution we will need to provide or arrange for certain services to be provided that are currently provided by Xperi.

Following the separation and distribution, we will need to provide internally or obtain from unaffiliated third parties certain services we currently receive from Xperi. These services include [certain information technology, research and development, finance, legal, insurance, compliance and human resources activities], the effective and appropriate performance of which is critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we currently receive from Xperi. In particular, information technology networks and systems are complex and duplicating these networks and systems will be challenging. Because certain portions of our business previously received these services from Xperi, we may be unable to successfully establish the infrastructure or implement the changes necessary to effectively perform these activities within the context of our combined business, or we may incur additional costs in doing so that could adversely affect our business. In addition, if Adeia does not continue to perform effectively the transition services and the other services that are called for under the services and other related agreements entered into in connection with the separation, we may not be able to operate our business effectively and our profitability may decline. If we fail to obtain the quality of administrative services necessary to operate effectively or incur greater costs in obtaining these services, our profitability, financial condition and results of operations may be materially and adversely affected.

Neither [Xperi Product’s] combined financial information nor our pro forma combined financial information are necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

The financial information of [Xperi Product] and the unaudited pro forma combined financial information included herein may not reflect what our financial condition, results of operations and cash flows would have been had we been an independent, publicly traded company comprised solely of Xperi’s product business during the periods presented or what our financial condition, results of operations and cash flows will be in the future when we are an independent company. This is primarily because:

•	The historical financial information of Pre-Merger Xperi does not reflect the changes that we expect in connection with the separation and distribution.

•

The historical financial information of [Xperi Product] reflects the corporate allocation of expenses of Xperi, and is not necessarily representative of the costs we will incur for similar services as an independent company following the separation and distribution.

•

Our business has historically principally satisfied our working capital requirements and obtained capital for our general corporate purposes, including acquisitions and capital expenditures, as part of Xperi’s company-wide cash management practices. Although these practices have historically generated sufficient cash to finance the working capital and other cash requirements of our business, following the separation and distribution, we will no longer have access to Xperi’s (to do business as Adeia after the separation) cash pools nor will our cash generating revenue streams mirror those of Pre-Merger Xperi. We may therefore need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

•

Currently, our business is operated under the umbrella of Xperi’s corporate organization, and prior to the Mergers portions of our business were integrated with the businesses of Pre-Merger Xperi and Pre-Merger TiVo. This integration permitted our business (or portions thereof) to enjoy economies of scope and scale in costs, employees, vendor relationships and customer relationships, both as part of the Xperi organization and within the Pre-Merger Xperi and Pre-Merger TiVo internal corporate structures. The loss of these economies of scope and scale could have an adverse effect on our business, results of operations and financial condition following the completion of the separation.

•

Other significant changes may occur in our cost structure, management, financing and business operations as a result of the separation and distribution and our operating as a company separate from Xperi.

In addition, the unaudited pro forma combined financial information included in this information statement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove to be inaccurate, and accordingly, our unaudited pro forma combined financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a standalone company during the time periods presented nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For additional information about the unaudited pro forma combined financial statements, [Xperi Product’s] past financial performance and the basis of presentation of [Xperi Product’s] financial statements, see the sections entitled “Unaudited Pro Forma Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Following the separation and distribution, we may not enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a part of Xperi.

Following the separation and distribution, we will hold Xperi’s product business, while our business (or portions thereof) has historically benefited from Xperi’s (and, prior to the Mergers, Pre-Merger Xperi’s and Pre-Merger TiVo’s) operating diversity and purchasing power as well as opportunities to pursue integrated strategies with

Xperi’s (and, prior to the Mergers, Pre-Merger Xperi’s and Pre-Merger TiVo’s) other businesses, including those businesses that form part of Xperi’s IP licensing business that will be allocated to Adeia in connection with the separation. Following the separation and distribution, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to the capital markets.

Additionally, following the separation and distribution, we may become more susceptible to market fluctuations and other adverse events than if we had remained part of the current Xperi organizational structure. As part of Xperi (and, prior to the Mergers, as part of Pre-Merger Xperi and Pre-Merger TiVo, as applicable), our business has been able to leverage the Xperi, Pre-Merger Xperi and Pre-Merger TiVo historical market reputation and performance as well as those businesses’ brand identities, which has allowed us to, among other things, recruit and retain key personnel to run our business. Following the separation and distribution, we may not enjoy the same historical market reputation as Xperi, Pre-Merger Xperi or Pre-Merger TiVo nor the same performance or brand identity, which may make it more difficult for us to recruit or retain such key personnel.

Our customers, prospective customers, suppliers, or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers, or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them, and may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

In connection with our separation we will assume, and indemnify Adeia for, certain liabilities. If we are required to make payments pursuant to these indemnities, we may need to divert cash to meet those obligations and our financial results could be negatively impacted. In addition, Adeia will assume, and indemnify us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of liabilities for which we will be allocated responsibility, and Adeia may not be able to satisfy their indemnification obligations in the future.

Pursuant to [the separation agreement, the employee matters agreement and the tax matters agreement] with Xperi, we will agree to assume, and indemnify Adeia for certain liabilities for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments, as discussed further in “Certain Relationships and Related Party Transactions.” Payments pursuant to these indemnities may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities allocated to Adeia, including those related to Xperi’s IP licensing business. Adeia will agree to indemnify us for such liabilities, but such indemnities may not be sufficient to protect us against the full amount of such liabilities. In addition, Adeia may not be able to fully satisfy their indemnification obligations. Even if we ultimately succeed in recovering from Adeia any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

Additionally, we generally will assume and be responsible for the payment of our share of (i) certain liabilities of Xperi relating to, arising out of or resulting from certain general corporate matters of Xperi and (ii) certain separation expenses not otherwise allocated to Adeia (or allocated specifically to us) pursuant to the separation agreement, and third parties could seek to hold us responsible for Adeia’s share of any such liabilities. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Separation Agreement.” Adeia will indemnify us for their share of any such liabilities; however, such indemnities may not be sufficient to protect us against the full amount of such liabilities, and/or Adeia may not be able to fully satisfy their respective indemnification obligations. In addition, even if we ultimately succeed in recovering from Adeia any amounts for which we are held liable in excess of our agreed share, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

Until the distribution occurs, Xperi has the sole discretion to change the terms of the distribution.

Until the distribution occurs, Xperi will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, Xperi may decide at any time not to proceed with the distribution.

The business separation and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

Although we will receive a solvency opinion confirming that we and Adeia will each be adequately capitalized following the distribution, the separation could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. Any unpaid creditor could claim that Xperi did not receive fair consideration or reasonably equivalent value in the separation and distribution, and that the separation and distribution left Adeia insolvent or with unreasonably small capital or that Xperi intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the separation and distribution as a fraudulent transfer or impose substantial liabilities on us, which could adversely affect our financial condition and our results of operations. Among other things, the court could return some of our assets or your shares of [Xperi Product] common stock to Adeia, provide Adeia with a claim for money damages against us in an amount equal to the difference between the consideration received by Adeia and the fair market value of us at the time of the distribution, or require us to fund liabilities of other companies involved in the Internal Reorganization and Business Realignment for the benefit of creditors.

The distribution is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law (the “DGCL”), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although the Xperi board of directors intends to make the distribution out of Xperi’s surplus and will receive an opinion that Xperi has adequate surplus under Delaware law to declare the dividend of [Xperi Product] common stock in connection with the distribution, there can be no assurance that a court will not later determine that some or all of the distribution was unlawful.

Risks Related to Ownership of our Common Stock

If we fail to maintain effective internal control over financial reporting, our ability to produce accurate financial statements could be impaired, which could increase our operating costs and affect our ability to operate our business.

As a public company, we will be subject to the reporting requirements of the Exchange Act (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of whichever market our securities primarily trade on, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting.

Significant resources and management oversight will be required to maintain and improve our disclosure controls and procedures and internal control over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could harm our business, results of operations or financial condition. We expect to incur additional management time and cost to comply with the reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We have identified material weaknesses in our internal control over financial reporting. See “Risk Factors—We have identified material weaknesses in our internal control over financial reporting which could adversely affect our ability to report our financial and operating results accurately or on a timely basis, and impact overall investor confidence and the value of our common stock.”

We have identified material weaknesses in our internal control over financial reporting which could adversely affect our ability to report our financial and operating results accurately or on a timely basis, and impact overall investor confidence and the value of our common stock.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Management determined that the following control deficiencies constitute material weaknesses in our internal control over financial reporting. The Company did not design and maintain effective controls related to the review of cash flow forecasts used in the valuation of intangible assets acquired in a business combination and the goodwill impairment analyses. Specifically, the control activities related to the review of the inputs and assumptions used in the development of the cash flow forecast used in the valuation of intangible assets acquired in a business combination and goodwill impairment analyses were not designed at an appropriate level of precision to prevent or detect a material misstatement. These control deficiencies did not result in a misstatement to our combined financial statements for the years ended December 31, 2020 and December 31, 2019. However, these control deficiencies could result in a misstatement to the annual or interim combined financial statements which would result in a material misstatement of the annual or interim combined financial statements that would not be prevented or detected. Accordingly, our management has determined that these control deficiencies constitute material weaknesses.

Our management has developed and is in process of implementing a remediation plan in response to the identified material weaknesses described above. We engaged a third-party firm that assisted us in evaluating our current processes through interviews with employees involved in those processes and review of the related work product for controls related to the valuation of intangible assets acquired in a business combination and goodwill impairment calculations. We are currently implementing changes to those processes, conducting training and designing and implementing additional control activities over the review of the inputs and assumptions in our cash flow forecasts. The design and implementation of the additional control activities is expected to be completed in our fourth quarter of 2021. These material weaknesses will not be considered remediated until the applicable remediated controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. We believe the measures described above will remediate the material weaknesses and strengthen our internal control over financial reporting. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or determine to modify certain of the remediation measures described above. There can be no assurance as to whether the remediation efforts will be successful.

If the remediation of the material weaknesses is not completed in a timely fashion, or at all, or if the plan is inadequate, there will be an increased risk that we may be unable to timely file future periodic reports with the SEC and that future combined financial statements could contain errors that will be undetected. The existence of material weaknesses in our internal control over financial reporting could also affect our ability to obtain financing or could increase the cost of any such financing. The material weaknesses could also cause investors to lose confidence in the reliability of the Company’s financial statements and could result in a decline in the value of our common stock.

We cannot be certain that an active trading market for [Xperi Product] common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

A public market for [Xperi Product] common stock does not currently exist. We expect that a limited market, commonly known as a “when-issued” trading market, will develop as early as the trading day prior to the record date for the distribution, and we expect “regular-way” trading of [Xperi Product] common stock to begin on the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for [Xperi Product] common stock after the distribution. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of [Xperi Product] common stock may trade after the distribution.

Similarly, Xperi cannot predict the effect of the distribution on the trading prices of its common stock. Immediately following the distribution, you will own shares in both Adeia and [Xperi Product]. We cannot predict the price at which [Xperi Product] common stock will trade after the distribution. After the distribution of the shares of [Xperi Product] common stock, the combined trading prices of [Xperi Product] common stock and Adeia common stock may not equal the “regular-way” trading price of a share of Xperi common stock immediately prior to the distributions of [Xperi Product] common stock. The price at which [Xperi Product] common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for [Xperi Product] common stock will be determined in the public markets and may be influenced by many factors.

The market price of [Xperi Product] common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•

our business profile and market capitalization may not fit the investment objectives of Xperi’s current stockholders, causing a shift in our initial investor base, and [Xperi Product] common stock may not be included in some indices in which Xperi common stock is included, causing certain holders to be mandated to sell their shares of [Xperi Product] common stock;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover [Xperi Product] common stock after the distribution;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates or our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of [Xperi Product] common stock.

A number of shares of [Xperi Product] common stock are or will be eligible for future sale, which may cause our stock price to decline.

Any sales of substantial amounts of shares of [Xperi Product] common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of [Xperi Product] common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately    shares of [Xperi Product] common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of [Xperi Product] common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In this regard, a portion of Xperi common stock is held by index funds tied to stock indices. If we are not included in these indices at the time of distribution, these index funds may be required to sell [Xperi Product] common stock.

We cannot guarantee the timing, amount or payment of dividends on [Xperi Product] common stock in the future.

There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends in the future. The declaration, payment and amount of any dividends will be subject to the sole discretion of our post-distribution, independent board of directors and will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurances that we will pay any dividends in the future. For more information, see the section entitled “Dividend Policy.”

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may be granting to our directors, officers and employees.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over [Xperi Product] common stock with respect to dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of [Xperi Product] common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of [Xperi Product] common stock. See the section entitled “Description of Our Capital Stock.”

Certain provisions in our amended and restated certificate of incorporation and by-laws, Delaware law and in the tax matters agreement may prevent or delay an acquisition of us, which could decrease the trading price of [Xperi Product] common stock.

Our amended and restated certificate of incorporation and by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. See the section entitled “Description of Our Capital Stock.”

In addition, following the distribution, we will be subject to Section 203 of the DGCL. Section 203 of the DGCL provides that, subject to limited exceptions, persons that (without prior board approval) acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if an acquisition proposal or offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Several of the agreements that we have entered into with Xperi require Xperi’s consent to any assignment by us of our rights and obligations, or a change of control of us, under the agreements. The consent rights set forth in these agreements might discourage, delay or prevent a change of control that you may consider favorable. See the sections entitled “Certain Relationships and Related Party Transactions” for a more detailed description of these agreements and provisions.

In addition, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), see the section entitled “U.S. Federal Income Tax Consequences of the Distribution.” Under the tax matters agreement, we would be required to indemnify Adeia for the tax imposed under Section 355(e) of the Code resulting from an acquisition or issuance of our stock, even if we did not participate in or otherwise facilitate the acquisition, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

We qualify as an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we, unlike other public companies, will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation and any golden-parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We may to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

While we generally must comply with Section 404 of the Sarbanes-Oxley Act for the year ending December 31, [2023], we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an emerging growth company. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the year ending December 31, 2027. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenue in a fiscal year, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

For so long as we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Xperi and we have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, [product development, regulatory approval, market position, expenditures,] and financial results, and timing of, as well as expected benefits from, the separation of us from Xperi, are forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our business, results of operations and financial condition. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are:

•	impact of our dependence on a royalty and subscription-based business model;

•	effect of competition in the provision of entertainment offerings involving the distribution of digital content provided by third-party application providers through broadband;

•	failure to successfully develop and timely deliver innovative technologies and services in response to changes in our markets and industries;

•	failure to execute our strategies to pursue acquisitions and divestitures;

•	failure to protect and enforce our intellectual property rights, contract rights, and our confidential information;

•	failure to protect our brand from third-party infringement or to increase our brand awareness;

•	failure to further penetrate the streaming and downloadable content delivery markets and adapt our technologies for those markets;

•	effect of significant investments in new products and services that may not achieve technological feasibility or profitability or that may limit our growth;

•

impact of our dependence on third parties for metadata and content and the cooperation of Pay-TV service providers, television broadcasters, hardware manufacturers, data providers and delivery mechanisms;

•	effect of cybersecurity and stability risks, information technology system failures, and security breaches;

•	costs of complying with evolving regulatory requirements;

•	effect of volatility in our input costs; and

•	failure to realize the anticipated benefits of the Internal Reorganization.

Additionally, there may be other risks and uncertainties that we are unable to currently identify or that we do not currently expect to have a material impact on our business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

THE SEPARATION AND DISTRIBUTION

Mergers

Xperi is a Delaware corporation that was formed in December 2019 under the name “XRAY-TWOLF Holdco Corporation” for the purpose of effecting the all-stock merger of equals transaction between Pre-Merger Xperi and Pre-Merger TiVo. On June 1, 2020, Pre-Merger Xperi and Pre-Merger TiVo each merged with wholly owned subsidiaries of Xperi and, as a result, became subsidiaries of Xperi (the “Mergers”).

Intended Separations

Prior to the Mergers, Pre-Merger Xperi and Pre-Merger TiVo were each publicly traded companies that were listed on the Nasdaq Global Select Market (“Nasdaq”), with Pre-Merger Xperi operating a global business that included a product licensing segment and a semiconductor and IP licensing segment, and Pre-Merger TiVo operating a global business that included a product segment and an IP licensing segment. In connection with the signing of the agreement and plan of merger for the Mergers (the “merger agreement”), Pre-Merger Xperi and Pre-Merger TiVo contemplated that, at some point following the Mergers, Xperi may pursue, subject to the approval of the Xperi board of directors and any required regulatory approvals, the separation of the combined company, Xperi, into two independent publicly traded companies—one for each of the combined company’s product and IP licensing businesses. Following the Mergers, Xperi announced its intention to pursue, subject to the approval of the Xperi board of directors and any required regulatory approvals, such separation.

Internal Reorganization

In furtherance of Xperi’s planned separation into two independent, publicly traded companies, prior to but in connection with the separation and distribution, Xperi will undertake a series of internal reorganization transactions to align its respective businesses into two subgroups: product and IP licensing. Xperi has also formed a wholly owned subsidiary, [Xperi Product], to serve as a holding company for its product business. Following the distribution of [Xperi Product], Xperi, as the remaining company, will continue to hold its IP licensing business and will be renamed “Adeia Inc.”

This series of reorganization transactions, which we refer to as the “Internal Reorganization,” will involve the transfer or conveyance by Xperi of its assets and liabilities that are (i) aligned with Xperi’s product business to legal entities that will be our subsidiaries following the Business Realignment and (ii) aligned with Xperi’s IP licensing business to legal entities that will be subsidiaries of Adeia following the Business Realignment.

Following the Internal Reorganization, Xperi will then transfer or convey between us and legal entities that will be subsidiaries of Adeia all of the equity interests of the applicable subsidiaries such that, in addition to any assets and liabilities allocated to [Xperi Product] and Adeia pursuant to the separation agreement, [Xperi Product] will hold the assets and liabilities related to Xperi’s product business and the legal entities that will comprise Adeia will hold the assets and liabilities related to Xperi’s IP licensing business. These transfers and conveyances, which we refer to in this information statement as the “Business Realignment,” will include the transfer or conveyance of Xperi’s interests in the capital stock of, or any other equity interests in, the entities that are to be subsidiaries of [Xperi Product] to [Xperi Product] or the entities that are to be subsidiaries of Adeia to Adeia, as applicable.

For further information, see the section entitled “Certain Relationships and Related Party Transactions—Separation Agreement.”

Background of the Distribution

Xperi is a holding company comprised of Pre-Merger Xperi and Pre-Merger TiVo. Xperi is a leading consumer and entertainment product/solutions licensing company and one of the industry’s largest intellectual property licensing platforms, with a diverse portfolio of media and semiconductor intellectual property and more than 11,000 patents and patent applications worldwide. Xperi invents, develops, and delivers technologies that enable extraordinary experiences. Xperi technologies, delivered via its brands (DTS, HD Radio, IMAX Enhanced, Invensas, TiVo), and by its subsidiary, Perceive Corporation (“Perceive”), make entertainment more entertaining, and smart devices smarter. Xperi technologies are integrated into billions of consumer devices, media platforms, and semiconductors worldwide, driving increased value for partners, customers and consumers. Xperi shapes how millions of consumers access and experience entertainment content, and its innovations are found in billions of devices and hundreds of millions of interfaces around the globe. Headquartered in Silicon Valley with operations around the world, Xperi has approximately 1,800 employees and over 30 years of operating experience.

In connection with the signing of the merger agreement, Pre-Merger Xperi and Pre-Merger TiVo contemplated that, at some point following the Mergers, Xperi may pursue, subject to the approval of the Xperi board of directors and any required regulatory approvals, the separation of the combined company, Xperi, into two independent, publicly traded companies—one for each of the combined company’s product and IP licensing businesses. Following the Mergers, Xperi announced its intention to pursue, subject to the approval of the Xperi board of directors and any required regulatory approvals, such separation.

[Additional background related to the distribution and actions taken following the Mergers to come]

To effectuate Xperi’s plan to separate into two independent, publicly traded companies, Xperi expects to distribute [Xperi Product], which at the time of the distribution will hold Xperi’s product business. Following the distribution of [Xperi Product], Adeia is expected to hold the IP licensing business of Xperi. The separation of [Xperi Product] is expected to be completed on                 , 2022 through the distribution to Xperi’s stockholders of all the [Xperi Product] common stock.

Prior to these distributions, Xperi will undertake the Internal Reorganization and Business Realignment, as described in the section entitled “—Internal Reorganization” and as contemplated by the separation agreement, which is further discussed in the section entitled “Certain Relationships and Related Party Transactions—Separation Agreement.” As a result of these transactions, at the time of the distribution, [Xperi Product] will hold the assets and liabilities associated with Xperi’s product business (in addition to any assets and liabilities allocated to [Xperi Product] pursuant to the separation agreement), and Adeia will continue to hold the assets and liabilities associated with Xperi’s IP licensing business (in addition to any assets and liabilities allocated to Adeia pursuant to the separation agreement).

The Xperi board of directors believes that creating two focused companies is the best way to drive value for all of Xperi’s stakeholders. They also believe that the separation of Xperi’s product and IP licensing businesses will better position both companies to capitalize on significant growth opportunities and focus their resources on their respective businesses and strategic priorities.

On                 , the Xperi board of directors approved the distribution of all the then-issued and outstanding shares of [Xperi Product] common stock to Xperi stockholders on the basis of                  shares of [Xperi Product] common stock for every share of Xperi common stock held at the close of business on the record date for the distribution. As a result of the distribution, [Xperi Product] will become an independent, publicly traded company. The distribution of [Xperi Product] common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.” Xperi stockholders may also receive cash in lieu of any fractional shares of [Xperi Product] common stock that they would have received in the distribution. The distribution is intended to be generally tax-free to Xperi stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. Xperi stockholders will not be required to make any payment, surrender or exchange their Xperi common stock or take any other action to receive their shares of [Xperi Product] common stock in the distribution.

The Xperi board of directors has the discretion to abandon the intended distribution and to alter the terms of the distribution. As a result, we cannot provide any assurances that the distribution of [Xperi Product] common stock will be completed.

Reasons for the Separation and Distribution

Since the Mergers, the Xperi board of directors has met regularly to review Xperi’s businesses and has evaluated the strategic opportunities available to the combined company and its businesses. The Xperi board of directors believes that the separation of Xperi into two independent, publicly traded companies through the separation of its products and IP licensing businesses is the best available opportunity to unlock the value of Xperi. The Xperi board of directors has considered a wide variety of factors in evaluating the planned separation and distribution of [Xperi Product], including the risk that the distribution is abandoned and not completed. The Xperi board of directors believes that the potential benefits to Xperi stockholders of the separation of its two businesses into independent companies with their own distinctive business and capital structures and ability to focus on their respective specific growth plans will provide Xperi stockholders with certain opportunities and benefits not available to the combined company.

The Xperi board of directors believes that the separation of the product business from Xperi is in the best interests of Xperi and its stockholders. Among other things, the Xperi board of directors considered the following potential benefits of the separations and distributions:

•

Increased Management Focus on Core Business and Distinct Opportunities. The separation will enable the respective management teams to adopt strategies and pursue objectives specific to their respective businesses, and better focus on strengthening their respective core businesses and operations;

•

Improved Operational and Strategic Flexibility. The separation will permit each business to pursue its own business interests, operating priorities and strategies more effectively, and will enhance operational flexibility for both businesses, particularly in dealing with suppliers and customers;

•	Distinct Investment Profile. The separation will simplify how investors evaluate each business, streamline the investment profiles of both businesses and may enhance their marketability;

•	Focused Capital Allocation. The separation will eliminate existing competing priorities for capital allocation between Xperi’s product and IP licensing businesses; and

•	Better Talent Recruitment and Retention. The separation will improve access to talent by allowing each company to capitalize on their distinct cultures and recruitment strategies.

The Xperi board of directors also considered a number of potentially negative factors, including the loss of synergies and joint purchasing power from ceasing to operate as part of a larger, more diversified company, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to the businesses and loss or dilution of brand identities, possible increased administrative costs and one-time separation costs, restrictions on each company’s ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the distribution and certain related transactions for U.S. federal income tax purposes, the fact that each company will be less diversified than the current configuration of Xperi’s businesses prior to the separation and distribution, and the potential inability to realize the anticipated benefit of the separation and distribution.

The Xperi board of directors concluded that the potential benefits of pursuing the separation and distribution outweighed the potential negative factors in connection therewith. Neither Xperi nor we can assure you that, following the separation and distribution, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information see the section entitled “Risk Factors.”

The Xperi board of directors also considered these potential benefits and potentially negative factors in light of the risk that the distribution is abandoned or otherwise not completed, resulting in Xperi not separating into two independent, publicly traded companies. The Xperi board of directors believes that the potential benefits to Xperi stockholders discussed above apply to the separation and distribution of each of the intended two businesses and that the creation of each independent company, with its distinctive business and capital structure and ability to focus on its specific growth plan, will provide Xperi stockholders with greater long-term value than retaining one investment in the combined company.

In view of the wide variety of factors considered in connection with the evaluation of the separation and distribution and the complexity of these matters, the Xperi board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of the Xperi board of directors may have given different weights to different factors.

History of [Xperi Product] Prior to the Distribution

As part of Xperi’s plan to separate its product business, on June 30, 2021, Xperi formed [Xperi Product]. [Xperi Product] is a direct, wholly owned subsidiary of Xperi. In connection with the separation and distribution, Xperi plans to transfer the assets and liabilities of the product business not currently held by [Xperi Product], to [Xperi Product] (see the sections entitled “—Internal Reorganization” and “Certain Relationships and Related Party Transactions—Separation Agreement”). Xperi will then complete the separation through a distribution of [Xperi Product] common stock by way of a pro rata dividend to Xperi stockholders as of the record date. Following the separation and distribution, [Xperi Product] will be a separate company and the remaining company, Adeia, will not retain any ownership interest in [Xperi Product]. As a result of the Internal Reorganization and Business Realignment, at the time of the distribution, [Xperi Product] will hold, among certain other assets and liabilities, the product business of Xperi (in addition to any assets and liabilities allocated to it pursuant to the separation agreement).

The Number of Shares of [Xperi Product] Common Stock You Will Receive

For every share of Xperi common stock that you own at the close of business on                  , 2022, the record date, you will receive                 shares of [Xperi Product] common stock on the distribution date. Xperi will not distribute any fractional shares of [Xperi Product] common stock. Instead, if you are a registered holder, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such stockholder would otherwise have been entitled to receive) to each stockholder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Xperi or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Neither we nor Xperi will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts received in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See the section entitled “U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the U.S. federal income tax consequences of the distribution. If you are a registered holder of Xperi common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Xperi common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will be responsible for transmitting to you your share of such proceeds.

When and How You Will Receive the Distribution

With the assistance of the distribution agent, subject to the satisfaction or waiver of certain conditions, the distribution of [Xperi Product] common stock is expected to occur on                 , the distribution date, to all

holders of outstanding Xperi common stock on the record date.                  will serve as the distribution agent in connection with the distribution, and                  will serve as the transfer agent and registrar for the [Xperi Product] common stock. Xperi stockholders may receive cash in lieu of any fractional shares of [Xperi Product] common stock which they would have been entitled to receive.

If you own Xperi common stock as of the close of business on the record date, the shares of [Xperi Product] common stock that you are entitled to receive in the distribution will be issued to you electronically, as of the distribution date, in direct registration or book-entry form. If you are a registered holder, the distribution agent will credit the whole shares of [Xperi Product] common stock you receive in the distribution to a book-entry account with our transfer agent on or shortly following the distribution date. Approximately two weeks after the distribution date, the distribution agent will mail you a direct registration account statement that reflects the shares of [Xperi Product] common stock that have been registered in book-entry form in your name as well as a check reflecting any cash you are entitled to receive in lieu of fractional shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution.

Most Xperi stockholders own their shares beneficially through a bank, broker or other nominee. In such cases, the bank, broker or other nominee would be said to hold the shares in “street name” and the shares of [Xperi Product] common stock you are entitled to receive in the distribution will be issued electronically to your bank or broker and your ownership would be recorded on the bank or brokerage firm’s books. If you hold your Xperi common stock through a bank, broker or other nominee, your bank or brokerage firm will credit your account for the shares of [Xperi Product] common stock that you are entitled to receive in the distribution, and will be responsible for transmitting to you any cash in lieu of fractional shares you are entitled to receive. If you have any questions concerning the mechanics of the distribution and you hold your shares of Xperi in street name, please contact your bank or brokerage firm.

If you sell your Xperi common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive shares of [Xperi Product] common stock in the distribution.

Transferability of Shares You Receive

The shares of [Xperi Product] common stock distributed to Xperi stockholders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by [Xperi Product] affiliates will be subject to resale restrictions under the Securities Act. [Xperi Product] affiliates will be permitted to sell shares of [Xperi Product] common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Results of the Distribution

After our separation from Xperi, we will be an independent, publicly traded company. The actual number of shares to be distributed will be determined by Xperi at the close of business on the record date for the distribution based on the distribution ratio. The distribution will not affect the number of outstanding shares of Xperi common stock, which will now reflect ownership of Adeia, or any rights of Xperi stockholders. Xperi will not distribute any fractional shares of [Xperi Product] common stock.

We will enter into the separation agreement with Xperi to effect the separation and provide a framework for our relationship with Adeia after the separation and distribution. In connection with the separation and distribution, we will also enter into various other agreements with Xperi, including [a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements]. These agreements will collectively provide for the allocation between us and Adeia of the assets, liabilities and obligations of Xperi and its subsidiaries (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Xperi and will govern certain relationships between us and Adeia. For a more detailed description of these agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Party Transactions.”

Market for [Xperi Product] common stock

There is currently no public trading market for [Xperi Product] common stock. We intend to apply to list [Xperi Product] common stock on [●] under the symbol “XPER.” We have not and will not set the initial price of [Xperi Product] common stock. The initial price will be established by the public markets.

[Xperi Product] cannot predict the price at which its common stock will trade after the distribution. The combined trading prices, after the distribution, of the shares of [Xperi Product] common stock that each Xperi stockholder will receive in the distribution and the shares of Xperi common stock held at the record date may not equal the “regular-way” trading price of a share of Xperi common stock immediately prior to the distribution. The price at which [Xperi Product] common stock trades may fluctuate significantly, particularly until an orderly public trading market develops. Trading prices for [Xperi Product] common stock will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to Ownership of our Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution date, Xperi expects that there will be two markets in Xperi common stock: a “regular-way” market and an “ex-distribution” market. Shares of Xperi common stock that trade on the “regular-way” market will trade with an entitlement to receive the shares of [Xperi Product] common stock distributed pursuant to the separation. Shares of Xperi common stock that trade on the “ex-distribution” market will trade without an entitlement to receive the [Xperi Product] common stock distributed pursuant to the distribution. Therefore, if you sell Xperi common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive [Xperi Product] common stock in the distribution. If you own Xperi common stock at the close of business on the record date and sell those shares on the “ex-distribution” market on or prior to the last trading day prior to the distribution date, you will receive the shares of [Xperi Product] common stock that you are entitled to receive pursuant to your ownership of Xperi common stock as of the record date.

Furthermore, we anticipate that trading in [Xperi Product] common stock will begin on a “when-issued” basis as early as the trading day prior to the record date for the distribution and will continue through the last trading day prior to the distribution date. “When-issued” trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. The “when-issued” trading market will be a market for [Xperi Product] common stock that will be distributed to holders of Xperi common stock on the distribution date. If you owned Xperi common stock at the close of business on the record date, you would be entitled to [Xperi Product] common stock distributed pursuant to the distribution. You may trade this entitlement to shares of [Xperi Product] common stock, without Xperi common stock you own, on the “when-issued” market. We anticipate that trading on a “when-issued” basis will continue through the last trading day prior to the distribution date. At the open of trading on the distribution date, “regular-way” trading will begin.

Conditions to the Distribution

We expect that the distribution will be effective on                 , the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied:

•

the SEC having declared effective the Form 10 under the Exchange Act, no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement having been distributed to Xperi stockholders;

•	the listing of [Xperi Product] common stock on [●] having been approved, subject to official notice of issuance;

•

the Xperi board of directors having received an opinion from                  to the effect that, following the distribution, we and Xperi will each be solvent and adequately capitalized, and that Xperi has adequate surplus under Delaware law to declare the dividend of [Xperi Product] common stock;

•	the Internal Reorganization and Business Realignment as they relate to us having been effectuated prior to the distribution date;

•

the Xperi board of directors having declared the dividend of [Xperi Product] common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

Xperi having elected the individuals to be members of our board of directors following the distribution, and certain directors as set forth in the separation agreement having resigned from the Xperi board of directors;

•	each of us and Xperi and each of our or its applicable subsidiaries having entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of Xperi or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the separation agreement, shall be pending, threatened, issued or in effect; and

•	the receipt by Xperi of the Tax Opinion.

The fulfillment of the foregoing conditions does not create any obligations on Xperi’s part to effect the distribution, and the Xperi board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Regulatory Approvals

We must complete the necessary registration under U.S. federal securities laws of [Xperi Product] common stock, as well as the applicable listing requirements of the [●] for such shares.

Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Xperi stockholders will not have any appraisal rights in connection with the distribution.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to Xperi stockholders who will receive shares of [Xperi Product] common stock in the distribution. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Xperi. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither Xperi nor we undertake any obligation to update the information except in the normal course of Xperi’s and our public disclosure obligations and practices.

Financial Statement Presentation

This information statement generally describes [Xperi Product] as if the Internal Reorganization and Business Realignment have already been completed and [Xperi Product] holds the product business of Xperi that it will hold at the time of the distribution. Accordingly, this information statement includes an unaudited pro forma combined balance sheet for [Xperi Product] as well as unaudited pro forma combined statement of operations for [Xperi Product], which present our financial position and results of operations to give pro forma effect to the Mergers, the Internal Reorganization, the Business Realignment, the distribution of all the common stock of [Xperi Product], and the other transactions described under “Unaudited Pro Forma Combined Financial Information.” The unaudited pro forma combined financial information is presented for illustrative purposes only and should not be viewed as an indication of current or future results of operations, financial position or cash flows as if [Xperi Product] had been a separate, standalone company holding Xperi’s product business during the periods presented. For further information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

This information statement also includes certain historical combined financial information related to, and discusses the results of operations, financial condition and business of, [Xperi Product]. For example, the historical combined financial statements incorporated by reference herein reflect [Xperi Product’s] business as it has been conducted prior to the Internal Reorganization and Business Realignment. These combined financial statements reflect the business of [Xperi Product], which exclude those portions of Xperi’s IP licensing business that will ultimately remain with Adeia. [Xperi Product’s] financial information and results are not necessarily representative of the financial results that we would have achieved as a separate, publicly traded company holding Xperi’s product business nor indicative of the results we expect for any future period. This information statement does not reflect [Xperi Product] as it will be comprised at the time of the separation and distribution. For further information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

[Xperi Product] is a wholly owned subsidiary of Xperi that was formed on June 30, 2021. [Xperi Product] has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

DIVIDEND POLICY

We intend to either pay no cash dividend or a nominal cash dividend depending on our capital allocation needs and discussions with our Board of Directors.

CAPITALIZATION

The following table sets forth [Xperi Product]’s cash and cash equivalents and capitalization as of [●], on a historical and on a pro forma basis giving effect to the Business Realignment, the Internal Reorganization and the separation and distribution, as if they occurred on [●]. The historical cash and cash equivalents and capitalization for [Xperi Product] are derived from [the audited combined financial statements of [Xperi Product] and accompanying notes as presented elsewhere in this Form 10]. Explanations for the pro forma adjustments can be found under “Unaudited Pro Forma Combined Financial Information.” The following table should be reviewed in conjunction with “Unaudited Pro Forma Combined Financial Information” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes of [Xperi Product] incorporated by reference herein and filed as Exhibits 99.2, 99.3 and 99.4 to the Form 10 of which this information statement forms a part.

As of [●]
	Historical	Pro Forma
(In millions)
$

$

$

$

(1)	[TO COME]

We have not yet finalized our post-distribution capitalization. We intend to update the above disclosure to reflect our post-distribution capitalization in an amendment to the Form 10 of which this information statement forms a part.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

[TO COME]

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

[TO COME]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following in conjunction with the sections in this information statements entitled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “The Separation and Distribution,” “Unaudited Pro Forma Combined Financial Information,” “Business” and “Certain Relationships and Related Party Transactions” as well as the audited combined financial statements of [Xperi Product] and accompanying notes, the audited combined financial statements of TiVo Product for the years ended December 31, 2019 and 2018, and the unaudited combined financial statements of TiVo Product for the three months ended March 31, 2020 and 2019, filed as Exhibits 99.2, 99.3 and 99.4, respectively, to the Form 10 of which this information statement forms a part.

The management’s discussion and analysis (“MD&A”) of [Xperi Product]‘s historical financial condition and results of operations presented below is that of the product segment of Historical Xperi. The following refers to and should be read in conjunction with the audited combined financial statements and accompanying notes, which are incorporated by reference herein and filed as Exhibit 99.2, to the Form 10 of which this information statement forms a part. This MD&A has been included to help provide an understanding of [Xperi Product’s] financial condition, changes in financial condition and results of operations.

The combined financial information and results of operations that are discussed in this section relate to [Xperi Product], without giving effect to the Internal Reorganization and Business Realignment and the other transactions that will occur in connection with the separation and distribution. The discussion in this section does not reflect [Xperi Product] as it will be constituted following the separation as a separate, publicly traded company holding Xperi’s product business. As a result, the discussion does not necessarily reflect the expected financial position, results of operations and cash flows of [Xperi Product] following the separation or what [Xperi Product]‘s financial position, results of operations and cash flows would have been had [Xperi Product] been an independent, publicly traded company during the periods presented. See the section entitled “The Separation and Distribution” and “Certain Relationships and Related Party Transactions” for a discussion of the Internal Reorganization and Business Realignment and the related transactions in connection with the separation and distribution.

The following discussion may contain forward-looking statements that reflect the plans, estimates and beliefs of Historical Xperi. The words “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements.

Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors,” “Business” and “Cautionary Statement Concerning Forward-Looking Statements.” We disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

The following discussion (presented in thousands, except for percentages and share numbers) should be read in conjunction with our combined financial statements and notes thereto.

This section of this Form 10 generally discusses 2020 and 2019 items and year-to-year comparisons between 2020 and 2019.

Business Overview

Following the closing of Xperi Corporation’s (“Pre-Merger Xperi”) merger with TiVo Corporation (“Pre-Merger TiVo”) in 2020, the new parent company following the merger, Xperi Holding Corporation (“Xperi”), announced plans to separate into two independent publicly traded companies (the “Separation”), one comprising its intellectual property licensing business and one comprising its product business. The Separation is intended to take the form of a tax-free spin-off to Xperi’s stockholders of 100% of the shares of its product-related business, which will be renamed [Xperi Product] (“[Xperi Product]” or the “Company”). In connection with the Separation, Xperi will be renamed and continue as [Adeia, Inc. (“Adeia”)]. In connection with the distribution of [Xperi Product], Adeia is expected to change its stock symbol to “                ”. The Separation is subject to certain conditions, including, among others, obtaining final approval from Xperi’s board of directors, receipt of an opinion confirming that the distribution and certain transactions entered into in connection with the distribution generally will be tax-free to Xperi and its shareholders for U.S. federal income tax purposes and one or more opinions with respect to the U.S. Securities and Exchange Commission declaring the effectiveness of the registration statement of which this information statement forms a part.

On December 18, 2019, Xperi entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Pre-Merger TiVo to combine in an all-stock merger of equals transaction (the “Mergers”). Immediately following the consummation of the Mergers on June 1, 2020, (the “Merger Date”), Xperi Holding Corporation, a Delaware corporation founded in December 2019 under the name “XRAY-TWOLF HoldCo Corporation” became the parent company of both Pre-Merger Xperi and Pre-Merger TiVo. See “Note 9– Business Combination” of our combined financial statements included elsewhere in this information statement for a more detailed description of the Mergers.

Xperi was determined to be the accounting acquirer in the Mergers. As a result, the historical financial statements of Xperi for periods prior to the Mergers are considered to be the historical financial statements of Xperi Holding Corporation. As used herein, “Parent” refers to Pre-Merger Xperi when referring to periods prior to June 1, 2020 and to Xperi Holding Corporation when referring to periods subsequent to June 1, 2020.

[Xperi Product] has a portfolio of software and technology that addresses one of the biggest consumer trends in entertainment today – the massive proliferation of content and the rapidly changing habits for how consumers are finding, watching and enjoying entertainment. We offer consumers a unique and seamless end-to-end entertainment experience, from choice to consumption, in the home, in the car and on-the-go. Additionally, through our technology solutions, we can offer our customers and partners additional ways to monetize that consumption. Lastly, we offer automotive original equipment manufacturers (“OEMs”) in-cabin monitoring solutions that enhance safety within the car. We group our business into four categories based on the products delivered and customers served: Consumer Electronics, Connected Car, Pay-TV and Platform Solutions. Headquartered in Silicon Valley with operations around the world, we have approximately 1,700 employees and over 30 years of operating experience.

Basis of Presentation

Our Combined Financial Statements were prepared in connection with the Separation and have been derived from the Consolidated Financial Statements and accounting records of our Parent as if we had operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The accounting policies used to derive our Combined Financial Statements amounts are the same as those used by our Parent. As a direct ownership relationship did not exist among all the various legal entities comprising the product business, net Parent company investment in us is shown in lieu of stockholders’ equity in the Combined Financial Statements.

Our Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to us, including subsidiaries in which our Parent has a controlling financial interest. In the fourth quarter of 2018, we funded a new subsidiary, Perceive Corporation (“Perceive”), which was created to focus on delivering edge inference solutions. As of December 31, 2020, we owned approximately 81% of Perceive. The operating results of Perceive have been included in our combined financial statements since the fourth quarter of 2018.

We are dependent on Parent for all our working capital and financing requirements as our Parent uses a centralized approach to cash management and financing our operations. Financial transactions relating to our Parent and us are accounted for through the Net Parent company investment on the Combined Balance Sheets. Accordingly, none of Parent’s cash and cash equivalents have been allocated to our Company for any of the periods presented, unless those balances were directly attributable to us. We reflect transfers of cash to and from Parent’s cash management system as a component of Net Parent company investment on the Combined Balance Sheets. Parent’s long-term debt has not been attributed to us for any of the periods presented because Parent’s borrowings are not our legal obligation.

Our Combined Statements of Operations and Comprehensive Loss reflect allocations of general corporate expenses from our Parent including, but not limited to, executive management, sales and marketing, finance, legal, information technology, employee benefits administration, stock-based compensation, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on a pro rata basis of billing, revenue, headcount or other measures as determined appropriate. Our management and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to us. The allocations may not, however, reflect the expenses our Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, such as the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure.

Our Parent maintains various benefit and stock-based compensation plans at a corporate level. Our employees participate in those programs and a portion of the cost of those plans is included in our audited Combined Financial Statements. Our Combined Balance Sheets and Combined Statements of Equity do not include any benefit plan obligations, or any equity related to stock-based compensation plans. See “Note 12—Stock-Based Compensation Expense” of our combined financial statements included elsewhere in this information statement for a description of the accounting for stock-based compensation.

Our fiscal year ends on December 31. We employ a calendar month-end reporting period for our quarterly reporting.

We qualify as an “emerging growth company” (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Our historical results are included as a part of the Parent’s financial statements which are filed with the SEC. As a result, we track the effective dates and adopt all guidance applicable to us consistent with the manner that the Parent tracks and adopts all applicable guidance. However, we intend to adopt future standards at the appropriate date for emerging growth companies once we are established as a stand-alone company. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

The Combined financial statements of TiVo Product for the years ended December 31, 2019 and 2018 and the Unaudited Combined financial statements of TiVo Product for the three months ended March 31, 2020 and March 31, 2019 have been derived from the Consolidated Financial Statements and accounting records of TiVo Corporation as if TiVo Product operated on a standalone basis during the periods presented and were prepared in accordance with U.S. GAAP.

The Combined Statements of Operations of TiVo Product reflect allocations of general corporate expenses from Pre-Merger TiVo including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Pre-Merger TiVo management considered these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, TiVo Product. The allocations may not, however, reflect the expense TiVo Product would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if TiVo Product had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure.

The Combined Balance Sheets of TiVo Product include TiVo assets and liabilities that are specifically identifiable or otherwise attributable to TiVo Product, including subsidiaries and affiliates in which TiVo has a controlling financial interest. TiVo Product was dependent on TiVo for all of its working capital and financing requirements as TiVo used a centralized approach to cash management and financing its operations. Financial transactions relating to TiVo Product were accounted for through the TiVo company investment on the Combined Balance Sheets. Accordingly, none of TiVo’s cash, cash equivalents or investments have been assigned to TiVo Product for any of the periods presented, unless those balances were directly attributable to TiVo Product. TiVo Product reflects transfers of cash to and from TiVo’s cash management system as a component of TiVo company investment on the Combined Balance Sheets. TiVo’s long-term debt was not attributed to TiVo Product for any of the periods presented because TiVo’s borrowings were not the legal obligation of TiVo Product.

The COVID-19 Pandemic Impact

Our business and results of operations have been adversely affected by the global COVID-19 pandemic and related events and we expect its impact to continue. The impact to date has included periods of significant volatility in various markets and industries. The volatility has had, and we anticipate it will continue to have, an adverse effect on our customers and on our business, financial condition and results of operations, and may result in an impairment of our long-lived assets, including goodwill, increased credit losses and impairments of investments in other companies. In particular, the automotive market, as well as the broad consumer electronics industry, has been and may continue to be impacted by the pandemic and/or other events beyond our control, and further volatility could have an additional negative impact on these industries, customers, and our business. In addition, the COVID-19 pandemic and, to a lesser extent, U.S. restrictions on trade with certain Chinese customers, have impacted and may continue to impact the financial conditions of our customers.

In addition, actions by United States federal, state and foreign governments to address the COVID-19 pandemic, including travel bans, stay-at-home orders and school, business and entertainment venue closures, also had a significant adverse effect on the markets in which we conduct our business. The COVID-19 pandemic poses the risk that our workforce, suppliers, and other partners may be prevented from conducting normal business activities for an extended period of time, including due to shutdowns or stay-at-home orders that may be requested or mandated by governmental authorities. We have implemented policies to allow our employees to work remotely as a result of the pandemic as we reviewed processes related to workplace safety, including social distancing and sanitation practices recommended by the Centers for Disease Control and Prevention. The COVID-19 pandemic could also cause delays in acquiring new customers and executing renewals and could also impact our business as consumer behavior changes in response to the pandemic.

Since the start of the second quarter of 2021, there has been increased availability and administration of vaccines against COVID-19, as well as an easing of restrictions on social, business, travel, and government activities and functions, and we have experienced a gradual resumption of economic activities in our industries. On the other hand, infection rates continue to fluctuate in various regions and new strains of the virus remain a risk. In addition, there are ongoing global impacts resulting from the pandemic, including disruption of the product supply chains, shortages of semiconductor components, and delays in shipments, product development, and product launches. We have been closely monitoring the COVID-19 pandemic and its impact on our business, including legislation to mitigate the impact of COVID-19 such as the Coronavirus Aid Relief, and Economic Security (CARES) Act which was enacted in March 2020, and the American Rescue Plan Act of 2021 which was enacted in March 2021. Although a significant portion of our anticipated revenue for 2021 is derived from large well-capitalized customers which we believe somewhat mitigates the risks to our business, revenue will be susceptible to the volatility, supply chain disruptions, microchip shortages and potential market downturns induced by the COVID-19 pandemic.

The full extent of the future impact of the COVID-19 pandemic on our operational and financial performance is uncertain and will depend on many factors outside our control, including, without limitation, the timing, extent, trajectory and duration of the pandemic; the availability, distribution and effectiveness of vaccines; the spread of new variants of COVID-19; the continued and renewed imposition of protective public safety measures; and the impact of the pandemic on the global economy and demand for consumer products. Although we are unable to predict the full impact and duration of the COVID-19 pandemic on our business, we are actively managing our financial expenditures in response to continued uncertainty. Further discussion of the potential impacts on our business from the COVID-19 pandemic is provided under the section entitled “Risk Factors”.

Results of Operations

Significant events occurred over the past two years that affect the comparability of our financial statements. On June 1, 2020, we completed the Mergers with Pre-Merger TiVo, we incurred significant one-time expenses in 2020 such as transaction related costs (e.g., bankers fees, legal fees, consultant fees), lease impairment charges due to facilities consolidation, severance and retention costs (including stock-based compensation expense resulting from the contractually-required acceleration of equity instruments for departing executives). Additionally, our amortization expense increased significantly due to the valuation of Pre-Merger TiVo’s intangible assets recorded as a result of the Mergers.

We derive the majority of our revenue from licensing our technology to customers. These arrangements are summarized below based on how the technology is delivered to customers: License arrangements and Technology Solutions arrangements. For License arrangements, the customer obtains rights to the technology delivered at the commencement of the agreement. For Technology Solutions arrangements, the customer receives access to a platform, media or data that includes frequent updates, where access to such updates is critical to the functionality of the technology. The timing of when performance obligations are satisfied, as well as the fee arrangements underlying each agreement, determine when revenue is recognized.

License Arrangements

We license our audio, digital radio and imaging technology to consumer electronics (“CE”) manufacturers, automotive manufacturers or their supply chain partners.

We generally recognize royalty revenue from licenses based on units shipped or manufactured. Revenue is recognized in the period in which the customer’s sales or production are estimated to have occurred. This may result in an adjustment to revenue when actual sales or production are subsequently reported by the customer, generally in the month or quarter following sales or production. Estimating customers’ quarterly royalties prior to receiving the royalty reports requires us to make significant assumptions and judgments related to forecasted trends and growth rates used to estimate quantities shipped or manufactured by customers, which could have a material impact on the amount of revenue we report on a quarterly basis.

Certain customers enter into fixed fee or minimum guarantee agreements, whereby customers pay a fixed fee for the right to incorporate our technology in the customer’s products over the license term. In arrangements with a minimum guarantee, the fixed fee component corresponds to a minimum number of units or dollars that the customer must produce or pay, with additional per-unit fees for any units or dollars exceeding the minimum. We generally recognize the full fixed fee as revenue at the beginning of the license term when the customer has the right to use the technology and begins to benefit from the license, net of the effect of any significant financing components calculated using customer-specific, risk-adjusted lending rates, with the related interest income being recognized over time on an effective rate basis. For minimum guarantee agreements where the customer exceeds the minimum, we recognize revenue relating to any additional per-unit fees in the periods we believe the customer will exceed the minimum and adjust the revenue based on actual usage once that is reported by the customer.

Technology Solutions Arrangements

For Technology Solutions, we provide on-going media or data delivery, hosting and access to its platform, and software updates. For these solutions, we generally receive fees on a per-subscriber per-month basis or as a fixed fee, and revenue is recognized during the month in which the solutions are provided to the customer. For most of the Technology Solutions offerings, substantially all functionality is obtained through our continuous hosting and/or updating of the data and content. In these instances, we typically have a single performance obligation related to these ongoing activities in the underlying arrangement. For those arrangements that include multiple performance obligations, we allocate the consideration in accordance with the allocation of transaction price principle and recognize revenue for each distinct performance obligation when control of the promised goods or services is transferred to the customer.

We also generate revenue from non-recurring engineering (“NRE”) services, advertising, and hardware products, each of which was less than 5% of total revenue for all periods presented.

The following table presents our historical operating results for the periods:

	Years Ended December 31,
	2020	2019
Revenue	$376,101	$198,124
Operating expenses:
Cost of revenue, excluding depreciation and amortization of intangible assets	77,788	7,786
Research and development	163,407	94,627
Selling, general and administrative	172,594	91,408
Depreciation expense	16,666	5,666
Amortization expense	98,209	88,074

Total operating expenses	528,664	287,561

Operating loss	(152,563)	(89,437)
Other income and expense, net	1,535	1,012

Loss before taxes	(151,028)	(88,425)
Benefit from income taxes	(9,735)	(6,054)

Net loss	$(141,293)	$(82,371)

Less: Net loss attributable to noncontrolling interest	(2,966)	(1,503)

Net loss attributable to [Xperi Product]	$(138,327)	$(80,868)

The following table presents our historical operating results for the periods indicated as a percentage of revenue:

	Years Ended December 31,
	2020	2019
Revenue	100%	100%
Operating expenses:
Cost of revenue, excluding depreciation and amortization of intangible assets	21	4
Research and development	43	48
Selling, general and administrative	46	46
Depreciation expense	5	3
Amortization expense	26	44

Total operating expenses	141	145
Operating loss	(41)	(45)
Other income and expense, net	0	1
Loss before taxes	(41)	(44)
Benefit from income taxes	(3)	(3)
Net loss	(38)	(41)

Less: Net loss attributable to noncontrolling interest	1	1

Net loss attributable to [Xperi Product]	(37)	(40)

The following table sets forth our revenue by year (in thousands, except for percentages):

	2020 vs. 2019
	2020	2019	Increase	% Change
Total revenue	$376,101	$198,124	$177,977	90%

The $178.0 million or 90% increase in total revenue for the year ended December 31, 2020, compared to the prior year, was primarily due to the inclusion of $193.9 million in revenue from TiVo Product operations following the Mergers. These increases in revenue were partially offset by a decrease in per-unit royalty revenue from existing licensing agreements.

Cost of revenue, excluding depreciation and amortization of intangible assets

Cost of revenue, excluding depreciation and amortization of intangible assets consists primarily of employee-related costs, royalties paid to third parties, maintenance costs and an allocation of facilities costs, service center and other expenses related to providing Pay-TV and platform solutions, non-recurring engineering (“NRE”) services and our metadata offering, as well as all product-related costs associated primarily with TiVo-enabled devices.

Cost of revenue, excluding depreciation and amortization of intangible assets, for the year ended December 31, 2020 was $77.8 million, as compared to $7.8 million for the year ended December 31, 2019, an increase of $70.0 million. The increase was primarily due to the inclusion of TiVo Product expenses of $68.6 million since the Mergers, related to service center and other expenses associated with providing Pay-TV and platform solutions, costs of non-recurring engineering services and all product related-costs including third-party manufacturing costs, warranty and fulfillment costs.

We anticipate cost of revenue, excluding depreciation and amortization of intangible assets will continue to increase in 2021 when compared to 2020 due to including a full year of TiVo Product operations in our combined results.

Research and Development

Research and development (“R&D expense”) is comprised primarily of employee-related costs, stock-based compensation expense, engineering consulting expenses associated with new product and technology development, product commercialization, quality assurance and testing costs, as well as costs related to information technology, patent applications and examinations, materials, supplies and allocation of facilities costs. All R&D expense is expensed as incurred.

R&D expense for the year ended December 31, 2020 was $163.4 million as compared to $94.6 million for the year ended December 31, 2019, an increase of $68.8 million. The increase was due to the inclusion of $61.7 million of R&D expenses from the TiVo Product business since the Mergers, increased headcount and personnel costs in Perceive, an internal startup that focuses on delivering edge-based inference solutions, and severance charges incurred in connection with consolidating and optimizing post-merger operations.

We believe that a significant level of R&D expense will be required for us to remain competitive in the future. We also anticipate that R&D expense will increase in 2021 when compared to 2020 due primarily to including a full year of the TiVo Product business in our combined results.

Selling, General and Administrative

Selling expenses consist primarily of compensation and related costs for sales and marketing personnel engaged in sales and licensee support, reverse engineering personnel and services, marketing programs, public relations, promotional materials, travel, trade show expenses, and stock-based compensation expense. General and administrative expenses consist primarily of compensation and related costs for general management, information technology, finance personnel, legal fees and expenses, facilities costs, stock-based compensation expense, and professional services. Our general and administrative expenses, other than facilities-related expenses, are not allocated to other expense line items.

Selling, general and administrative expenses for the year ended December 31, 2020 were $172.6 million, as compared to $91.4 million for the year ended December 31, 2019, an increase of $81.2 million. The increase was due principally to the inclusion of $65.0 million of TiVo Product business expenses since the Mergers, merger related transaction costs of $15.2 million, post-merger severance and retention costs, and costs associated with the contemplated separation of our business, partially offset by a reduction in travel and entertainment expenses.

We anticipate selling, general and administrative expenses will increase in 2021 when compared to 2020 due to including a full year of the TiVo Product business in our combined results.

Depreciation Expense

Depreciation expense was $16.7 million for the year ended December 31, 2020, as compared to $5.7 million for the year ended December 31, 2019, an increase of $11.0 million. The increase was primarily attributable to depreciation expense in the TiVo Product business fixed assets added since the Mergers.

We anticipate depreciation expense will continue to increase in 2021 as compared to 2020 as a result of incurring the full year effect of the TiVo Product business assets after the Mergers.

Amortization Expense

Amortization expense for the year ended December 31, 2020 was $98.2 million, as compared to $88.1 million for the year ended December 31, 2019, an increase of $10.1 million. The increase was primarily attributable to $17.7 million amortization of intangible assets recorded in connection with the Mergers in June 2020, partially offset by $7.6 million certain intangible assets becoming fully amortized during 2020.

As a result of the Mergers, we anticipate that amortization expenses will continue to be a significant expense since we acquired approximately $266.3 million of intangible assets which will be amortized over the next several years. The estimated annual amortization expense is approximately $30.4 million. See “Note 10—Goodwill and Identified Intangible Assets” of our combined financial statements included elsewhere in this information statement for additional information.

Stock-based Compensation Expense

The following table sets forth our stock-based compensation expense for the years ended December 31, 2020 and 2019 (in thousands):

	Years Ended December 31,
	2020	2019
Cost of revenue	$585	$—
Research and development	11,383	11,572
Selling, general and administrative	7,215	5,739

Total stock-based compensation expense	$19,183	$17,311

Stock-based compensation awards include restricted stock awards and units, employee stock plan purchases and employee stock options. The increase in stock-based compensation for the year ended December 31, 2020, compared to the prior year, was primarily a result of including incremental expense from assumed Pre-Merger TiVo stock awards and expenses from new, post-merger grants to Pre-Merger TiVo employees in 2020 as well as increases in restricted stock awards and units as a result of the Mergers.

Other Income and Expense, Net

Other income and expense, net for the year ended December 31, 2020 was $1.5 million, as compared $1.0 million for the year ended December 31, 2019. Other income and expense, net increased in 2020 due to $0.9 million increase in gain on foreign exchange, offset by the miscellaneous charges.

Benefit from Income Taxes

For the year ended December 31, 2020, we recorded an income tax benefit of $9.7 million on a pretax loss of $151.0 million, which resulted in an effective tax rate of 6.4%. The income tax benefit of $9.7 million was primarily related to a net decrease in valuation allowance as a result of the Mergers, partially offset by foreign withholding taxes.

For the year ended December 31, 2019, we recorded an income tax benefit of $6.1 million on a pretax loss of $88.4 million, which resulted in an effective tax rate of 6.7%. The income tax benefit of $6.1 million was primarily related to tax benefit from operating losses, tax credits, and eligible deductions from FDII, partially offset by an increase in valuation allowance against deferred tax assets primarily related to capitalized research expenses, foreign withholding taxes, non-deductible stock-based compensation and certain non-deductible expenses.

At December 31, 2020, our 2016 through 2019 tax years are generally open and subject to potential examination in one or more jurisdictions. Our earlier tax years are also open in certain jurisdictions which are currently subject to examination. In addition, in the U.S., any net operating losses or credits that were generated in prior years but not yet fully utilized in a year that is closed under the statute of limitations may also be subject to examination.

The need for a valuation allowance requires an assessment of both positive and negative evidence when determining whether it is more-likely-than-not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. In making such assessment, significant weight is given to evidence that can be objectively verified. After considering both positive and negative evidence to assess the recoverability of our net deferred tax assets, we determined that it was unlikely that we would realize our federal, certain state and certain foreign deferred tax assets given the substantial amount of tax attributes that will remain unutilized to offset reversing deferred tax liabilities as of December 31, 2020. We intend to continue maintaining a full valuation allowance on our federal deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of the valuation allowance would result in the recognition of certain federal deferred tax assets and a decrease to income tax expense for the period the release is recorded. The exact timing and amount of the valuation allowance release depends on the level of profitability that we are able to achieve.

Management discussion of results of operations of TiVo Product for the Years Ended December 31, 2019 and 2018, filed as Exhibit 99.3

The following section discusses the combined results of operations for TiVo Product for the Years Ended December 31, 2019 and 2018. This discussion is presented to provide visibility into the financial results of TiVo Product in the periods prior to the Mergers. Refer to the combined results of operations of TiVo Product disclosed in Exhibit 99.3 which is filed as an exhibit to this Form 10.

The combined results of operations for the year ended December 31, 2019 compared to the prior year were as follows (dollars in thousands):

	Year Ended December 31,
	2019	2018	Change $	Change%
Revenues, net:
Services and software	$342,113	$385,995	$(43,882)	(11)%
Hardware	8,868	14,735	(5,867)	(40)%

Total Revenues, net	350,981	400,730	(49,749)	(12)%
Costs and expenses:
Cost of services and software revenues, excluding depreciation and amortization of intangible assets	95,355	103,946	(8,591)	(8)%
Cost of hardware revenues, excluding depreciation and amortization of intangible assets	15,268	19,513	(4,245)	(22)%
Research and development	148,422	177,285	(28,863)	(16)%
Selling, general and administrative	118,139	130,521	(12,382)	(9)%
Depreciation	20,452	20,743	(291)	(1)%
Amortization of intangible assets	42,008	43,810	(1,802)	(4)%
Restructuring and asset impairment charges	7,282	9,209	(1,927)	(21)%
Goodwill impairment	58,853	320,184	(261,331)	(82)%

Total costs and expenses	505,779	825,211	(319,432)	(39)%

Operating loss	(154,798)	(424,481)	269,683	(64)%
Other expense, net	3,831	97	3,734	NM

Loss before income taxes	(150,967)	(424,384)	273,417	(64)%
Income tax expense (benefit)	9,056	(47)	9,103	NM

Net loss	$(160,023)	$(424,337)	$264,314	(62)%

Total Revenues, net

For the year ended December 31, 2019, total revenues, net by product offering compared to the prior year were as follows (dollars in thousands):

	Year Ended December 31,
	2019	2018	Change $	Change%
Platform Solutions	$267,441	$315,814	$(48,373)	(15)%
Software and Services	80,443	76,249	4,194	6%
Other	3,097	8,667	(5,570)	(64)%

Total Revenues, net	$350,981	$400,730	$(49,749)	(12)%

For the year ended December 31, 2019, the $48.4 million decrease in TiVo Product’s Platform Solutions revenue was primarily attributable to a decrease of $34.5 million in revenue from an international cable operator that exercised a contractual option during the three months ended March 31, 2018 to purchase a fully paid license to its then-current version of the TiVo software and additional engineering services. In addition, revenue for the year ended December 31, 2019 decreased $14.3 million due to consumer subscriber erosion, an increase in the amortization period for product lifetime subscriptions and lower hardware sales. Revenue also declined $6.0 million due to a perpetual license executed during the fourth quarter of 2018 with an international customer. These revenue declines were partially offset by a $10.7 million revenue increase for the year ended December 31, 2019 from an international software customer exceeding its cumulative contractual minimums in 2019.

For the year ended December 31, 2019, the $4.2 million increase in Software and Services revenue was primarily the result of a $2.8 million increase in TV viewership data revenue and a $1.0 million increase in personalized content discovery revenue.

Cost of services and software revenues, excluding depreciation and amortization of intangible assets

Cost of services and software revenues, excluding depreciation and amortization of intangible assets, consists primarily of employee-related costs and an allocation of overhead and facilities costs, as well as service center and other expenses related to providing the TiVo service and TiVo Product’s metadata offering.

For the year ended December 31, 2019, cost of services and software revenues, excluding depreciation and amortization of intangible assets decreased 8% primarily as a result of benefits from TiVo Product’s transformation and restructuring activities, including a $2.8 million decrease in compensation costs, a $1.7 million decrease in non-recurring engineering costs and a $1.4 million reduction in royalty fees, a $1.2 million decrease in facilities and information technology costs and a $1.2 million decrease in costs to acquire data from third parties to support TiVo Product’s metadata operations.

Cost of hardware revenues, excluding depreciation and amortization of intangible assets

Cost of hardware revenues, excluding depreciation and amortization of intangible assets includes all product-related costs associated with TiVo-enabled devices, including manufacturing costs, employee-related costs, warranty costs and order fulfillment costs, as well as certain licensing costs and an allocation of overhead and facilities costs. Hardware is sold by TiVo Product primarily as a means to generate revenue from the TiVo service. As a result, generating positive gross margins from hardware sales is not the primary goal of TiVo Product’s hardware operations.

For the year ended December 31, 2019, Cost of hardware revenues, excluding depreciation and amortization of intangible assets reflects benefits from TiVo Product’s transformation and restructuring activities which were partially offset by a $2.4 million inventory impairment charge during the year ended December 31, 2019 due to a reduced forecast for sales of refurbished units.

Research and development

Research and development expenses are comprised primarily of employee-related costs, consulting costs and an allocation of overhead and facilities costs.

For the year ended December 31, 2019, Research and development expenses decreased 16% compared to the prior year primarily due to a $21.0 million decrease in compensation costs and a $6.0 million decrease in consulting costs as a result of benefits from Pre-Merger TiVo’s transformation and restructuring activities, as well as a $1.0 million decrease in transition and integration costs associated with the TiVo Acquisition.

Selling, general and administrative

Selling expenses are comprised primarily of employee-related costs, including travel costs, advertising costs and an allocation of overhead and facilities costs. General and administrative expenses are comprised primarily of employee-related costs, including travel costs, corporate accounting, consulting, legal and tax fees and an allocation of overhead and facilities costs.

Selling, general and administrative expenses decreased 9% during the year ended December 31, 2019 primarily due to a $7.2 million decrease in transition and integration costs associated with the TiVo Acquisition, which reflects a $4.5 million loss associated with a legacy TiVo Solutions legal matter recorded in 2018, and $2.3 million of costs recognized in 2018 associated with contingent consideration and earnouts from TiVo Solutions’ acquisition of Cubiware prior to the TiVo Acquisition Date. A $9.0 million decrease in compensation costs as a result of benefits from Pre-Merger TiVo’s transformation and restructuring activities was partially offset by $2.8 million of merger, separation and transformation costs incurred during the year ended December 31, 2019, $1.8 million of higher costs associated with changes in TiVo Corporation’s chief executive officers in the years ended December 31, 2019 and 2018 and a $1.8 million increase in allocated facility and information technology costs.

Depreciation and Amortization of intangible assets

The decrease in depreciation and amortization of intangible assets during the year ended December 31, 2019 was due to certain property and equipment and intangible assets reaching the end of their economic life.

Restructuring and asset impairment charges

In connection with the May 2019 announcement of Pre-Merger TiVo’s plan to separate the Product and Intellectual Property Licensing businesses, Pre-Merger TiVo initiated certain activities to transform Pre-Merger TiVo’s business operations in order to execute the separation (the “2019 Transformation Plan”). As a result of the 2019 Transformation Plan, Pre-Merger TiVo had been reducing headcount, moving certain positions to lower cost locations, rationalizing facilities and legal entities and terminating certain leases and other contracts. In connection with the 2019 Transformation Plan, Pre-Merger TiVo took actions in the second half of 2019 that were expected to generate in excess of $20 million in annualized cost savings and Pre-Merger TiVo expected to incur material restructuring charges through 2020. The 2019 Transformation Plan resulted in Restructuring charges of $1.8 million during the year ended December 31, 2019, substantially all of which related to severance costs.

In February 2018, Pre-Merger TiVo announced Pre-Merger TiVo’s intention to explore strategic alternatives. In connection with exploring strategic alternatives, Pre-Merger TiVo initiated certain cost saving actions (the “Profit Improvement Plan”). As a result of the Profit Improvement Plan, Pre-Merger TiVo moved certain positions to lower cost locations, eliminated layers of management and rationalized facilities, which resulted in severance costs and the termination of certain leases and other contracts, generating over $40 million in annualized cost savings. The Profit Improvement Plan was substantially completed as of December 31, 2019. As a result of actions associated with the Profit Improvement Plan, Restructuring and asset impairment charges of $5.4 million and $8.8 million, primarily for severance-related benefits, were recognized in the years ended December 31, 2019 and 2018, respectively.

Goodwill impairment

Following the Pre-Merger TiVo’s announcement of the planned merger with Xperi Corporation in December 2019, management concluded sufficient indicators of potential impairment were identified and that it was more-likely-than-not that goodwill was impaired and that quantitative interim goodwill impairment tests should be performed as of December 31, 2019. Although the long-range forecasts did not materially change from those used in performing the quantitative interim goodwill impairment test as of September 30, 2019, the fair value decreased. The decrease in fair value was primarily due to the elimination of an assumed control premium from the fair value estimate following execution of the merger agreement with Xperi Corporation. Based on this decline in fair value, a goodwill impairment charge of $25.2 million was recognized during the three months ended December 31, 2019.

During September 2019, sufficient indicators of potential impairment were identified that management concluded it was more-likely-than-not that goodwill was impaired and a quantitative interim goodwill impairment test should be performed as of September 30, 2019. Indicators of potential impairment included a significant and sustained decline in the trading price of TiVo Corporation’s common stock, as well as lower-than-previously forecast revenue and profitability levels and downward revisions to management’s short- and long-term forecasts. The forecast revisions were identified as part of TiVo Corporation’s 2020 budgeting process and reflect lower expectations for its Platform Solutions products, including changes in both the market and business models internationally. The changes in such expectations related to revenue growth rates, current market trends, business mix, cost structure and other expectations about the anticipated short- and long-term operating results. As a result of the quantitative interim goodwill impairment test performed as of September 30, 2019, a Goodwill impairment charge of $33.7 million was recognized.

During December 2018, sufficient indicators of potential impairment were identified that management concluded it was more-likely-than-not that goodwill was impaired and a quantitative interim goodwill impairment test should be performed as of December 31, 2018. Indicators of potential impairment included a significant decline in the trading price of TiVo Corporation’s common stock during the second half of the fourth quarter of 2018 and then-current market conditions, as well as lower-than previously forecast revenue and profitability levels over a sustained period of time and downward revisions to management’s short- and long-term forecasts. The forecast revisions were identified as part of TiVo Corporation’s overall long-term forecasting process, which was substantially completed in December 2018. The revised forecast reflected lower expectations for the Pre-Merger TiVo’s Platform Solutions, including changes in both the market and business models internationally, as well as the decision to eliminate certain analytic products. The changes in such expectations were related to revenue growth rates, current market trends, business mix, cost structure and other expectations about the anticipated short- and long-term operating results. As a result of the quantitative interim goodwill impairment test performed as of December 31, 2018, a Goodwill impairment charge of $320.2 million was recognized.

For further details about the goodwill impairment charge, refer to Note 5 of the Combined Financial Statements included elsewhere in this information statement, which is incorporated by reference herein.

Other income, net

Other income, net increased $3.7 million during the year ended December 31, 2019 primarily due to a $2.0 million gain on sale of a strategic investment, $0.9 million of favorable movements in foreign currency exchange rates, and a $0.8 million increase in income from an equity method investment.

Income tax expense (benefit)

TiVo Product recorded an income tax expense for the year ended December 31, 2019 of $9.1 million, which primarily consists of $9.4 million of foreign withholding tax and $1.9 million of foreign income tax, which was partially offset by a $1.6 million benefit from the goodwill impairment charge recognized during the year ended December 31, 2019.

TiVo Product recorded an income tax benefit for the year ended December 31, 2018 of $0.1 million, which primarily consists of $7.8 million of foreign withholding tax, $1.3 million of foreign income tax and $0.8 million of federal income tax, which was partially offset by a $8.2 million benefit from the goodwill impairment charge recognized during the year ended December 31, 2018 and a $1.4 million state income tax benefit.

Management discussion of results of operations of TiVo Product for the three months ended March 31, 2020 and March 31, 2019, filed as Exhibit 99.4

The following section discusses the condensed combined results of operations for TiVo Product for the three months ended March 31, 2020 and 2019. This discussion is presented to provide visibility into the financial results of TiVo Product in the periods prior to the Mergers. Refer to the condensed combined results of operations of TiVo Product disclosed in Exhibit 99.4 which is filed as an exhibit to this Form 10.

Total Revenues, net

For the three months ended March 31, 2020 and 2019, total revenues, net by product offerings was as follows (dollars in thousands):

	Three Months Ended March 31,
	2020	2019	Change $	Change%
Platform Solutions	$64,535	$71,037	$(6,502)	(9)%
Software and Services	21,636	19,902	1,734	9%
Other	305	364	(59)	(16)%

Total Revenues, net	$86,476	$91,303	$(4,827)	(5)%

Platform solutions revenue decreased $6.5 million for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily due to $6.7 million of revenue from a perpetual Passport license agreement with an international multiple system operator customer in the three months ended March 31, 2019.

Software and services revenue increased $1.7 million for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily due to a $2.9 million increase in TV viewership data revenue, which was partially offset by a $0.9 million decline in metadata revenue.

Cost of software and services revenue, excluding depreciation and amortization of intangible assets

Cost of services and software revenue, excluding depreciation and amortization of intangible assets, consists primarily of employee-related costs and an allocation of overhead and facilities costs, as well as service center and other expenses related to providing the TiVo service and our metadata offering.

Cost of software and services revenue, excluding depreciation and amortization of intangible assets decreased 16% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily due to a $1.2 million decrease in compensation costs from a decrease in overall headcount and a $1.4 million decrease in total costs of revenue as a result of cost saving initiatives.

Cost of hardware revenue, excluding depreciation and amortization of intangible assets

Cost of hardware revenue, excluding depreciation and amortization of intangible assets includes all product-related costs associated with TiVo-enabled devices, including manufacturing costs, employee-related costs, warranty costs and order fulfillment costs, as well as certain licensing costs and an allocation of overhead and facilities costs. Hardware is sold by the company primarily as a means to generate revenue from the TiVo service. As a result, generating positive gross margins from hardware sales is not the primary goal of our hardware operations.

Cost of hardware revenue, excluding depreciation and amortization of intangible assets increased by $1.2 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019, primarily due to the charge from a non-cancellable purchase commitment.

Research and development

Research and development expenses are comprised primarily of employee-related costs, consulting costs and an allocation of overhead and facilities costs.

Research and development expenses decreased 18% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily due to benefits from our transformation and restructuring activities, including a $5.2 million decrease in compensation costs, a $1.9 million decrease in facility and information technology costs and a $1.2 million decrease in consulting costs.

Selling, general and administrative

Selling expenses are comprised primarily of employee-related costs, including travel costs, advertising costs and an allocation of overhead and facilities costs. General and administrative expenses are comprised primarily of employee-related costs, including travel costs, corporate accounting, consulting, legal and tax fees and an allocation of overhead and facilities costs.

Selling, general and administrative expenses decreased 29% during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily due to a $6.5 million decrease in compensation costs as a result of reducing our footprint in worldwide sales particularly within the European and Latin American regions, as well as a decrease in personnel and stock-based compensation expenses due to a reduction in headcount. The decrease is also attributable to a $1.3 million decrease in facilities costs as a result of our ongoing cost reduction efforts and an increase in sublease rentals which are recorded as an offset to the facilities expense. These decreases were partially offset by a $2 million increase in finance costs, primarily as a result of transaction, transition and integration costs associated with the Mergers in the three months ended March 31, 2020.

Depreciation and Amortization of intangible assets

The decrease in depreciation and amortization of intangible assets during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 was due to certain property and equipment and intangible assets reaching the end of their economic life.

Restructuring and asset impairment charges

In connection with the May 2019 announcement of Pre-Merger TiVo’s plan to separate its product and intellectual property licensing business, Pre-Merger TiVo implemented a cost efficiency program to transform Pre-Merger TiVo’s business operations and to execute the separation (the “2019 Transformation Plan”). As a result of the 2019 Transformation Plan, Pre-Merger TiVo reduced headcount, moving certain positions to lower cost locations, rationalized facilities and legal entities and terminated certain leases and other contracts. The 2019 Transformation Plan was intended to reflect the smaller scale of the product business by more than offsetting the dis-synergies of the planned separation. The 2019 Transformation Plan resulted in restructuring charges of $0.5 million during the three months ended March 31, 2020, substantially all of which related to severance costs.

In February 2018, Pre-Merger TiVo announced its intention to explore strategic alternatives. In connection with exploring strategic alternatives, Pre-Merger TiVo initiated certain cost saving actions (the “Profit Improvement Plan”). As a result of the Profit Improvement Plan, Pre-Merger TiVo moved certain positions to lower cost locations, eliminated layers of management and rationalized facilities, which resulted in severance costs and the termination of certain leases and other contracts, generating approximately $40 million in annualized cost savings. Restructuring charges of $0.1 million and $1.8 million, primarily for severance-related benefits, were recognized in the three months ended March 31, 2020 and 2019, respectively, as part of the Profit Improvement Plan.

Goodwill impairment

Due to significant and sustained decline in the trading price of Pre-Merger TiVo’s common stock during the three months ended March 31, 2020, Pre-Merger TiVo’s management concluded sufficient indicators of potential impairment were identified and that it was more likely-than-not that goodwill was impaired and that a quantitative impairment test should be performed as of March 31, 2020. Although the long-range forecasts did not materially change from those used in performing the quantitative impairment test as of December 31, 2019, the fair value decreased due to the significant and sustained decline in the trading price of Pre-Merger TiVo’s common stock. Based on this decline in fair value, a Goodwill impairment charge of $81.4 million was recognized during the three months ended March 31, 2020.

Other income, net

Other income, net decreased $0.7 million during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily due to the reversal of $0.6 million of accrued interest associated with escheatment liabilities recognized in the three months ended March 31, 2019.

Income tax expense (benefit)

TiVo Product recorded an income tax benefit for the three months ended March 31, 2020 of $0.3 million, which primarily consists of a $1.7 million benefit from the goodwill impairment charge recognized during the three months ended March 31, 2020, which was partially offset by $1.3 million of foreign withholding tax.

TiVo Product recorded an income tax expense for the three months ended March 31, 2019 of $2.1 million, which primarily consists of $1.4 million of foreign withholding tax and $0.7 million of foreign income tax.

Segment Operating Results

In connection with the planned Separation, we evaluated our reportable segments and determined we have one reportable segment. Operating segments are defined as components of an enterprise for which separate financial information is available and that is evaluated on a regular basis by the chief operating decision-maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM reviews financial information presented on a combined basis for purposes of making operating decisions, allocating resources and evaluating financial performance. We concluded that we have one reportable segment. Our Chief Executive Officer has been determined to be the CODM in accordance with the authoritative guidance on segment reporting.

Liquidity and Capital Resources

	December 31,
	2020	2019
(in thousands, except for percentages)
Cash and cash equivalents	$85,624	$47,264
Short-term investments	—	1,123

Total cash, cash equivalents and short-term investments	$85,624	$48,387

Percentage of total assets	6%	6%

	Years Ended December 31,
	2020	2019
Net cash from operating activities	$(23,777)	$24,708
Net cash from investing activities	$26,522	$(4,600)
Net cash from financing activities	$34,244	$(17,070)

Our primary sources of liquidity and capital resources are our cash on hand and cash provided by Parent. Cash, cash equivalents and short-term investments were $85.6 million at December 31, 2020, an increase of $37.2 million from $48.4 million at December 31, 2019. This increase resulted primarily from $26.5 million in cash generated from investing activities and $34.2 million in cash generated from financing activities, offset by $23.8 million used by operating activities.

Cash flows used by operations were $23.8 million for the year ended December 31, 2020, primarily due to our net loss of $141.3 million, $5.7 million in changes in operating assets and liabilities and a reduction in deferred income taxes of $20.1 million, partially offset by non-cash items of depreciation of $16.7 million, amortization of intangible assets of $98.2 million, stock-based compensation expense of $19.2 million and bad debt expense of $6.0 million. The net loss includes $8.9 million of merger-related expenses charged to [Xperi Product] and $10.6 million of severance and retention expenses incurred in 2020 which are primarily merger-related. Cash flows provided by operations were $24.7 million for the year ended December 31, 2019, primarily due to our net loss of $82.4 million, non-cash items of depreciation of $5.7 million, amortization of intangible assets of $88.1 million and stock-based compensation expense of $17.3 million, plus $10.2 million in changes in operating assets and liabilities. These increases were partially offset by a reduction of $14.0 million in deferred income taxes.

Net cash provided by investing activities was $26.5 million for the year ended December 31, 2020, primarily related to net cash acquired in the Mergers of $33.1 million and maturities and sales of securities of $0.4 million, partially offset by purchases of intangible assets of $0.4 million and capital expenditures of $6.6 million.

Net cash used in investing activities was $4.6 million for the year ended December 31, 2019, primarily related to $6.9 million in capital expenditures, partially offset by maturities and sales of securities of $2.3 million.

Net cash provided by financing activities was $34.2 million for the year ended December 31, 2020 principally due to net transfers from parent.

Net cash used in financing activities was $17.1 million for the year ended December 31, 2019 due to net transfers to Parent of $15.9 million and contingent consideration payments of $1.2 million.

Following the separation from Xperi Holding Corporation, our capital structure and sources of liquidity will change significantly from our historical capital structure and sources of liquidity. Subsequent to the separation, we will no longer participate in cash management and funding arrangements managed by Parent. [As of             , 2022, Xperi Holding Corporation intends to capitalize the Company with estimated Cash and cash equivalents of approximately $                (which is an estimate based on several factors subject to change, including 2022 operating cash flow estimates) at the distribution date.]

Following the separation, we expect to use cash flows generated by operations as our primary source of liquidity. We believe our cash and cash equivalents, including the Company’s expected capitalization from Xperi Holding Corporation at the distribution date, combined with our anticipated operating cash flow, will generally be sufficient to support our operations, capital expenditures and income tax payments, in addition to any investments and other capital allocation needs for at least the next twelve months. Poor financial results, unanticipated expenses, unanticipated acquisitions of technologies or businesses or unanticipated strategic investments could give rise to additional financing requirements sooner than we expect. There can be no assurance that equity or debt financing will be available when needed or, if available, that such equity financing will be on terms satisfactory to us and not dilutive to our then-current stockholders or that debt financing will not impose significant restrictions on the operation of our business.

We plan to supplement this short-term liquidity, if necessary, with access to capital markets. Our access to capital markets may be constrained and our cost of borrowing may increase under certain business, market and economic conditions; however, our use of a variety of funding sources to meet our liquidity needs is designed to facilitate continued access to sufficient capital resources under such conditions. Our liquidity is subject to various risks including the risks identified in “Risk Factors” included elsewhere in this information statement, which are incorporated by reference herein.

Off-Balance Sheet Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

Our contractual obligations as of December 31, 2020 were as follows (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	Thereafter
	(In thousands)
Purchase obligations(1)	$146,556	$38,799	$47,905	$18,990	$40,862
Operating lease obligations (2)	86,653	19,607	31,402	26,678	8,966

Total	$233,209	$58,406	$79,307	$45,668	$49,828

(1)

Amounts primarily represent future fixed and non-cancellable cash payments associated with purchase obligations to service providers, including the payments due within the next 12 months. Purchase orders for goods and services that are cancellable upon notice and without significant penalties are not included in the amounts above.

(2)	Operating leases are presented on a gross basis. We have agreements to receive payments of approximately $86.7 million under subleases through 2026. Refer to “Note 8 – Leases” for additional detail.

Additionally, under certain contractual agreements, we may be obligated to make certain contingent or variable payments over an estimated period of approximately four years if certain conditions are met or milestones are achieved. See “Note 14 – Commitments and Contingencies” of the Notes to Combined Financial Statements for additional detail.

As of December 31, 2020, we had accrued $1.1 million of unrecognized tax benefits in long-term income taxes payable related to uncertain tax positions, which includes zero accrued interest and penalties. The company expects long-term commitments to be covered by ongoing operations and cash on hand.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations are based upon our combined financial statements. These financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States which requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We evaluate our estimates based on our historical experience and various other assumptions that are believed to be reasonable under the circumstances. These estimates relate to revenue recognition, the assessment of recoverability of goodwill and intangible assets, the valuation and recognition of stock-based compensation expense, business combinations, recognition and measurement of deferred income tax assets and liabilities, and the assessment of unrecognized tax benefits. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

We believe the following accounting policies and estimates are most critical to the understanding of our combined financial statements. See “Note 2—Summary of Significant Accounting Policies” and “Note 4—Revenue” of the Notes to Combined Financial Statements for a full description of our accounting policies.

Revenue Recognition

General

Revenue is recognized when control of the promised goods or services is transferred to a customer in an amount that reflects the consideration we expect to receive in exchange for those goods or services, which may include various combinations of goods and services which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of sales taxes collected from customers which are subsequently remitted to governmental authorities.

Some of our contracts with customers contain multiple performance obligations. For these contracts, the individual performance obligations are separately accounted for if they are distinct. In an arrangement with multiple performance obligations, the transaction price is allocated among the separate performance obligations on a relative stand-alone selling price basis. The determination of stand-alone selling price considers market conditions, the size and scope of the contract, customer and geographic information, and other factors. When observable prices are not available, stand-alone selling price for separate performance obligations is based on the cost-plus-margin approach, considering overall pricing objectives.

When variable consideration is in the form of a sales-based or usage-based royalty in exchange for a license of technology or when a license of technology is the predominant item to which the variable consideration relates, revenue is recognized at the later of when the subsequent sale or usage occurs or the performance obligation to which some or all of the sales-based or usage-based royalty has been allocated has been satisfied or partially satisfied.

Description of Revenue-Generating Activities

We derive the majority of our revenue from licensing our technology to customers. These arrangements are summarized below based on how the technology is delivered to customers: License arrangements and Technology Solutions arrangements. For License arrangements, the customer obtains rights to the technology delivered at the commencement of the agreement. For Technology Solutions arrangements, the customer receives access to a platform, media or data that includes frequent updates, where access to such updates is critical to the functionality of the technology. The timing of when performance obligations are satisfied, as well as the fee arrangements underlying each agreement, determine when revenue is recognized.

License Arrangements

We license our audio, digital radio and imaging technology to consumer electronics (“CE”) manufacturers, automotive manufacturers or their supply chain partners.

We generally recognize royalty revenue from licenses based on units shipped or manufactured. Revenue is recognized in the period in which the customer’s sales or production are estimated to have occurred. This may result in an adjustment to revenue when actual sales or production are subsequently reported by the customer, generally in the month or quarter following sales or production. Estimating customers’ quarterly royalties prior to receiving the royalty reports requires us to make significant assumptions and judgments related to forecasted trends and growth rates used to estimate quantities shipped or manufactured by customers, which could have a material impact on the amount of revenue we report on a quarterly basis.

Certain customers enter into fixed fee or minimum guarantee agreements, whereby customers pay a fixed fee for the right to incorporate our technology in the customer’s products over the license term. In arrangements with a minimum guarantee, the fixed fee component corresponds to a minimum number of units or dollars that the customer must produce or pay, with additional per-unit fees for any units or dollars exceeding the minimum. We generally recognize the full fixed fee as revenue at the beginning of the license term when the customer has the right to use the technology and begins to benefit from the license, net of the effect of any significant financing components calculated using customer-specific, risk-adjusted lending rates, with the related interest income being recognized over time on an effective rate basis. For minimum guarantee agreements where the customer exceeds the minimum, we recognize revenue relating to any additional per-unit fees in the periods we believe the customer will exceed the minimum and adjust the revenue based on actual usage once that is reported by the customer.

Technology Solutions Arrangements

For Technology Solutions, we provide on-going media or data delivery, hosting and access to its platform, and software updates. For these solutions, we generally receive fees on a per-subscriber per-month basis or as a fixed fee, and revenue is recognized during the month in which the solutions are provided to the customer. For most of the Technology Solutions offerings, substantially all functionality is obtained through our continuous hosting and/or updating of the data and content. In these instances, we typically have a single performance obligation related to these ongoing activities in the underlying arrangement. For those arrangements that include multiple performance obligations, we allocate the consideration as described above and recognize revenue for each distinct performance obligation when control of the promised goods or services is transferred to the customer.

We also generate revenue from non-recurring engineering (“NRE”) services, advertising, and hardware products, each of which was less than 5% of total revenue for all periods presented.

Our Management evaluates the estimates, inputs and assumptions related to revenue recognition on an ongoing basis. The use of different estimates, inputs or assumptions may materially affect the reported amounts of assets and liabilities as of the date of the financial statements and the results of operations for the reporting period.

Business combinations

The fair value valuation of assets acquired and liabilities assumed in a business combination under ASC 805 requires management to make significant estimates and assumptions. Critical estimates in determining the fair value of certain intangible assets include, but are not limited to: future expected cash flows from customer contracts, customer lists, and acquired developed technologies and patents; competitive trends and market comparables; brand awareness and market position, as well as assumptions about the period of time the brand will continue to be used in our product portfolio; and discount rates. For additional information, refer to “Note 9 – Business Combination” of the Notes to Combined Financial Statements.

Valuation of goodwill and intangible assets

We make judgments about the recoverability of intangible assets whenever events or changes in circumstances indicate that impairment may exist. If such facts and circumstances exist, we assess recoverability by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If the useful life is shorter than originally estimated, we accelerate the rate of amortization and amortize the remaining carrying value over the new shorter useful life. Such changes could result in impairment charges or higher amortization expense in future periods, which could have a significant impact on our operating results and financial condition.

We perform an annual review of the valuation of goodwill in the fourth quarter, or more often if indicators of impairment exist. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. Evaluations of possible impairment and, if applicable, adjustments to carrying values require us to estimate, among other factors, future cash flows, useful lives, and fair market values of our assets. When we conduct our evaluation of goodwill, the fair value of goodwill is assessed using valuation techniques that require significant management estimates and judgment. Should conditions be different from management’s last assessment, significant impairments of goodwill may be required, which would adversely affect our operating results.

Identified finite-lived intangible assets consist of acquired patents, existing technology, customer relationships, trademarks and trade names, non-compete agreements resulting from business combinations, and acquired patents under asset purchase agreements. Our identified intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 1 to 15 years. We make judgments about the recoverability of finite-lived intangible assets whenever facts and circumstances indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, we assess recoverability by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If the useful life is shorter than originally estimated, we would accelerate the rate of amortization and amortize the remaining carrying value over the new shorter useful life.

Identified indefinite-lived intangible assets include TiVo trademarks and tradenames resulting from business combinations. We evaluate the carrying value of indefinite-lived intangible assets on an annual basis, and an impairment charge would be recognized to the extent that the carrying amount of such assets exceeds their estimated fair value.

Stock-based compensation expense

Our employees have historically participated in Parent’s stock-based compensation programs. Stock-based compensation expense has been attributed to us based on the awards and terms previously granted to our direct employees, as well as an allocation of Parent’s corporate and shared functional employee expenses.

Stock-based compensation costs are estimated based on the grant date fair value of the award. Stock-based compensation cost is only recognized for those awards for which the requisite service is expected to be rendered on a straight-line basis over the requisite service period of the award. Stock-based compensation is estimated based on the aggregate grant for service-based awards and at the individual vesting tranche for awards with performance and/or market conditions. Forfeiture estimates are based on Parent’s historical experience. Forfeiture estimates are revised during the requisite service period and the effect of changes in the number of awards expected to vest during the requisite service period is recorded as a cumulative adjustment in the period estimates are revised.

Income Taxes

Our operations have historically been included in the tax returns filed by the respective Parent entities of which our businesses are a part. Income tax expense and other income tax-related information contained in these Combined Financial Statements are presented on a separate return basis as if we filed our own tax returns. The separate return method applies the accounting guidance for income taxes to our standalone financial statements as if it were a separate taxpayer and a standalone enterprise for the periods presented. Current income tax liabilities related to entities which file jointly with Parent are assumed to be immediately settled with Parent and are relieved through the net Parent company investment and are presented in net transfers from and to Parent in the Combined Statements of Cash Flows.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to the years in which those temporary differences are expected to reverse.

A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. The need for a valuation allowance requires an assessment of both positive and negative evidence when determining whether it is more-likely-than-not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. In making such assessment, significant weight is given to evidence that can be objectively verified. After considering both positive and negative evidence to assess the recoverability of our net deferred tax assets, we determined that it was unlikely that we would realize our federal, certain state and certain foreign deferred tax assets given the substantial amount of tax attributes that will remain unutilized to offset reversing deferred tax liabilities as of December 31, 2020. We intend to continue maintaining a full valuation allowance on our federal deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of the valuation allowance would result in the recognition of certain federal deferred tax assets and a decrease to income tax expense for the period the release is recorded. The exact timing and amount of the valuation allowance release depends on the level of profitability that we are able to achieve.

From time to time, we engage in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. Accruals for unrecognized tax benefit liabilities, which represent the difference between a tax position taken or expected to be taken in a tax return and the benefit recognized for financial reporting purposes, are recorded when we believe it is not more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Adjustments to unrecognized tax benefits are recognized when facts and circumstances change, such as the closing of a tax audit, notice of an assessment by a taxing authority or the refinement of an estimate. Income tax benefit includes the effects of adjustments to unrecognized tax benefits, as well as any related interest and penalties.

Recent Accounting Pronouncements

See “Note 3 – Recent Accounting Pronouncements” of our combined financial statements included elsewhere in this information statement for a full description of recent accounting pronouncements including the respective expected dates of adoption

Quantitative and Qualitative Disclosures About Market Risk

The primary objectives of our investment activities are to preserve principal and maintain liquidity while at the same time capturing a market rate of return. To achieve these objectives, we maintain our portfolio of cash and cash equivalents with high quality financial institutions in the countries in which we do business. Our cash and cash equivalents and future investments are subject to risks including:

Investment Risk

We are not currently exposed to market risk because we hold no investments, however we expect to hold such investments after separation. We will be exposed to market risk as it relates to changes in the market value of our investments in addition to the liquidity and credit worthiness of the underlying issuers of our investments. Our investments are subject to fluctuations in fair value due to the volatility of the credit markets and prevailing interest rates for such securities.

Bank Liquidity Risk

As of December 31, 2020, we have approximately $85.6 million of cash in operating accounts that are held with both domestic and international financial institutions, the majority held with domestic financial institutions. These cash balances could be lost or become inaccessible if the underlying financial institutions fail or if they are unable to meet the liquidity requirements of their depositors and they are not supported by the government of the jurisdiction where such cash is held. We have not incurred any losses and have had full access to our operating accounts to date. We believe any failures of domestic and international financial institutions could impact our ability to fund our operations in the short term.

Exchange Rate Risk

Our international business is subject to risks, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility when compared to the U.S. dollar. Accordingly, our future results could be materially impacted by changes in these or other factors.

Due to our operations outside the U.S., we are subject to the risks of fluctuations in foreign currency exchange rates, particularly related to the Euro, Indian rupee and British pound. As a substantial majority of our non-U.S. revenue and expense transactions are denominated in U.S. dollars, fluctuations in foreign currency exchange rates could cause our products and services to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Some of our subsidiaries operate in their local currency, which mitigates a portion of the exposure related to fluctuations in foreign currency exchange rates.

We are also affected by exchange rate fluctuations as the financial statements of our foreign subsidiaries are translated into U.S. dollars in the combined financial statements. As exchange rates vary, these results, when translated, may vary from expectations and could adversely or positively impact overall profitability. During 2020, the impact of foreign exchange rate fluctuations related to translation of our foreign subsidiaries’ financial statements was immaterial to our combined financial statement

BUSINESS

[Xperi Product] has a portfolio of software and solutions that addresses one of the biggest consumer trends in entertainment today – the massive proliferation of entertainment content and the rapidly changing habits for how consumers are finding, watching and enjoying entertainment. We offer consumers a unique and seamless end-to-end entertainment experience, from choice to consumption, in the home, in the car, and on-the-go. Additionally, through our technology solutions, we offer our customers and partners additional ways to monetize that consumption. Lastly, we offer automotive manufacturers in-cabin monitoring solutions that enhance safety within the car. We group our business into four categories based on the products delivered and customers served: Consumer Electronics, Pay-TV, Connected Car and Platform Solutions.

Market Opportunity

Consumer preferences and behavior around media consumption is undergoing a significant transformation, driven by new platforms for content delivery, greater availability of diverse content, and an increase in time spent consuming video content. Video content delivery is rapidly shifting from linear broadcast to over-the-top (“OTT”) platforms, not just impacting how users consume content, but also the ad-based programming ecosystem. [Xperi Product]‘s technologies sit on the forefront of this transformation, enhancing consumer experiences where consumers spend their time the most – in their homes and in their cars. [Xperi Product]‘s technologies not only enhance user experiences, but also enable players across the entire ecosystem to participate in the evolving content delivery value chain.

Shift to OTT and Streaming: OTT has rapidly become a mainstream content delivery mechanism. OTT media now accounts for 34% of weekly video viewing for adults ages 18+ and has a 92% penetration of broadband households in the U.S. Proliferation of OTT has created demand for a new generation of entertainment products that are centered on the OTT viewing experience. Consumers are increasingly looking for solutions that allow them to navigate across the fragmented and complex entertainment landscape of OTT content.

The shift to OTT has not only impacted user needs for entertainment devices, but also disrupted the ad-based programming model that was centered on linear TV programming. While delivering ad-based programming to OTT audiences has presented new challenges, it has also created opportunities for advertisers to deliver customized, highly relevant, and targeted ad content to a critical, growing demographic. There is a new set of players that are looking for ways to monetize the ad-based ecosystem, including OEMs and other [Xperi Product] partners, that have historically not participated in the OTT value chain. Thus, there is a significant market opportunity for tools that enable OEMs to monetize their products through recurring revenue streams across the lifecycle of the device rather than just a one-time monetization opportunity at point-of-sale.

Increasing consumption of video content: Average weekly video viewing has increased 10%, from 40 hours per week in 2015 to 44 hours per week in 2020, driven by a number of factors, including increased availability of content catering to various consumer tastes and preferences, new platforms for consumption such as personal devices (mobiles, tablets, etc.), and recent disruption from the COVID-19 pandemic. Consumers are increasing spending on entertainment devices that deliver superior experiences and simplify the consumption of content across multiple platforms and devices. Omdia and SA estimate revenues from the shipment of these platforms and devices in North America alone (including TVs, Smartphones, Tablets and PCs, Streaming Media Players, connected Blu-Rays, and Video Game consoles) are expected to surpass $200 billion in 2023 and continue to grow by 3% year-over-year to 2025.

Growth Connectivity in Cars and the Future of Semi-Autonomous and Autonomous Vehicles: As the dashboard interface becomes more integral to the in-car experience, purchasing a car for its infotainment capabilities should start to move up on the list of consideration for car buyers. A McKinsey survey reported that 37% of consumers state they’re eager to switch to cars with increased connectivity and nearly half of high-end auto consumers express an interest in exploring the digital capabilities of their new cars. The transformation of in-car media will happen in content format, consumption mode, and the vehicle interface. Autonomous and semi-autonomous driving technologies have made significant progress over the last several years and passenger cars are widely expected to be fitted with autonomous driving features. As autonomous driving technologies become mainstream, cars will become a common place for media consumption. Over time consumers will place significant importance on the quality of media delivery and will expect the quality of media in the car to be comparable to media quality in their living rooms.

Increasing Use of ‘Smart’ Devices: Consumers have long relied on smartphones enabled with virtual assistants, talk-to-text, and other intelligent features, and increasingly want other home devices (as well as their automobiles) to be enabled with similar smart capabilities. ‘Smart’ devices have created attractive opportunities to deliver personalized content discovery and high differentiated experiences in the car, at par with consumers’ home media devices.

New Use Cases for Edge AI Computing: Artificial intelligence (“AI”) and machine learning (“ML”) based technologies are finding new use cases in consumer devices and technologies at a rapid rate. Similar to consumer reliance on smart phones, consumers increasingly expect their smart speakers, virtual assistants, security cameras, and other devices to learn user behavior and adapt to it. However, consumer privacy and data protection are critical features that limit the ability to transfer personal data from the device to the cloud for computing, further limited by challenges such as low bandwidth and unreliable connectivity. AI/ML capabilities need to be built into consumer devices to fully leverage AI/ML capabilities and deliver the experience users expect. The shift toward edge-based device capabilities is creating a potentially massive opportunity for semiconductor components that are AI/ML capable, have low power requirements, and can be produced at reasonable cost.

Strategy

[Xperi Product] invents, develops, and delivers technologies that enable extraordinary experiences. In the home, in the car and on the go, we manage content and connections in a way that is smart, immersive, and personal. We do this by developing ground-breaking innovations that enhance the products and services that billions of consumers interact with daily. Our inventions are focused on driving increased value for customers, partners and consumers across multiple end-markets. Key elements of our strategy by end-market include:

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Consumer Electronics: Provide innovative audio and media technology for consumer devices that enhances how people consume their entertainment content in the home, in the car and on the go. Also, we are utilizing our machine-learning capabilities through an internally-incubated AI chip company that delivers datacenter-class accuracy and performance to edge-based devices at ultra-low power.

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Pay-TV: Transform the traditional television user experience from linear multi-channel video program distribution (“MVPD”) with cloud based digital video recording (“DVR”) to a modern content discovery platform that breaks down content silos and boundaries, creating a unified media experience that enables unprecedented end user engagement.

•	Connected Car: Deliver unique automotive entertainment experiences – as well as ground-breaking safety solutions.

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Platform Solutions: Leverage our video streaming platforms to combine vMVPD (virtual MVPD), subscription video on demand (“SVOD”), ad-based video on demand (“AVOD”) and free ad-supported television (“FAST”) in a unified end user experience with solutions to monetize consumer engagement with connected TV advertising.

Our Consumer Electronics business represents technology solutions delivered to our customers to enhance their entertainment experience in the home and on-the-go. Below are some of the key solutions we license:

Home and Mobile Audio Solutions. Our solutions consist of premier audio technology for high-definition entertainment experiences. Our DTS codec is designed to enable recording, delivery and playback of immersive high-definition audio and is incorporated by hundreds of customers around the world into an array of consumer electronics devices. We provide products and services to entertainment media ecosystem partners such as motion picture studios, game developers and other content creators to facilitate the inclusion of compelling, realistic DTS-encoded audio within their content. This in turn allows consumers to experience immersive and compelling audio wherever they choose to enjoy it. Home and Mobile devices that incorporate DTS audio codec technology include televisions (“TVs”), personal computers (“PCs”), smartphones, tablets, set-top-boxes, video game consoles, Blu-ray Disc players, audio/video receivers, soundbars, wireless speakers and home theater systems. We also offer DTS post-processing audio solutions designed to enhance the entertainment experience for users of consumer electronics devices, particularly those subject to the physical limitations of smaller speakers, such as TVs, PCs and mobile devices. In 2018, we launched the IMAX Enhanced program, which Xperi manages and licenses to CE customers worldwide to deliver the ultimate home cinema experience with unique IMAX cinematic content that leverages the DTS:X audio format to flawlessly deliver signature IMAX audio mixes. In addition, our DTS Play-Fi technology leverages our audio and technology expertise to enable a variety of high-quality audio playback options across wireless speakers, set-top-boxes, TVs and mobile devices.

The proliferation of connected devices that can support streaming and downloadable content has made our active participation within the digital ecosystem increasingly important, as the availability of DTS-encoded content helps drive consumer demand for electronics that support DTS technologies.

Our immersive audio solutions, such as DTS-HD and DTS:X, empower content creators and are supported by all major Hollywood studios, many cinema operators in the U.S. and Asia, and leading streaming service providers in the U.S., Europe and Asia. We have licensed our audio technologies and related trademarks to substantially all of the major consumer electronics product manufacturers worldwide. These customers include Denso, Harman, Hisense, LG, Microsoft, Panasonic, Samsung, Sony, and others.

Traditionally, our audio technologies are delivered as software code on integrated circuit (“IC”) chips. We license a defined and limited set of rights to incorporate our technology onto IC chips, and the IC manufacturers deliver these [Xperi Product]-enabled chips to our customers, the consumer electronics product manufacturers. We also work closely with the world’s leading IC manufacturers to support our technologies on the new programmable architectures that enable our customers to deploy our technologies in their consumer electronic products. Our partners specialize in key vertical markets and work closely with us to enable our latest technologies for these programmable parts. Together, we license these solutions to [Xperi Product]‘s consumer electronics manufacturers.

We have devoted significant time and resources to develop a broad range of solutions with key partners including Amlogic, Analog Devices, Cadence, Cirrus Logic, Mediatek, Mstar, NXP, Qualcomm, Realtek, Synaptics, Texas Instruments, and others.

Edge-Based Machine Learning

Our Perceive subsidiary provides silicon and software solutions for edge inference, which provides two differentiating factors: low power and high performance. Perceive’s Ergo chip and associated software deliver breakthrough innovation – delivering datacenter class accuracy and performance at ultra-low power, performing tasks such as face recognition, audio and video event detection. These solutions are expected to have initial market applications in consumer security cameras, doorbells, and other battery powered consumer devices, made by industry leaders.

Our Pay-TV business delivers a range of User Experience (“UX”) solutions servicing Pay-TV operators on a world-wide basis with products that address the evolving user experience around TV content consumption, creating a truly unified media experience. We are integrating virtual channels of internet-delivered video directly into the consumer’s primary video consumption platform to provide universal search, discovery and consumption regardless of where the content originates. Our solutions make it easy for consumers to find, watch and enjoy content. Below are some of the key solutions we license to operators:

Electronic Program Guides. Electronic Program Guides is our interactive program guide offering that includes intuitive, easy-to-use TV listings navigation plus integrated video-on-demand (“VOD”) and DVR capabilities.

Our UX Solutions:

•	allow service providers to customize certain elements of the interactive program guide for their customers and to upgrade the programming features and services they offer.

•	provide content producers with a platform for monetizing their content.

•	allow viewers to build their own entertainment bundle to truly personalize their experience with current and future program information.

•	are compatible with service providers’ linear, network DVR, Start-Over/Catch-Up subscription management, pay-per-view (“PPV”) and VOD services.

We currently offer UX Solutions marketed to service providers under the TiVo, iGuide and Passport brands in the U.S., Canada and Latin America. Service providers generally pay us a monthly per-subscriber fee to license our UX Solutions. We also offer UX Solutions to the consumer electronics industry under the G-GUIDE brand in Japan. Our UX Solutions may include advertising and we typically share a portion of the advertising revenue with the service provider. The advertising revenue is included in the Platform Solutions as described below.

Legacy TiVo DVR Subscriptions. We offer a direct-to-consumer retail TiVo subscription in North America. The TiVo Service Platform includes a modular front-end that allows the basic platform to be used by hardware manufacturers to build set-top-boxes that support digital and analog broadcast, cable, internet TV, OTT and VOD services. Consumers purchase TiVo DVRs and companion TiVo Mini whole-home devices for a user experience upgrade from the set-top-boxes experience provided by their cable service.

Internet-Protocol Television (“IPTV”) Solutions. The TiVo IPTV Service is our most advanced platform, offering a fully-integrated, cloud-based solution that powers the TiVo client software which operates on set-top-boxes in consumer homes, as well as applications that operate on third-party software platforms, such as iOS, Android, and bring-your-own-device (“BYOD”) streaming devices that power tablets, smartphones and streaming devices. Our IPTV solution supports multiple services and applications, such as TV programming, broadband OTT video content, digital music, photos and other media experiences. The cloud-based service manages interaction with the clients, automatically connecting TiVo-enabled devices to provide program guide data, content recommendations, media promotion, advertising, broadband content and client software upgrades. We have enabled the TiVo client software to operate on set-top-boxes as well as Android TVTM boxes and streamers from a variety of manufacturers, for deployment in MVPD networks. We also enable a full suite of cloud-based IPTV experiences, including internet protocol linear, VOD, start-over, catch-up and network DVR. We allow Pay-TV operators the flexibility to transition to IPTV while utilizing their current infrastructure to take advantage of internet video and OTT content. Our IPTV solution allows the set-top-boxes to operate in multiple settings in the home. Over the past few years, the TiVo client software has undergone a significant refactoring. In addition to developing a new look and feel, our next generation IPTV Service platform integrates all of our most advanced technologies and solutions, including advanced cross-platform conversational voice search, personalized recommendations, predictions and insights, rich video metadata, robust data collection and new back-office capabilities. These advanced technologies allow our hardware partners’ devices to connect with third-party consumer devices and services to enable both existing and future functionality.

TV as a Service IPTV Program. We also offer a Managed IPTV Service that is a customizable, cloud-enabled, end-to-end streaming video solution that enables operators to quickly launch a branded, fully compliant, full-featured Pay-TV service that leverages devices such as Apple TV, Android TV, and Amazon Fire TV.

Our Managed IPTV Service enables broadband operators, 5G network providers and cable operators to offer TV-as-a-service without having to invest in video head-end infrastructure or end user set-top-boxes. Our TV as a Service IPTV solution includes a full cable programming lineup with local channels, DVR, recommendations, Dynamic Ad Insertion (“DAI”) and more, all with the same ease as signing up for and using top streaming services.

Video Metadata. Our metadata products are a critical component of delivering an interactive entertainment experience. We offer the industry’s most comprehensive metadata library covering television, sports, movies, digital-first, celebrities, books, and video games. We develop our metadata through a technology platform that combines machine learning techniques and platform-mediated work with our proprietary and patented knowledge graph technology. Our focus on quality, robustness and consistent international depth has made us a recognized leader in entertainment metadata services worldwide.

We offer several metadata and service offerings, including (but not limited to): schedules, listings, advanced metadata such as moods, tones, themes and topics, and app content linking services. Customers typically pay us a monthly or quarterly licensing fee for the rights to use the metadata, receive regular updates, and integrate metadata into their own service. Our metadata can be sold stand-alone or as a complement to another TiVo product such as TiVo Stream 4K or search and recommendation solutions. We deliver metadata using real-time APIs and as bulk data files depending on customer requirements.

Personalized Content Discovery, Natural Language Voice and Insights. Personalized Content Discovery with conversation services provides our customers (including content owners and applications, CE device manufacturers, and application/service developers and providers) with a way to enable their customers (the device user) to quickly find, discover and access content across linear broadcast television, VOD, DVR, and OTT sources. The ongoing investment in our Personalized Content Discovery platform enables us to provide some of the most advanced capabilities in media personalization, prediction and voice search. The advanced algorithms of our technology understand the nature and relationship of content information and the context surrounding a user’s behavior to deliver an advanced personalized content discovery experience. Results can be generated through traditional text entry, voice interaction or our content recommendations. Our natural language voice solution, when combined with our advanced search and recommendations technology, enables a conversational interaction between a viewer and their content experience. Engagement behaviors are then analyzed and may be optimized through our Insight platform. This capability provides our customers with the ability to continuously engage and improve the consumer experience, with the ultimate goal of reducing churn.

Our customers apply these technologies to pay TV, internet TV, and video services from virtual service providers, content producers, and CE manufacturers. Customers typically pay us a per-subscriber or per-device fee. Our search and recommendation solutions are widely deployed with many leading pay TV service providers including Charter and Vodafone.

UX Business Operations and Technical Support. Our UX Business has technical support and certification operations to support our products:

•	We provide training, technical support and integration services to pay TV service providers who license our products.

•	We operate the internet-based services required for our service offerings including data delivery, search, recommendation, advertising, device management and media recognition.

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We provide broadcast delivery of television programming data and advertising to UXs on TVs and set-top-boxes in major European markets and in Japan. In North America, we deliver similar programming and advertising data via the internet.

•	We support our customers with porting and engineering services to ensure our interactive program guides and DVRs operate properly.

•	We provide customer care for UX and DVR customers to resolve data, advertising and consumer functional issues.

We group our Connected Car business into three categories based on the products delivered to our customers: HD Radio, Automotive Connected Media, and In-Cabin Monitoring Solutions.

HD Radio. HD Radio is the only digital terrestrial broadcast system approved by the Federal Communications Commission (“FCC”) for AM/FM radio in the U.S., offering additional channels, crystal-clear sound and advanced data services with no subscription fees. HD Radio enables a high-quality in-vehicle radio experience with innovative features and digital capabilities such as real time traffic and weather updates.

HD Radio technology enables digital AM/FM broadcast radio, creating significant benefits to all participants in the radio broadcasting ecosystem. HD Radio is supported by more than 2,300 radio stations, including 98 of the top 100 stations in the top 10 U.S. radio markets. Furthermore, we believe HD Radio provides compelling advantages to consumers over traditional radio as listeners enjoy upgraded audio quality, expanded content choices, content information (such as song and artist names) and new digital services.

Our HD Radio technology is incorporated into a number of our automotive partners’ products, including vehicles from Acura, Audi, BMW, Ford, Honda, Hyundai, Tesla, and Toyota, among many others.

DTS AutoStage. DTS AutoStage is our comprehensive automotive infotainment offering integrating industry-leading music and audio entertainment metadata, media search and discovery and our DTS premium audio solutions. DTS AutoStage is a global system that enables car makers to utilize a single platform to deliver an enhanced radio experience across different analog and digital broadcast systems deployed regionally. Utilizing an internet protocol connection installed in a vehicle, DTS AutoStage delivers an innovative analog AM/FM and digital (DAB and HD Radio) experience by pairing broadcast programming with internet protocol-delivered content. Daimler launched the first series of automobiles featuring the DTS AutoStage platform in September 2020.

DTS AutoSense In-Cabin Monitoring (“ICM”). Built upon our legacy as a pioneer in computational imaging solutions, DTS AutoSense includes driver monitoring systems (“DMS”) and occupant monitoring systems (“OMS”) to enable a full suite of detection and analysis products for automakers. These technologies enable state-of-the-art attentiveness assessment and fatigue detection for the driver as well as in-cabin monitoring and customization options, based on occupant detection and analysis.

Platform Solutions

Platform Solutions provides industry-leading technology that enable extraordinary experiences as consumers find, watch, and enjoy their favorite media entertainment on connected devices.

Platform Solutions includes the TiVo Stream OS, our evolving proprietary media operating system, consumer devices that leverage the TiVo Stream OS (TiVo Stream 4K), future potential consumer devices that leverage the TiVo Stream OS (Connected TVs, Connected Cars.), and the monetization of TiVo Stream OS.

TiVo Stream OS is monetized through ad supported video content displayed on TiVo Stream OS client connected devices; subscription video-on-demand, vMVPD service bounties and revenue shares facilitated by TiVo Stream OS client connected devices; on screen display advertisements on TiVo Stream OS client connected devices; data licensing of anonymous behavior data sourced from TiVo Stream OS client connected devices, off-platform ads leveraging TiVo Stream OS client connected device data, and other opportunities on device clients that connect to and leverage TiVo Stream OS.

Revenue in this category will be driven primarily by expanding the active footprint of client connected devices utilizing the TiVo Stream OS (Footprint), increasing user engagement with media via the TiVo Stream OS (Content), and successfully executing monetization tactics (Monetization).

Platform - TiVo Stream OS

TiVo Stream OS leverages the key technologies and services that enable consumers to easily find their favorite media entertainment across an increasingly fragmented content service provider landscape. TiVo Stream OS is built upon 25+ years of media technology development learnings, servicing 20 million+ TiVo DVR service households.

TiVo Stream OS enables ubiquitous footprint scale required by content service providers, advertisers, and other ecosystem partners; drives platform consumer engagement by leveraging proprietary content discovery, display, and delivery technologies; and serves as a control mechanism to ensure extraordinary experience quality for consumers.

TiVo Stream OS provides ubiquitous footprint scale across client connected devices by creating and deploying uniform micro services across multiple endpoints to direct device provisioning, account management, firmware updates, media discovery, voice services, content service provider integration, ad delivery, usage reporting, and other future needs. Upon integration of a content service provider’s media catalogue and service with TiVo Stream OS, it is rapidly deployed across multiple client-connected devices with minimal customization. Additionally, advertisers -can plan campaigns across multiple client-connected devices to reach their intended audiences leveraging TiVo Stream OS singular ad delivery service.

TiVo Stream OS drives industry-leading consumer engagement by delivering rich metadata, personalization, natural language understanding and voice control, and content integration services. TiVo Stream OS provides client connected devices rich metadata including imagery and content descriptors, inviting consumers to continually engage with media. TiVo Stream OS provides industry leading content recommendations based on AI-defined insights encouraging consumers to continually discover their next new favorite. These insights are derived from client-connected device anonymous behavioral data combined with multiple on-device and off-device contextual variables. TiVo Stream OS provides best-in-class voice services and natural language understanding providing customers and effortless navigation and media discovery experience. This voice technology is media platform optimized, based on proprietary AI-produced insights derived from an entertainment-based knowledge graph. TiVo Stream OS uniquely brings services from long time partners such as Netflix, Disney, Sling, and YouTubeTV, among others and seamlessly integrates local TV, free ad-based TV and the most popular AVOD and SVOD and vMVPD services. This enables users to experience content across all sources without having to navigate in and out of OTT service apps increasing viewership time and decreasing discovery time.

TiVo Stream OS ensures extraordinary experiences for consumers through content neutrality and user customization. By providing the right content at the right time to the right user, the overall experience for that user is extraordinary and increases the likelihood that the user will actively engage with the device more often and for longer time periods. TiVo Stream OS supports user driven content personalized on client connected devices by empowering users to select only their relevant popular services. Once a service is selected that embedded content available on that service is made available in recommendations, search, or a classic grid guide extraordinarily resolving the fragmented and complex media entertainment landscape by bringing content of all formats, including movies, and TV, into a single discovery experience.

Devices – TiVo Stream 4K

TiVo Stream 4K is a best-in-class streaming media player that currently leverages components of TiVo Stream OS with market-leading networking, video and sound technologies to provide a powerful hardware platform on which TiVo Stream OS can operate to upgrade any screen with an HDMI connection to a smart, connected device. TiVo Stream 4K is sold via online and traditional retail channels as well as through broadband partners seeking to provide a vMVPD service and streaming media player bundled offerings to their customers.

TiVo Stream 4K empowers consumers to confidently navigate an increasingly fragmented and complex entertainment landscape, bringing content of all formats, including movies, TV, into a single experience with more end-user customization to control their entertainment bundles. TiVo Stream 4K enables Xperi to rapidly test and deploy new TiVo Stream OS features and functionality.

Focusing on consumer engagement, TiVo Stream 4K boasts rich metadata including imagery and content descriptors; industry leading content recommendations based on AI-defined insights; best in class voice services and natural language understanding; and universal discovery with seamless integration of linear, live and streaming programming including long time partners such as Netflix, Disney, Sling, and YouTubeTV, among others.

Devices – TiVo Stream OS for TV

TiVo Stream OS for TV is a Linux-based SmartTV operating system that leverages TiVo Stream OS technologies, features, and capabilities. We expect the TiVo Stream OS platform for Smart TVs to launch sometime in 2023 or 2024.

TiVo Stream OS for TVs leverages TiVo Stream OS micro services to direct device provisioning, account management, firmware updates, media discovery, voice services, content service provider integration, ad delivery, usage reporting, and other future needs. It also leverages TiVo Stream OS content onboarding and rapid delivery process to rapidly deploy a content service provider’s media catalogue and services with minimal customization. Lastly, it leverages TiVo Stream OS singular ad delivery service to plan and execute campaigns to reach intended TiVo Stream OS for TVs users.

TiVo Stream OS for TVs will be monetized through ad supported video content; subscription video on demand and vMVPD service bounties and rev shares; on screen display advertisements; branded buttons on remotes; data licensing of anonymous behavior data; off-platform connected tv ads campaigns leveraging anonymous behavior data, and other yet to be determined opportunities.

As the TiVo Stream OS for TVs footprint increases, the inventory of FAST and AVOD services such as our own TiVo+ network increases and provides a robust opportunity to monetize this unique connected TV advertisement inventory. This inventory is further enriched based on anonymous user behavioral data collected from the SmartTVs. TiVo Stream OS for TVs will be licensed as a software-as-a-service to consumer electronic OEMs and will include the right to monetize all or part of the end user content engagement over the life of the product. For Tier 2 and Tier 3 Smart TV OEMs, TiVo Stream OS will provide a platform to participate in the fast-growing Connected TV monetization value chain with scale and cross platform end user insight not available to OEMs on a standalone basis.

Monetization - TiVo Stream OS

TiVo Stream OS is primarily monetized through video or display advertisement impressions; subscription video on demand and pay tv service bounties and revenue shares; TV viewership data licensing; off-platform connected TV ads; and other opportunities on device clients that connect to and leverage TiVo Stream OS.

Maximizing TiVo Stream OS scale via the client connected device footprint expansion and robust consumer engagement on client connected devices drives increased platform monetization opportunities. As the platform scales, we are monetizing through the following vehicles:

•	Ad Supported Content: The sale of ad inventory on services, including our own TiVo+ and certain third-party AVOD services.

•	SVOD and MVPD Services: Revenue shared by SVOD and virtual MVPD services on new user subscriptions activated or re-activated through our OS platform.

•	Home Screen Ad Placements: Ad placements on the TiVo Stream OS platform’s home screen by streaming services, studios, and other consumer brands.

•	Data Licensing: Revenue from advertisers, advertising agencies, and networks to license data generated from TiVo platforms to inform their ad buying decisions.

•	Off-Platform Ads: We will take household IDs from the TiVo Stream OS platform and use those IDs to target on other media sources.

Monetization – TV Viewership Data

TiVo offers TV viewership data with program airings data for millions of households. Broadcasters, MVPDs, content producers, advertising agencies and advertisers that utilize our TV Viewership Data can activate subscribers’ TV viewership alone or in combination with third-party data sources using industry-leading data safe havens to target promotions and advertising directly, or through third-party viewer segments, to monetize their subscriber customer base.

Monetization – Advertising Solutions

TiVo provides advertisers with nationwide or regionally targeted advertising on our various owned or operated devices. Advertisers place ads in a variety of display formats in both traditional linear television and digital advertising for internet delivered content, seamlessly incorporated into the user interface. Utilizing our Personalized Content Discovery platform, we also target content promotions as ‘paid search’ by directly including the sponsored content in user interface’s recommended content carousel. We work with service providers bundling their non-TiVo advertising inventory with our native inventory, thereby giving us a more significant national footprint.

Competition

Consumer Electronics

Audio. Our audio licensing products face competition from other third-party providers of similar solutions as well as internal engineering and design groups among industry IC provider and consumer electronics manufacturers.

Our primary competitor is Dolby Laboratories, which develops and markets, among other things, high-definition audio products and services. Dolby’s long-standing market position, brand, business relationships, resources and inclusion in various industry standards provide it with a strong competitive position.

In addition to Dolby, we compete in specific product markets with companies such as Fraunhofer IIS and various other consumer electronics product manufacturers. Many of these competitors have a wide variety of strengths that afford them competitive advantages, such as longer operating histories, greater resources, greater name recognition, or the ability to offer their technologies for a lower price or for free. We have historically competed effectively against these competitors due in part to position our brand as a premium offering that contains superior proprietary technology, the quality of our customer service, our inclusion in industry standards and our industry relationships.

Connected Car

Our HD Radio and DTS AutoStage solutions face competition from subscription-based digital service providers such as Sirius/XM, Pandora, Gracenote, and other digital audio and data service providers.

Our in-cabin monitoring technologies broadly compete with other image processing software vendors targeting the automotive industry, such as SmartEye and Seeing Machines, as well as engineering and design groups of tier one automotive suppliers that seek to provide similar technologies by employing different approaches with their internal teams.

Pay-TV

There are a number of companies that produce and market advanced media solutions such as UXs, interactive program guides, DVRs, search, recommendation, natural language voice, metadata, and advanced data and analytics in the various formats which compete, or we believe will compete, with our products and services over time. Principal competitive factors include brand recognition and awareness, product and service functionality, innovation, ease of use, personalization, content access and availability, mobility and pricing. While we are competitive across this range of factors, we believe our primary competitive differentiation includes our ability to integrate all of our products to create unique value to our customers and the depth and breadth of product offerings.

Our Platform faces competition from companies such as Synamedia, MediaKind, Kudelski, Enghouse Systems Limited, and from solutions developed by multiple system operators (“MSOs”) such as Comcast X1 and Liberty Global plc’s Horizon Media, which have created competing products that provide user interface software for use on set-top-boxes and CE and mobile devices. Such companies may offer more economically attractive agreements to service providers and CE manufacturers by bundling multiple products together. We face competition for our Pay-TV product offerings from customers who choose to build their own interactive program guide and DVR solutions. We believe that we provide a strong alternative to “do-it-yourself,” as we have innovative, high-quality products ready to be implemented, with local and network DVR, integrated data distribution infrastructure and content, as well as third-party services (such as VOD services). We differentiate our products by continuing to integrate our broad portfolio of products into a suite of solutions and services for our customers. We believe our solutions speed our customers’ time to market, can be deployed at a lower cost than internally-built products, and are superior to “do-it-yourself” products.

Video Metadata. In metadata, we compete with other providers of entertainment-related content metadata such as Gracenote (a subsidiary of Nielsen Holdings plc) and Ericsson Group’s Red Bee Media, as well as a number of local metadata providers. While we do not believe that our competitors’ metadata sets offer the same comprehensive breadth of focus on media exploration, discovery, and management in as many regions of the world as we do, they present competition to our metadata business for each of their areas of focus.

Platform Solutions

TV Audience Data. We collect and analyze audience research data in an area where companies such as comScore, Inc. and Nielsen Holdings plc and other online data analytics companies compete for research spend from advertisers, advertising agencies and television networks. Other large companies are also focusing resources in this area including Comcast, Facebook, Inc. and Alphabet, Inc.’s Google business. Many of our existing customers are investing in significant platforms to enable their businesses with these capabilities. We believe that there is a significant opportunity for us as an independent data and technology provider, with proprietary access to critical data assets associated with consumers’ engagement with entertainment media.

The TiVo Stream 4K competes against products with on-demand OTT streaming capabilities offered by internet CE manufacturers. For example, many CE manufacturers have television or internet-enabled streaming devices for accessing video over the internet such as Apple TV, Amazon Fire TV, Google Chromecast and Roku. TVs with integrated streaming capabilities from manufacturers such as Samsung, Vizio and LG also represent competition to our Stream 4K.

Stream OS. For Stream OS, we compete for SmartTV platform support with Roku, Alphabet, Inc’s GoogleTV and Amazon’s FireTV. We believe the overall OTT streaming market growth, our differentiated end user solution and our more inclusive business model for Tier 2 and Tier 3 SmartTV OEMs represents an opportunity where we can establish a strong niche position.

In approaching content owners, advertiser and ad agencies to participate in the Stream OS platform, we will be competing with the same platforms and TV OEMs operating their own TVOS such as Samsung, Vizio and LG. In this fast-expanding Connected TV advertising market, we believe our cross-platform data insight from Pay-TV and Stream OS households will allow us to create and promote a unique and compelling offering for advertisers.

Over time, we expect to see new competitors and other competing technologies emerge.

Intellectual Property Portfolio

We operate in an industry in which innovation, investment in new ideas and protection of our intellectual property rights are critical for success. We protect our innovations and inventions through a variety of means, including but not limited to applying for patent protection domestically and internationally.

At the time of the distribution we anticipate having approximately XXXX United States issued patents and XXX patent applications, as well as approximately XXXX foreign issued patents and XXX patent applications. The last of the issued patents to expire is in [2041].

To facilitate our separation and distribution and allow our and Adeia’s operations to continue with minimal interruption, we expect to enter a series of intellectual property license agreements. For more information, see the section entitled “Certain Relationships and Related Party Transactions.”

Property

We lease our principal corporate headquarters in San Jose, California with approximately 127,000 square feet, where we house administrative, sales, marketing and research and development personnel. We also own a building in Calabasas, California with approximately 89,000 square feet, which houses administrative, sales, marketing and research and development personnel. We also lease facilities in other locations, including Canada, China, India, Japan, Mexico, Poland, Republic of Ireland, Romania, Singapore, South Korea, Taiwan, the United Kingdom and the United States. We believe that our existing space is adequate for our current operations. We believe that suitable replacement and additional space, to the extent needed, will be available in the future on commercially reasonable terms.

Human Capital Resources

The opportunities for our success and growth depend in large part on our ability to attract, develop, and retain a talented and engaged workforce. In particular, we are competing for technical talent and we need to offer not only robust and attractive compensation packages but also provide broad opportunities for our employees to make an impact, grow, and develop. As of September 30, 2021, we had a global talent base consisting of approximately 1,700 full-time employees.

To enable our talent to actively contribute to – and have a positive impact on – the overall business and culture, we have developed a set of programs and initiatives that include competitive compensation and benefits offerings, skills and management development, diversity and inclusion initiatives, goal and performance management, and succession planning. In support of these efforts, our Board of Directors monitors these programs and initiatives and provides guidance and feedback as appropriate. Our goal is to provide a work environment that empowers our teams and enables them to enjoy a healthy and productive work-life balance for themselves, their families, and their community.

Our incentives are based on merit and we have a strong pay-for-performance culture. We benchmark our total rewards annually to ensure our compensation and benefit programs remain competitive with industry peers. Our compensation framework for employees reflects a combination of fixed and variable pay including base salary, bonuses, performance awards, and stock-based compensation. We offer employees benefits that vary by country and are designed to meet or exceed local laws and are competitive in the marketplace.

We invest in the career growth of our employees by providing a wide range of development opportunities, including face-to-face, virtual, social and self-directed learning, mentoring, coaching, and external development. Annual assessments are performed to identify talent needs based on department goals and to evaluate how each function is positioned from a talent perspective. We believe in the principles of a learning organization and strive to provide continuous educational opportunities for our employees. In 2020, we invested in a global online learning platform. More than 200 courses and programs have been created, offering a wide range of skill development opportunities for employees to become more knowledgeable and effective in their roles. Additionally, we also offer customized leadership and management development programs for our management teams.

We leverage our manager ecosystem, coupled with industry-standard performance management tools, to align corporate goals with employee objectives. Employees are encouraged to create and align individual, functional and team-based goals, track performance against goals, write self-evaluations, and solicit feedback.

We have demonstrated support and commitment to developing a culture of non-discrimination and embracing diversity and inclusion throughout our workforce. Our current employee resource groups represent the LGBTQ+ community, the black community, women, and veterans. We also have formed a Diversity and Inclusion council comprised of all levels of employees and senior executives. The purpose of the council is, among other things, to identify and address issues of diversity and inclusion through multiple and unique perspectives from a diverse group of our employees. In June 2020, we joined the business coalition in support of the Equality Act, a measure that supports federal legislation that would provide the same basic protections to LGBTQ+ people as are provided to other protected groups under federal law. Additionally, we comply fully with California’s board diversity legislation that requires a minimum number of female directors and directors from underrepresented communities.

We measure employee experience by collecting insight and understanding of engagement and satisfaction. We use an employee engagement survey, executive roundtables and employee focus groups to solicit input. Task forces are regularly created to identify and address gaps which result in changes to policies and practices and benefits offerings. A recent survey to assess employee well-being during the initial working-from-home period related to the COVID-19 pandemic resulted in the payment of working-from-home stipend to employees which covered certain costs associated with setting up home offices.

During the ongoing COVID-19 pandemic, we have focused on the health, safety, and well-being of our employees. We have:

•	Established office reentry guidelines consistent with CDC and local government mandates

•	Conducted a working-from-home survey to pulse check employee well-being

•	Offered various training and learning opportunities, including relevant trainings to help employees better manageremote working, childcare, social isolation and other challenges

•	Enhanced internal communications strategies using multiple vehicles such as a corporate intranet, Zoom, Slack,videos and other communication media to ensure connection and contacts with employees

•	Provided a number of well-being offerings and events, including online yoga, Headspace (a mindfulness app)

•	various online contests, and virtual happy hours.

None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We have not experienced any organized work stoppages and we consider the relationships with our employees to be positive.

Legal Proceedings

In the normal course of our business, we are involved in legal proceedings. In the past, we have litigated to enforce the terms of license agreements, to protect trade secrets, and to defend ourselves or our customers against claims of infringement or invalidity. We expect to continue to be involved in similar legal proceedings in the future. Although considerable uncertainty exists, our management does not anticipate that the ultimate disposition of these matters will have a material adverse effect on our results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to our results of operations in the period recognized.

BOARD OF DIRECTORS AND MANAGEMENT

Executive Officers Following the Distribution

The following table sets forth information regarding individuals who are expected to serve as our executive officers, including their positions, after the distribution. Additional executive officers will be selected prior to the distribution to serve as executive officers after the distribution, and information concerning those executive officers will be included in an amendment to this information statement. While some of these individuals currently serve as executive officers of Xperi, after the distribution, none of our executive officers will be executive officers of Adeia.

Name and Age	Position with [Xperi Product]	Current Positions	Other Business Experience since January 1, 20[●]

Board of Directors Following the Distribution and Director Independence

Our board of directors will be composed of                  members,                  of whom qualify as “independent” under the listing standards of [●]. The members of our board of directors will be selected prior to the distribution, and information concerning those directors will be included in an amendment to the Form 10 of which this information statement forms a part.

Committees of the Board of Directors

The composition of the committees of our board of directors will be decided prior to the distribution, and information concerning those committees will be included in an amendment to the Form 10 of which this information statement forms a part.

Audit Committee

The audit committee, which is expected to consist of                 ,                  and                 , will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.                  will serve as the chair of the committee. The audit committee will consist exclusively of members of our board of directors who are financially literate, and                  is considered an “audit committee financial expert” as defined by the SEC. Our board of directors has determined that                  and                  satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.

Compensation Committee

The compensation committee, which is expected to consist of                 ,                  and                 , will assist our board of directors in discharging its abilities relating to the compensation and benefits of our Chief Executive Officer and other executive officers (as defined in the Exchange Act), employees and non-employee directors, in a manner consistent with and in support of our business objectives, competitive practice and all applicable rules and regulations.                  will serve as the chair of the compensation committee.

Nomination and Governance Committee

The nomination and governance committee, which is expected to consist of                 ,                  and                 , will assist our board of directors in discharging its abilities relating to, among other things, providing oversight of nomination and corporate governance matters. Our board of directors has determined that                  ,                 and                  satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.                  will serve as the chair of the nomination and governance committee.

EXECUTIVE COMPENSATION

We are currently part of Xperi and not an independent company and our Compensation Committee has not yet been formed. The historical compensation shown below was determined by Xperi. Prior to the Distribution, we will continue to be a part of Xperi, and therefore, compensation of our executives will be determined based on the design and objectives of the Xperi executive compensation programs. Future compensation levels of our executives will be determined based on the compensation policies, programs and procedures to be established by the Compensation Committee that our Board will form in connection with the Distribution. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that our Named Executive Officers will receive following the Distribution, which could be higher or lower than the amounts shown below. All references in the following tables to equity awards are to equity awards granted by Xperi in respect of Xperi common stock.

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation. Accordingly, the “Named Executive Officers” for purposes of the disclosure set forth below are Jon Kirchner, who will serve as our Chief Executive Officer following the Distribution, and the expected next two highest paid executive officers, Robert Andersen, who will serve as our Chief Financial Officer following the Distribution, and Matt Milne, who will serve as our Chief Revenue Officer following the Distribution.

Summary Compensation Table

The following table summarizes the compensation of the Chief Executive Officer and the two other most highly compensated executive officers for the fiscal year ended December 31, 2020 based on compensation received from Xperi.

The reported compensation includes compensation earned pursuant to compensation programs adopted by Xperi Corporation (for Messrs. Kirchner and Andersen) and TiVo Corporation (for Mr. Milne) prior to June 1, 2020 and compensation earned under compensation programs adopted by Xperi Holding Corporation from June 1, 2020 to December 31, 2020 for all NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)	Total without Certain Merger Related Items ($)
Jon Kirchner
Chief Executive Officer	2020	629,167		7,306,046		1,005,000		63,256		9,003,469
Robert Andersen
Chief Financial Officer	2020	392,509		2,313,050		368,385		43,257		3,117,201
Matt Milne
Chief Revenue Officer	2020	444,960		1,982,615		1,201,755		9,893		3,639,223

(1)

Includes amounts deferred under the Company’s 401(k) Plan, the Xperi Corporation 401(k) Plan or the TiVo Corporation 401(k) Plan as applicable, each a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)

The dollar amount reported in the Stock Awards column is equal to the aggregate grant-date fair value of the service-based and performance-based restricted stock unit awards made during the reported fiscal year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. For service-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Company’s common stock on the date of grant. The grant date fair value of performance-based restricted stock unit awards that vest based on Company stock price appreciation was estimated utilizing the Monte Carlo valuation model, using the fair value of the Company’s common stock with the effect of market conditions on the date of grant, and assumes the performance goals will be attained at target. The grant-date fair values of the 2020 performance-based restricted stock unit awards assuming maximum attainment of the performance goals are as follow:

Grant Date Fair Value at Maximum Attainment ($)
Jon Kirchner	10,554,801
Robert Andersen	2,438,705
Matt Milne	2,090,336

The grant-date fair value for the portion of the performance-based RSUs granted to Mr. Kirchner in 2017 was determined using the closing share price of the Company’s common stock on the date of grant.

(3)

Represents the annual cash incentive compensation, which is based on the level of attainment of corporate performance goals payable under the MBO Plan (with respect to NEOs other than Mr. Milne) and under the Sales Incentive Compensation Plan for Mr. Milne.

(4)	For each of the NEOs, the amounts in the “All Other Compensation” column for fiscal year 2020 consist of the following payments and benefits paid by the Company to or on behalf of the NEOs.

Name	401(k) Employer Match ($)	Life Insurance Premiums ($)	Vacation Balance Payout ($)	Car Allowance ($)	Taxable Prizes ($)	Total ($)
Jon Kirchner	11,000	720	51,536	—	—	63,256
Robert Andersen	11,000	720	31,537	—	—	43,257
Matt Milne	8,550	815	—	—	529	9,894

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the NEOs at December 31, 2020:

Name	Grant Date	Option Awards (1)					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jon Kirchner	2/16/11	57,773	—	$43.77	2/16/21	—	—	—	—
	2/14/13	39,716	—	$19.34	2/14/23	—	—	—	—
	3/13/14	31,518	—	$19.24	3/13/24	—	—	—	—
	3/1/17	—	—	—	—	3,750	78,375	—	—
	6/1/17	—	—	—	—	33,307	696,116	—	—
	7/28/20	—	—	—	—	133,656	2,375,410	265,196	5,542,596

Name	Grant Date	Option Awards (1)					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Robert Andersen	1/2/14	39,000	—	$19.73	1/1/24	—	—	—	—
	3/1/17	—	—	—	—	7,500	156,750	—	—
	4/27/18	—	—	—	—	20,000	418,000	—	—
	3/1/19	—	—	—	—	47,662	996,136	—	—
	7/28/20	—	—	—	—	61,275	1,280,648	61,274	1,280,627
Matt Milne	3/1/14	6,370	—	$54.60	3/1/21	—	—	—	—
	3/1/17	—	—	—	—	2,275	47,548	—	—
	7/1/17	—	—	—	—	2,730	57,057	—	—
	7/1/18	—	—	—	—	6,342	132,548	—	—
	7/1/19	—	—	—	—	23,151	483,856	—	—
	7/28/20	—	—	—	—	52,521	1,097,689	52,521	1,097,689

(1)

Stock option awards have a ten-year term from the grant date for Messrs. Kirchner and Andersen and a seven-year term from the grant date for Mr. Milne. All stock option awards vest as follows: 1/4th of the shares subject to the equity awards will vest annually following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective NEO as described and referenced under the “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of this Executive Compensation section. Equity awards listed for Messrs. Kirchner and Andersen for periods prior to June 1, 2020 were granted by Xperi Corporation, and equity awards listed for Mr. Milne were granted by TiVo Corporation, all of which were assumed by the Company in connection with the Merger.

(2)

The RSU awards (other than the RSU awards granted on April 27, 2018) vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date, to the extent the NEO continues in service as an employee, consultant or director of the Company on the vesting dates. For RSU awards granted on April 27, 2018, 25% of the shares vest on the first anniversary of the grant date, then on each of March 1, 2020-2022 thereafter. All time-based restricted stock are subject to acceleration of vesting pursuant to agreements entered into with the respective NEO as described and referenced under the “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of this Executive Compensation section. Equity awards listed for Messrs. Kirchner and Andersen for periods prior to June 1, 2020 were granted by Xperi Corporation, and equity awards listed for Mr. Milne were granted by TiVo Corporation, all of which were assumed by the Company in connection with the Merger.

(3)

This value is based on the December 31, 2020 closing price of Xperi common stock of $20.90 as reported by the NASDAQ Global Select Market and for the performance-based RSUs granted to the NEOs, at 100% of target.

(4)

Represents performance-based RSUs granted to the NEOs. The performance-based RSUs are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described in the “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of this Executive Compensation section.

Pension Benefits

We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

Non-qualified Deferred Compensation

We do not offer non-qualified deferred compensation.

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

The Company provides for certain severance payments and benefits if an executive officer’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance payments and benefits if such a termination of employment occurs in connection with a change in control of the Company. Such severance payments and benefits are designed to alleviate the financial impact of an involuntary termination of employment through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. The Company believes that reasonable severance payments and benefits for those NEOs with whom we have entered into severance agreements are important because it may be difficult for these NEOs to find comparable employment within a short period of time following certain qualifying terminations of employment. The Company also believes these payments and benefits are a means of reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or a conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control payments and benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control payments and benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These arrangements are intended to be competitive within our industry and company size and are necessary to attract highly qualified individuals and encourage them to remain employed with the Company. In making the decision to extend the benefits, the Compensation Committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Employment Agreement with Jon Kirchner

Mr. Kirchner and Xperi Corporation entered into an Employment and Severance Agreement effective as of April 28, 2017 (the “Employment Agreement”) in connection with his appointment as Xperi Corporation’s CEO. The Employment Agreement superseded his then-existing severance and change in control severance arrangements.

Effective as of September 29, 2020, the Company and Mr. Kirchner entered into an amendment to the Employment Agreement. The amendment provides for the following material changes to the Employment Agreement:

•	the term was extended until June 1, 2024 (and continues to include a 12 month automatic renewal unless either party provides a timely notice of non-renewal);

•	Mr. Kirchner’s annual base salary was increased from $600,000 to $670,000;

•

Mr. Kirchner will be eligible to receive stock awards, subject to approval by the Compensation Committee of the Board of Directors of the Company, in accordance with the Company’s annual grant cycle; and

•	Mr. Kirchner will be reimbursed for reasonable attorneys’ fees incurred in connection with negotiating and executing the amendment, not to exceed $30,000.

The Compensation Committee believes that the Employment Agreement provides the Company with reasonable contractual protections and that making severance commitments to the Company’s CEO leads to stronger retention than if such payments and benefits were not offered.

The Employment Agreement provides the Company a balance of contractual protections in exchange for severance for Mr. Kirchner in the event of his termination of employment without cause and resignation for good reason, each as defined below. The Employment Agreement does not contain a single trigger provision that would generally allow him to terminate his employment because of a change of control of the Company, nor does it entitle him to payments and benefits under the Employment Agreement solely as a result of change of control of the Company. The Compensation Committee structured the Employment Agreement in this fashion because it believes he should not be eligible to such payments and benefits absent other factors, such as a termination of employment without cause or resignation for good reason.

The Employment Agreement provides that, if Mr. Kirchner’s employment is terminated by the Company without cause or if he resigns for good reason, he will be entitled to receive the following severance payments and benefits:

•	a lump sum cash payment equal to 200% of his annual base salary;

•

200% multiplied by his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination if such termination occurs more than 60 days prior to or more than 18 months following a change in control of the Company);

•	continuation of health benefits for a period of up to 24 months following the date of termination;

•

immediate acceleration of vesting of his outstanding equity awards that would have vested over the 12-month period following the date of his separation from service had he remained continuously employed during such period (with any performance awards that are eligible to be earned vesting based on performance for the fiscal year in which his termination occurs vesting at the target) (provided that if such termination occurs within 60 days prior to or within 18 months following a change in control of the Company, all of Mr. Kirchner’s unvested equity awards will vest (with performance awards vesting at target) on the later of the date of his termination or the date of the change in control); and

•	a post-termination exercise period for his outstanding stock options of 12 months from the date of termination, or, if earlier, the remaining life of the equity grants.

The post-employment payments benefits described above will be paid upon Mr. Kirchner’s execution of a general release of claims in favor of the Company and shall be subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the Employment Agreement.

Nonrenewal of the term by the Company so that the term is not extended for the additional 12 month renewal period will be deemed a termination of employment without cause and will result in the payments and benefits described above, while expiration of the term under any other circumstances will not be deemed a termination of employment without cause and will not give rise to any payments or benefits. The term of the Employment Agreement will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such 18-month period.

Severance Agreements

The Company has entered into severance agreements with Messrs. Andersen and Milne. The terms of the agreements are through September 2023 plus a one-year automatic renewal, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety. Each term may be renewed by mutual agreement between the Company and the NEO.

Each of the severance agreements provides that, if the NEO’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments and benefits:

•	a lump sum cash payment equal to 100% of the NEO’s annual base salary;

•

the NEO’s target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination); and

•	continuation of health benefits for a period of 12 months following the date of termination.

The severance payments and benefits described above will be paid upon the NEO’s execution of a general release of claims in favor of the Company and shall be subject to the NEO’s continued compliance with the confidentiality and proprietary rights covenant set forth in the severance agreement.

Change in Control Severance Agreements with Messrs. Andersen and Milne

The Company has entered into change in control severance agreements with Messrs. Andersen and Milne. The terms of the agreements are through September 2023 plus a one-year automatic renewal, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term of each agreement will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such period.

Each of the change in control severance agreements provide that, if the NEO’s employment is terminated by us without cause or if the executive resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	a lump sum cash payment equal to 100% of the NEO’s annual base salary;

•	the NEO’s target annual bonus for the calendar year in which termination occurs;

•	continuation of health benefits for a period of up to 12 months following the date of termination; and

•

immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable under their severance agreements and will be paid upon the NEO’s execution of a general release of claims in favor of the Company and shall be subject to the NEO’s continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

Defined Terms

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any material act of fraud, dishonesty or financial or accounting impropriety with respect to our

Company which results in a personal benefit to the executive, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s conviction of or plea of guilty or nolo contender to felony criminal conduct (other than moving vehicle violations), the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the Company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our Company.

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation or target bonus opportunity, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of the Employment Agreement and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the Company is a party, or the sale of all or substantially all of the Company’s assets, in either case other than a transaction that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the acquisition by any person of beneficial ownership of the Company’s securities representing more than 50% of the total combined voting power of the Company.

DIRECTOR COMPENSATION

Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding the expected compensation of [Xperi Product’s] non-employee directors following the separation will be disclosed in accordance with the rules and regulations of the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the intended separation of Xperi into two independent publicly traded companies, we and Xperi (which will, after the separation of [Xperi Product], become Adeia) will enter into certain agreements that will effect the separation of Xperi’s product and IP licensing businesses, including by providing for the allocation between us and Adeia of Xperi’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the distribution with Adeia. The following is a summary of the material terms of certain of these agreements.

Existing Agreements with Xperi

[IF APPLICABLE]

Separation Agreement

We intend to enter into the separation agreement with Xperi which will set forth our agreement with Xperi regarding the principal actions to be taken in connection with the separation, including those related to the Internal Reorganization and Business Realignment.

Among other things, the separation agreement will allocate liabilities related to or arising out of businesses and operations of Historical Xperi that were previously discontinued or divested.

Liabilities related to businesses of Historical Xperi that were previously discontinued or divested will be allocated between us and Adeia as set forth on the schedules to the separation agreement (with each of us and Adeia retaining or assuming our and its applicable allocated liabilities) and if not set forth on the schedule, such liabilities primarily related to our business and operations will be retained or assumed by us and such liabilities primarily related to Adeia’s business and operations will be retained or assumed by Adeia. To the extent a liability related to or arising out of businesses of Historical Xperi that were previously discontinued or divested is not set forth on a schedule to the separation agreement or is in excess of a to-be-determined amount set forth therein and is not primarily related to our or Adeia’s business and operations, such liability will be allocated to whichever of us or Adeia (or our respective subsidiaries) incurs or incurred the liability up to $[●] in the aggregate for each company. In the event such liabilities exceed such amount for either us or Adeia, the excess liability will be allocated to the other, subject to the aggregate cap. In the event such liabilities exceed $[●] in the aggregate for each of us and Adeia, we or one of our subsidiaries will retain or assume a to-be-determined specified percentage, and Adeia or one of its subsidiaries will retain or assume a to-be-determined specified percentage, of such excess (subject to a de minimis threshold). We have not yet finalized these percentages. These percentages will be provided in an amendment to the Form 10 of which this information statement forms a part.

It will also set forth other agreements that govern certain aspects of our relationship with Adeia following the separation and distribution. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of the agreement in an amendment to the Form 10.

Tax Matters Agreement

We intend to enter into a tax matters agreement with Xperi that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of the agreement in an amendment to the Form 10.

Employee Matters Agreement

We intend to enter into an employee matters agreement with Xperi that will set forth our agreements as to certain employment, compensation and benefits matters. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of the agreement in an amendment to the Form 10.

Intellectual Property Cross-License Agreements

We and Adeia intend to enter into an intellectual property cross-license agreement with each other, pursuant to which the parties will license to each other certain patents and trademarks owned by the party or its affiliates and necessary or useful in the other party’s business. We have not yet finalized the terms of these agreements, and we intend to include additional details on the terms of the agreements in an amendment to the Form 10.

Policies and Procedures Regarding Related Party Transactions

In connection with the spin-off, we expect that our board will adopt a written policy and procedures with respect to related party transactions, which will include specific provisions for the approval of related party transactions. Pursuant to this policy, related party transactions would include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related parties participate, the amount involved exceeds $120,000 and the related party has a direct or indirect material interest. We expect our audit committee will review: (i) potential conflict of interest situations on an ongoing basis, (ii) any future proposed transaction, or series of transactions, with related parties, and (iii) either approve or disapprove each reviewed transaction or series of related transactions with related parties.

In the event that a related party transaction is identified, such transaction will be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or rejection of such transaction.

In reviewing and approving related party transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related party transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, we expect that no member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all the outstanding shares of [Xperi Product] common stock will be owned beneficially and of record by Xperi. The following table sets forth information with respect to the expected beneficial ownership of [Xperi Product] common stock by: (1) each person who is known by us who will beneficially own more than five percent of [Xperi Product] common stock, (2) each expected director, director nominee and NEO and (3) all our expected directors, director nominees and executive officers as a group. Except as noted below, we based the share amounts on each person’s beneficial ownership of Xperi common stock on                     , 2022, giving effect to a distribution ratio of              shares of [Xperi Product] common stock for every share of Xperi common stock. Immediately following the distribution, we estimate that              million of our shares of common stock will be issued and outstanding based on Xperi common stock expected to be outstanding as of the record date. The actual number of our outstanding shares of [Xperi Product] common stock following the distribution will be determined on                     , 2022, the record date.

Security Ownership of Certain Beneficial Owners

Based solely on the information filed on Schedule 13G for the quarter ended                     , 2022, reporting beneficial ownership of Xperi common stock, we anticipate the following stockholders will beneficially own more than five percent of [Xperi Product] common stock following the distribution.

Name and Address of Beneficial Owner	Number of Shares of Xperi Common Stock	Number of Shares of [Xperi Product] common stock	Percent of Shares Outstanding

Security Ownership of Directors and Executive Officers

The following table provides information regarding beneficial ownership of our NEOs, our expected directors, director nominees and all our expected directors, director nominees and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares of Xperi Common Stock	Number of Shares of [Xperi Product] common stock	Percent of Shares Outstanding

*	Less than one percent

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a discussion of the U.S. federal income tax consequences to Xperi and Xperi stockholders in connection with the distribution. This summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This discussion assumes that the separation will be consummated in accordance with the separation agreement and as described in this information statement.

Except as specifically described below, this discussion is limited to Xperi stockholders that are “U.S. Holders,” as defined immediately below. For purposes of this discussion, a U.S. Holder is a beneficial owner of Xperi common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This discussion also does not discuss all tax considerations that may be relevant to Xperi stockholders in light of their particular circumstances, nor does it address the consequences to Xperi stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	cooperatives;

•	banks, trusts, financial institutions, or insurance companies;

•	persons who acquired shares of Xperi common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10 percent or more, by voting power or value, of Xperi’s equity;

•

holders owning Xperi common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or former long-term residents of the U.S.;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Xperi common stock through partnerships or other pass-through entities.

This discussion does not address the U.S. federal income tax consequences to stockholders who do not hold shares of Xperi common stock as a capital asset. Moreover, this discussion does not address any state, local, or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Xperi common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Treatment of the Distribution

It is a condition to the distribution that Xperi receives the Tax Opinion, in form and substance acceptable to Xperi, substantially to the effect that, among other things, the distribution and certain related transactions will qualify as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code. Additionally, Xperi has received the IRS Ruling, substantially to the effect that, among other things, the distribution will qualify as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code.

Assuming the distribution qualifies as tax-free under Section 368(a)(1)(D) and Section 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Xperi as a result of the distribution;

•	no gain or loss will be recognized by, or be includible in the income of, a Xperi stockholder solely as a result of the receipt of [Xperi Product] common stock in the distribution;

•

the aggregate tax basis of the shares of Xperi common stock and shares of [Xperi Product] common stock in the hands of each Xperi stockholder immediately after the distribution (including any fractional shares deemed received, as discussed below) will be the same as the aggregate tax basis of the shares of Xperi common stock held by such holder immediately before the distribution, allocated between the shares of Xperi common stock and shares of [Xperi Product] common stock (including any fractional shares deemed received, as discussed below) in proportion to their relative fair market values immediately following the distribution; and

•

the holding period with respect to shares of [Xperi Product] common stock received by Xperi stockholders (including any fractional shares deemed received) will include the holding period of their shares of Xperi common stock.

Xperi stockholders that have acquired different blocks of Xperi common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of Xperi common stock.

Although the IRS Ruling will generally be binding on the IRS, the IRS Ruling is based on certain facts and assumptions and certain representations and undertakings from Xperi and us that certain necessary conditions to obtain tax-free treatment under the Code have been or will be satisfied. Furthermore, as a result of the IRS’s general ruling policy with respect to distributions under Section 355 of the Code, except in limited situations, the IRS will not rule on whether a distribution satisfies certain critical requirements necessary to obtain tax-free treatment under the Code. Specifically, the IRS will not rule that the distribution was effected for a valid business purpose, that the distribution does not constitute a device for the distribution of earnings and profits or that the distribution is not part of a plan described in Section 355(e) of the Code (as discussed below). Instead, the IRS Ruling is based on representations made to the IRS by Xperi that these requirements have been established.

Xperi expects to obtain the Tax Opinion, which is expected to include a conclusion that the distribution is being effected for a valid business purpose, that the distribution does not constitute a device for the distribution of earnings and profits and that the distribution is not part of a plan described in Section 355(e) of the Code (as discussed below). The Tax Opinion will be based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and Xperi make. In rendering the Tax Opinion, Skadden also will rely on certain covenants that we and Xperi enter into, including the adherence by Adeia and us to certain restrictions on their and our future actions. The Tax Opinion will be expressed as of the date of the distribution and will not cover subsequent periods. As a result, the Tax Opinion is not expected to be issued until after the date of this information statement. Additionally, the Tax Opinion will rely on certain factual representations from Xperi as to the extent of common ownership in the stock of Pre-Merger Xperi and Pre-Merger TiVo immediately prior to the Mergers and will rely on the IRS Ruling (discussed further below). If any of the facts, representations, assumptions or undertakings described or made in connection with the IRS Ruling or the Tax Opinion are not correct, are incomplete or have been violated, the IRS Ruling could be revoked retroactively or modified by the IRS and our ability to rely on the Tax Opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

An opinion of counsel represents counsel’s best judgment based on current law and is not binding on the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all those conclusions and that a court could sustain that contrary position.

If, notwithstanding the conclusions in the IRS Ruling and those that we expect to be included in the Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under Section 368(a)(1)(D) and Section 355 of the Code for U.S. federal income tax purposes, then Xperi would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of [Xperi Product] common stock distributed to Xperi stockholders on the distribution date over Xperi’s tax basis in such stock. In addition, if the distribution is ultimately determined not to qualify as tax-free under Section 368(a)(1)(D) and Section 355 of the Code for U.S. federal income tax purposes, each Xperi stockholder that receives shares of [Xperi Product] common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of [Xperi Product] common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of Xperi’s current and accumulated earnings and profits, including Xperi’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in Xperi stock and thereafter treated as capital gain from the sale or exchange of Xperi stock.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate level taxable gain to Xperi under Section 355(e) of the Code if either we or Xperi undergoes a 50 percent or greater ownership change as part of a plan or series of related transactions that includes the distribution, potentially including transactions occurring after the distribution. Following the Mergers, and in anticipation of the distribution, Xperi sought and received the IRS Ruling, which included a ruling from the IRS regarding the proper manner and methodology for measuring the common ownership in the stock of Xperi, Pre-Merger Xperi and Pre-Merger TiVo for purposes of determining whether there has been a 50 percent or greater change of ownership under Section 355(e) of the Code. The Tax Opinion will rely on the continued validity of the IRS Ruling, as well as certain factual representations from Xperi as to the extent of the common ownership in the stock of Pre-Merger Xperi and Pre-Merger TiVo immediately prior to the Mergers. Based on the representations made by Xperi as to the common ownership in the stock of Pre-Merger Xperi and Pre-Merger TiVo immediately prior to the Mergers and assuming the continued validity of the IRS Ruling, the Tax Opinion will conclude that there was not a 50 percent or greater change of ownership in Xperi, Pre-Merger Xperi or Pre-Merger TiVo for purposes of Section 355(e). Notwithstanding the Tax Opinion and the IRS Ruling, the IRS could determine that the distribution should nevertheless be treated as a taxable transaction to Xperi if it determines that any of the facts, assumptions, representations or undertakings of Xperi is not correct or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion that are not covered by the IRS Ruling. Additionally, as discussed above, the Tax Opinion will be expressed as of the date of the distribution and will not cover subsequent periods, and thus will not cover transactions occurring after the distribution. The process for determining whether one or more acquisitions or issuances triggering the application of Section 355(e) has occurred, the extent to which any such acquisitions or issuances results in a change of ownership and the cumulative effect of any such acquisitions or issuances together with any prior acquisitions or issuances (including the Mergers) is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, Xperi would recognize taxable gain as described above, but the distribution would be tax-free to each Xperi stockholder (except for tax on any cash received in lieu of fractional shares). In certain cases, we may be required to indemnify Xperi for all or part of the tax liability resulting from the application of Section 355(e). For further details regarding our potential indemnity obligation, see the section entitled “Certain Relationships and Related Party Transactions—Tax Matters Agreement.”

A U.S. Holder that receives cash instead of fractional shares of [Xperi Product] common stock should be treated as though the U.S. Holder first received a distribution of a fractional share of [Xperi Product] common stock, and then sold it for the amount of cash. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such U.S. Holder’s Xperi common stock exceeds one year.

U.S. Treasury Regulations require certain stockholders that receive stock in a distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within 45 days after the distribution, Xperi will provide stockholders who receive [Xperi Product] common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis, and fair market value of [Xperi Product] common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

None.

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the consummation of the spin-off. The following description of certain terms of our common stock as it will be in effect upon completion of the spin-off is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. We have not yet finalized the terms of our amended and restated certificate of incorporation or amended and restated bylaws and will include expanded descriptions thereof in an amendment to this information statement. The certificate of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to the registration statement on Form 10, of which this information statement forms a part. See “Where You Can Find More Information.”

Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to [Xperi Product] and not to any of its subsidiaries.

Authorized Capital Stock

The total number of shares of capital stock which [Xperi Product] shall have authority to issue is              shares. This authorized capital stock consists of              shares of common stock and              shares of preferred stock, each having a par value of $0.001 per share. Immediately following the distribution, we expect that there will be approximately shares of [Xperi Product] common stock issued and outstanding and              shares of preferred stock will be issued and outstanding.

Common Stock

We estimate that              shares of our common stock will be issued and outstanding immediately after the spin-off, based on the number of shares of Xperi common stock that we expect will be outstanding as of the record date. The actual number of shares of our common stock outstanding following the spin-off will be determined on                ,     , the record date.

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock we will issue in connection with the spin-off will also be fully paid and nonassessable. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock will not be subject to any redemption or sinking fund provisions.

Preferred Stock

Under our amended and restated certificate of incorporation, the board of directors will be authorized, subject to limitations prescribed by the DGCL, and by [Xperi Product]‘s amended and restated certificate of incorporation, to issue up to              shares of preferred stock, par value $0.01 per share, in one or more series. The Board will have the authority, without further action by the holders of [Xperi Product]‘s common stock, subject to limitations prescribed by the DGCL and by [Xperi Product]‘s amended and restated certificate of incorporation, to issue preferred stock and fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible into, or exchangeable for shares of any other class or classes of capital stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of [Xperi Product]‘s common stock;

•	diluting the voting power of [Xperi Product]‘s common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of [Xperi Product]‘s common stock; or

•	delaying or preventing a change of control of [Xperi Product].

Anti-Takeover Effects of Various Provisions of Delaware Law and [Xperi Product]‘s Certificate of Incorporation and By-laws

Provisions of the DGCL and [Xperi Product]‘s amended and restated certificate of incorporation and by-laws could make it more difficult to acquire [Xperi Product] by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the board of directors may consider inadequate and to encourage persons seeking to acquire control of [Xperi Product] to first negotiate with the board. [Xperi Product] believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. [Xperi Product] has elected in its amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination”, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, [Xperi Product] will not be subject to any anti-takeover effects of Section 203. Certain other provisions of [Xperi Product]‘s amended and restated certificate of incorporation and by-laws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for [Xperi Product]‘s shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of the board of directors. These provisions are meant to encourage persons interested in acquiring control of [Xperi Product] to first consult with the board of directors to negotiate terms of a potential business combination or offer. [Xperi Product] believes that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long-term value of our stock or that may be otherwise unfair to its stockholders.

Size of Board and Vacancies. [Xperi Product]‘s amended and restated certificate of incorporation will provide that the number of directors on the board will be fixed exclusively by the board of directors. Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the board of directors resulting from any increase in the authorized number of directors will be filled by a majority of the board of directors then in office, provided that a quorum is present. Any other vacancy occurring on the board of directors will be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. The right of stockholders to fill vacancies on the board of directors is specifically denied. Any director elected to fill a vacancy on the board of directors not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.

Special Stockholder Meetings. [Xperi Product]‘s amended and restated certificate of incorporation will provide that special meetings of [Xperi Product] stockholders may be called at any time only by the chief executive officer or the Board pursuant to a Board resolution duly adopted by a majority of the total number of authorized directors then in office. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent. [Xperi Product]‘s amended and restated certificate of incorporation and by-laws will expressly eliminate the right of [Xperi Product]‘s stockholders to act by written consent. Stockholder action must take place at an annual or a special meeting of [Xperi Product] stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. [Xperi Product]‘s amended and restated by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board or a committee of the Board.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. [Xperi Product]‘s amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock. The authority that the Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of [Xperi Product] through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and [Xperi Product]‘s amended and restated certificate of incorporation will include such an exculpation provision. [Xperi Product]‘s amended and restated certificate of incorporation and by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of [Xperi Product], or for serving at [Xperi Product]‘s request as a director or officer or another position at another corporation or enterprise, as the case may be. [Xperi Product]‘s amended and restated certificate of incorporation and by-laws will also provide that [Xperi Product] must indemnify and advance reasonable expenses to [Xperi Product]‘s directors and officers, subject to [Xperi Product]‘s receipt of an undertaking from the indemnified party as may be required under the DGCL. [Xperi Product]‘s amended and restated certificate of incorporation will expressly authorize [Xperi Product] to carry directors’ and officers’ insurance to protect [Xperi Product], its directors, officers and certain employees for some liabilities.

[Xperi Product]‘s amended and restated certificate of incorporation and amended and restated by-laws will provide that [Xperi Product]‘s directors will not be personally liable to [Xperi Product] or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to [Xperi Product] or its stockholders;

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

The limitation of liability and indemnification provisions that will be in [Xperi Product]‘s amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against [Xperi Product]‘s directors and officers, even though such an action, if successful, might otherwise benefit [Xperi Product] and its stockholders. However, these provisions will not limit or eliminate [Xperi Product]‘s rights, or those of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, [Xperi Product] pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any [Xperi Product] directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

[Xperi Product]‘s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. [Xperi Product] may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of [Xperi Product] by means of a proxy contest, tender offer, merger or otherwise.

Listing

[Xperi Product] intends to apply to have its shares of common stock listed on the [●] under the symbol “XPER.”

Sale of Unregistered Securities

None.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for [Xperi Product]‘s common stock will be                      .

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Form 10 with the SEC with respect to the shares of [Xperi Product] common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and [Xperi Product] common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, [at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as] on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

Unless we have received contrary instructions, if multiple Xperi stockholders share an address, only one copy of this information statement is being delivered to such address. This practice, known as “householding,” is designed to reduce printing and postage costs.

We undertake to deliver promptly upon written or oral request a separate copy of this information statement to Xperi stockholders at a shared address to which a single copy of this information statement was delivered. If you are a registered Xperi stockholder, you may request such separate copy by contacting [●]. If you hold your stock with a bank or broker, you may request such separate copy by contacting                  or by calling                 . If you are a registered Xperi stockholder receiving multiple copies at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy in the future by contacting [●]. If you hold your stock with a bank or broker, contact                  at the address and telephone number provided above.

We intend to furnish holders of [Xperi Product] common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.